Exhibit 10.2

[EXECUTION]

$800,000,000

CREDIT AGREEMENT,

dated as of February 23, 2005,

among

WINN-DIXIE STORES, INC. AND CERTAIN OF ITS SUBSIDIARIES,

AS DEBTORS AND DEBTORS-IN-POSSESSION,

as the Borrowers,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS

FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the Administrative Agent and Collateral Monitoring Agent for the Lenders,

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Bookrunner

i

v

SCHEDULES AND EXHIBITS

SCHEDULE I	- Disclosure Schedule
SCHEDULE II	- Percentages; LIBO Office; Domestic Office
SCHEDULE III	- Capitalization and Ownership
SCHEDULE IV	- Fiscal Quarters of the Borrower and its Subsidiaries
SCHEDULE V	- Fiscal Years of the Borrower and its Subsidiaries
SCHEDULE VI	- Restructuring Plan
SCHEDULE VII	- Designated Officers

EXHIBIT A-1	- Form of Revolving Credit Note
EXHIBIT A-2	- Form of Swing Line Note
EXHIBIT B-1	- Form of Borrowing Request
EXHIBIT B-2	- Form of Standby Letter of Credit Issuance Request
EXHIBIT B-3	- Form of Subfacility Letter of Credit Issuance Request
EXHIBIT C	- Form of Continuation/Conversion Notice
EXHIBIT D	- Form of Compliance Certificate
EXHIBIT E	- Form of Lender Assignment Agreement
EXHIBIT F	- Form of Interim Financing Order
EXHIBIT G	- Form of Borrowing Base Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 23, 2005, is among WINN-DIXIE STORES, INC., Debtor and Debtor-in-Possession, a Florida corporation (“Winn-Dixie”), WINN-DIXIE MONTGOMERY, INC., Debtor and Debtor-in-Possession, a Florida corporation (“W-D Montgomery”), WINN-DIXIE PROCUREMENT, INC., Debtor and Debtor-in-Possession, a Florida corporation (“W-D Procurement”), WINN-DIXIE RALEIGH, INC., Debtor and Debtor-in-Possession, a Florida corporation (“W-D Raleigh”), WINN-DIXIE SUPERMARKETS, INC., Debtor and Debtor-in-Possession, a Florida corporation (“W-D Supermarkets”), DIXIE STORES, INC., Debtor and Debtor-in-Possession, a New York Corporation (“Dixie Stores” and together with Winn-Dixie, W-D Montgomery, W-D Procurement, W-D Raleigh and W-D Supermarkets, each a “Borrower” and, collectively, the “Borrowers” as hereinafter further defined), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia Bank”), as administrative agent and collateral monitoring agent for the Lenders (in such capacities, the “Agent”), and WACHOVIA CAPITAL MARKETS, LLC (“WCM”), as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”).

W I T N E S S E T H:

WHEREAS, the Borrowers and the Guarantors (as hereinafter defined) have filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (as hereinafter defined) with the Bankruptcy Court (as hereinafter defined);

WHEREAS, the Borrowers and the Guarantors have requested that the Agent and the Lenders enter into financing arrangements with the Borrowers pursuant to which the Lenders will make loans and provide other financial accommodations to the Borrowers on the terms and conditions contained herein; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein, and the Agent and Arranger is willing to act in their respective capacities as agents hereunder for the Lenders on the terms and conditions set forth herein and the other Loan Documents;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Debtor” means a Third Party Payor obligated on a Pharmacy Receivable.

“Accounts” means, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance,

which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Administrative Borrower” means Winn-Dixie in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 10.17 hereof and its successors and assigns in such capacity.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) or other equity or membership interests having ordinary voting power for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person (whether through ownership of Capital Securities, by contract or otherwise).

“Agent” means Wachovia Bank, together with its successors and assigns, including any other Person appointed as the successor Agent pursuant to Section 9.4 hereof.

“Agreement” means this Credit Agreement as hereafter amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of (a) the Base Rate in effect on such day; or (b) the Federal Funds Rate in effect on such day plus ½ of 1%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect as of the opening of business on the date of each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist.

“Applicable Amount” has the meaning specified in Section 2.1.3(b).

“Arranger” is defined in the preamble.

“Assignee Lender” is defined in Section 10.11.1.

“Assignor Lender” is defined in Section 10.11.1.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Agent, the Lenders and the Issuer pursuant to Section 5.1.2 or as updated by the Borrowers from time to time and certified in the manner provided above.

“Average Excess Availability” means, at any time, the average daily Excess Availability for the most recently ended three calendar months, in each case as determined by the Agent in good faith.

“Average Stated Amount” means, on any date and with respect to a particular Letter of Credit, the average daily maximum amount available to be drawn under such Letter of Credit.

“Bahamian Subsidiaries” means each of W-D (Bahamas) Limited, Bahamas Supermarkets Limited and The City Meat Market Limited, together with their respective successors and assigns.

“Baldwin Facility” means the two adjoining pieces of Real Property located at 15500 West Beaver Street, Jacksonville, Florida, one of which is owned by Winn-Dixie on the Closing Date and the other of which is owned by Dixon Realty Trust 1999-1 on the Closing Date.

“Baldwin Facility Mortgages” is defined in Section 5.1.14.

“Bank Accounts” means all deposit accounts, investment accounts or securities accounts in the name of or used by any Borrower or any Guarantor or any Subsidiary.

“Bankruptcy Code” means the United States Bankruptcy Code, being Title 11 of the United States Code (11 U.S.C. Sections 101-1330), as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules and regulations thereunder.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base Rate” means, at any time, the rate of interest per annum then most recently publicly announced by Wachovia Bank at its principal office in Charlotte, North Carolina as its prime rate for Dollars loaned in the United States. The parties hereto acknowledge that the Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other banks or to customers in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Blocked Account Agreement” means each blocked account agreement duly executed and delivered by any bank or financial institution, including, without limitation, Wachovia Bank, as account holder, any Borrower or any of their Subsidiaries and the Agent, pursuant to the requirements of this Agreement.

“Borrowers” means, collectively, Winn-Dixie, W-D Montgomery, W-D Procurement, W-D Raleigh, W-D Supermarkets and Dixie Stores, together with their respective successors and assigns, including any trustee or other fiduciary hereafter appointed as legal representative and any successor upon conclusion of the Chapter 11 Cases; each sometimes being referred to individually as a “Borrower”.

“Borrower Pledge Agreement” means the Pledge Agreement executed and delivered by an Authorized Officer of Winn-Dixie in favor of the Agent for the benefit of the Secured Parties, together with any supplemental Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Base” means, at any time, for the Borrowers collectively, the amount equal to:

(a) the lesser of:

(i) the amount equal to the sum of:

(A) the lesser of (1) seventy percent (70%) multiplied by the Value of the Eligible Inventory consisting of finished goods (other than Perishable Inventory) or (2) ninety percent (90%) of the Net Recovery Percentage multiplied by the Value of the Eligible Inventory consisting of finished goods (other than Perishable Inventory); plus

(B) the least of (1) seventy percent (70%) multiplied by the Value of the Eligible Inventory consisting of finished goods that is Perishable Inventory or (2) ninety percent (90%) of the Net Recovery Percentage multiplied by the Value of the Eligible Inventory consisting of finished goods that is Perishable Inventory or (3) the lesser of (x) $125,000,000 or (y) 17.86% multiplied by the Maximum Non-Leasehold Availability Amount as in effect at the time of determination or (4) the amount equal to (x) the fraction, expressed as a percentage, the numerator of which is the lesser of the amounts set forth in subclauses (1), (2) or (3) of this clause (a)(i)(B), and the denominator of which is the sum of the lesser of the amounts set forth in subclauses (1), (2) and (3) of this clause (a)(i)(B), plus the lesser of the amounts set forth in subclauses (1) or (2) of clause (a)(i)(A) above, multiplied by (y) the Value of the Eligible Inventory consisting of finished goods that is Perishable Inventory; plus

(C) the lesser of (1) the Pharmacy Scripts Availability or (2) the Pharmacy Scripts Cap; plus

(D) the lesser of (1) eighty percent (80%) multiplied by the Net Amount of Eligible Pharmacy Receivables or (2) 3.6% multiplied by the Maximum Non-Leasehold Availability Amount as in effect at the time of determination or (3) $25,000,000; plus

(E) the lesser of (1) the Real Property Availability, or (2) the lesser of (x) $30,000,000 or (y) 4.3% multiplied by the Maximum Non-Leasehold Availability Amount as in effect at the time of determination; plus

(F) the Leasehold Availability, plus

(G) the Supplemental Junior Availability; or

(ii) the Total Commitment Amount,

minus

(b) all Reserves.

The amounts of Eligible Inventory of the Borrowers shall, at the Agent’s option, be determined based on the lesser of (x) the amount of Inventory set forth in the general ledgers of the Borrowers or (y) the perpetual inventory records (by distribution center and, if any, by retail store) maintained by the Borrowers.

“Borrowing Base Assets” means Inventory, Pharmacy Scripts, Pharmacy Receivables, the Baldwin Facility and the Leasehold Property.

“Borrowing Base Certificate” is defined in Section 7.3.1(a)(iv).

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Administrative Borrower substantially in the form of Exhibit B-1 hereto.

“Business Day” means

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Charlotte, North Carolina; and

(b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate net amount of all expenditures of Winn-Dixie and its Subsidiaries made during such period for property, plant and equipment calculated in accordance with GAAP in the manner set forth in Winn-Dixie’s Consolidated Statements of Cash Flows as contained in Winn-Dixie’s annual report on Form 10-K for the 2004 Fiscal Year.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Carve-Out” shall have the meaning set forth in Section 10.21 hereof.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Agent on terms satisfactory to the Agent in an amount equal to the Stated Amount of such Letter of Credit and all related fees and other amounts.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a state thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a state thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by

(i) a corporation (other than a Subsidiary or an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or

(ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either

(i) any bank organized under the laws of the United States (or any state thereof) and which has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or

(ii) any Lender;

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

(i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or

(e) mutual funds investing only in assets described in clauses (a) through (d) of this definition.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means

(a) any “person” or “group” (as such terms are used in Rule 13d-5 of the Exchange Act, and Sections 13(d) and 14(d) of the Exchange Act) of persons (i) becomes, directly or indirectly, in a single transaction or in a related series of transactions by way of merger, consolidation, or other business combination or otherwise, the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act) of more than (A) 35% of the total voting power in the aggregate of all classes of Capital Securities of Winn-Dixie then outstanding entitled to vote generally in elections of directors of Winn-Dixie and (B) the total voting power in the aggregate of all classes of Capital Securities of Winn-Dixie held by the Davis Family, or (ii) otherwise acquires the power to direct or cause the direction of the management or policies of Winn-Dixie; provided that the acquisition by members of the Davis Family of additional Capital Securities of Winn-Dixie shall not constitute a Change in Control hereunder;

(b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Winn-Dixie (together with any new directors whose election to such Board or whose nomination for election by the stockholders of Winn-Dixie was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Winn-Dixie then in office;

(c) Winn-Dixie shall cease to be the holder and owner of 100% of the Capital Securities of each other Person who is then a Borrower, subject to the lien of the Security Agreement; or

(d) the occurrence of any “Change of Control” (or similar term) under (and as defined in) any Sub Debt Document or the Senior Unsecured Notes Documents.

“Chapter 11 Cases” means the Chapter 11 cases of Borrowers and Guarantors referred to as In re Winn-Dixie Stores, Inc., et al., Chapter 11 Case No. 05-11063, currently pending in the Bankruptcy Court.

“Closing Date” means the date on which all conditions to the effectiveness of this Agreement are satisfied, but in no event shall such date be later than May 15, 2005.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means any property purported to be pledged or with respect to which a Lien is purported to be granted pursuant to any Loan Document to secure the Obligations.

“Collateral Access Agreement” means each collateral access agreement duly executed and delivered by any landlord of the Borrowers or any of their Subsidiaries with respect to Winn-Dixie’s headquarters in Jacksonville, Florida or any leased distribution centers or warehouses pursuant to the requirements of this Agreement.

“Commitment” means, as the context may require, the Revolving Loan Commitment, the Subfacility Letter of Credit Commitment, the Standby Letter of Credit Commitment or the Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Total Commitment Amount, the Revolving Loan Commitment Amount or the Swing Line Loan Commitment Amount.

“Commitment Termination Date” means the earliest to occur of

(a) May 15, 2005 (if the Closing Date has not occurred on or prior to such date);

(b) the Stated Maturity Date;

(c) the date on which the Total Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(d) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in the preceding clauses, the Commitments shall terminate automatically and without any further action.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default described in Section 8.1.10 with respect to any Borrower; or

(b) the occurrence and continuance of any other Event of Default and either

(i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii) the giving of notice by the Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated.

“Compliance Certificate” means a certificate to be duly completed and executed by an Authorized Officer of Winn-Dixie pursuant to the terms of this Agreement, substantially in the form of Exhibit D hereto or as otherwise approved by the Agent, together with such changes thereto as the Agent may from time to time request for the purpose of monitoring the Borrowers’ compliance with the financial covenants contained herein.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate to be duly executed by an Authorized Officer of a Borrower, substantially in the form of Exhibit C hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Winn-Dixie, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor pursuant to the terms of this Agreement or the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower with any Credit Card Issuer or any Credit Card Processor (in each case, in such capacity), as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” shall mean any person (other than a Borrower) who issues or whose members issue credit or debit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Discover Financial Services, Inc.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s or Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Extension” means, as the context may require,

(a) the making of a Loan by a Lender; or

(b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

“Davis Family” means the Persons included in the joint Schedule 13(G) filing filed with the Securities and Exchange Commission on February 12, 1999, and all current or future heirs, successors and Affiliates to such Persons and all trusts or other entities established or maintained, or to be established or maintained, for the benefit of such Persons and their heirs, successors and Affiliates.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” is defined in Section 4.10.

“Default Point” means the date when either (a) an Event of Default shall have occurred under Section 8.1.10 or (b) any other Event of Default shall have occurred and the Agent and the Lenders shall have ceased making advances or extensions of credit to the Borrowers under this Agreement other than Special Agent Advances.

“Designated Officer” means each individual and type of officer listed on Schedule VII hereto, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by a Borrower with the written consent of the Agent.

“Designated Permitted Liens” means any Lien permitted pursuant to clauses (a), (c) and (f) through (l) of Section 7.2.3.

“Direction Banks” means Compass Bank and Hancock Bank of Louisiana and each other bank or financial institution that is sent a Direction Letter pursuant to the terms of this Agreement.

“Direction Letter” means each direction letter duly executed and delivered to any bank or financial institution, as account holder, pursuant to the requirements of this Agreement.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrowers with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrowers’ or their Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of related transactions.

“Dixie Stores” is defined in the preamble.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Agent and the Borrowers.

“EBITDA” means, with respect to Winn-Dixie and its Subsidiaries on a consolidated basis, for any applicable period, the sum of

(a) Net Income for such period, plus

(b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation of assets, and (v) the aggregate amount of all professional fees and expenses incurred in connection with the Chapter 11 Cases which are approved by the Bankruptcy Court and any professional fees and expenses of Lenders or Existing Lenders.

“Eligible Assignee” means each Lender, any Affiliate of a Lender, any commercial bank or other financial institution, any fund that invests in loans (and any Related Fund) and any other Person approved in writing (which approval shall not be unreasonably withheld) by the Agent with (so long as no Default has occurred and is continuing) the consent of the Borrowers (not to be unreasonably withheld or delayed).

“Eligible Borrowing Base Assets” means Eligible Inventory, Eligible Pharmacy Scripts, Eligible Pharmacy Receivables, Eligible Real Property and Eligible Leasehold Property.

“Eligible Inventory” means Inventory owned by any Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, in each case which are acceptable to the Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) raw materials and work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower’s business; (f) Inventory at premises other than those owned and controlled by any Borrower; provided that (i) as to distribution centers or warehouses which are leased by a Borrower, if the Agent shall have received a Collateral Access Agreement from the owner and lessor with respect to such distribution center or warehouse, duly authorized, executed and delivered by such owner and lessor (or the Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by the Agent), the Agent shall not exclude Inventory contained in such distribution center or warehouse from Eligible Inventory by reason of this clause (f), (ii) as to Inventory at distribution centers or warehouses which are leased by a Borrower or owned and operated by a third Person, if the Agent shall not have received a Collateral Access Agreement from the owner and lessor or operator with respect to such location, duly authorized, executed and delivered by such lessor or owner and operator (or the Agent shall have received a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by the Agent), the Agent shall not exclude such Inventory from Eligible Inventory by reason of this clause (f) and may, at its option commencing sixty (60) days from the date hereof, establish such Reserves in an amount equal to ninety

(90) days rent for such premises as the Agent shall determine, provided that in addition, if required by the Agent, in order for such Inventory at locations owned and operated by a third person to be Eligible Inventory, the Agent shall have received: (A) UCC financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance satisfactory to the Agent, which are duly assigned to the Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of the Agent, and (iii) as to retail stores which are leased by a Borrower, the Agent shall not exclude Inventory contained in such retail stores from Eligible Inventory by reason of this clause (f); (g) Inventory subject to a security interest or lien in favor of any Person other than the Agent except Designated Permitted Liens and other Liens permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to the Agent between the holder of such security interest or lien and the Agent; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of the Agent (except as to priority, to the extent of the Carve-Out); (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment, (m) pharmaceuticals, tobacco and alcohol which such Borrower is not duly licensed to sell or with respect to which such Borrower is not complying with any duly issued license, (n) Inventory located in manufacturing facilities and (o) Inventory located outside the United States of America. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by the Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of the Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible Leasehold Property” means Leasehold Property which is acceptable to the Agent based on the criteria set forth below. In general, Eligible Leasehold Property shall include Leasehold Property: (a) that is leased by a Borrower or any other Obligor; (b) that is not subject to a security interest, lien or mortgage in favor of any Person other than the Agent except Designated Permitted Liens and other Liens permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to the Agent between the holder of such security interest, lien or mortgage and the Agent; and (c) for which the Agent shall have received the following items, each in form and substance satisfactory to the Agent, if so requested by the Agent, in its sole discretion, (i) a valid and perfected first priority Leasehold Mortgage in favor of the Agent upon such Leasehold Property (subject to Designated Permitted Liens and the Carve-Out); (ii) evidence that fixture filings naming the Agent, as secured party, and the applicable Borrowers and Guarantors, as debtor, have been filed with respect to such Leasehold Property; (iii) a written appraisal with respect to such Leasehold Property, in form, scope and methodology acceptable to the Agent and performed by an appraiser acceptable to the Agent, addressed to the Agent and the Lenders and upon which the Agent and the Lenders are expressly permitted to rely; (iv) all consents, waivers, acknowledgments, agreements and approvals from other third parties which the Agent may deem necessary or desirable in order to permit, protect and perfect the Leasehold Mortgage of the Agent in any such Leasehold Property and related assets subject to the Leasehold Mortgage with respect thereto; and (v) opinions of local counsel to the Borrowers and the Guarantors in the jurisdictions where such Leasehold Property is located and such other documents as Agent may reasonably request in accordance with the policies and practices of the Agent, and (vi) such other consents, approvals, opinions, or documents as Agent may request. The criteria for Eligible Leasehold Property set forth above may only be changed and any new criteria for Eligible Leasehold Property may only be established by the Agent in good faith based on either: (A) an event, condition or other circumstance arising after the date hereof, or (B) an event, condition or other circumstance existing on the date hereof to the extent the Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (C) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of the Agent. Any Leasehold Property which is not Eligible Leasehold Property shall nevertheless be part of the Collateral.

“Eligible Pharmacy Receivables” means Pharmacy Receivables owed to any Borrower, in each case which are acceptable to the Agent based on the criteria set forth below. In general, Pharmacy Receivables shall be Eligible Pharmacy Receivables if

(a) such Pharmacy Receivables arise from the actual and bona fide sale and delivery of prescription drugs by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Pharmacy Receivables are not unpaid more than thirty (30) days after the original invoice;

(c) such Pharmacy Receivables comply with the terms and conditions contained in Section 7.3.7 of this Agreement;

(d) such Pharmacy Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent;

(e) the chief executive office of the Account Debtor with respect to such Pharmacy Receivables is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by the Agent to perfect the security interests of the Agent in those Pharmacy Receivables of an Account Debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as the Agent may request to enable the Agent as secured party with respect thereto to collect such Pharmacy Receivables under the applicable Federal or Provincial laws of Canada);

(f) such Pharmacy Receivables do not consist of progress billings (such that the obligation of the Account Debtors with respect to such Pharmacy Receivables is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices;

(g) the Account Debtor with respect to such Pharmacy Receivables has not asserted a counterclaim, defense or dispute and is not owed any amounts that may give rise to any right of setoff or recoupment against such Pharmacy Receivables (but the portion of the Pharmacy Receivables of such Account Debtor in excess of the amount at any time and from time to time owed by such Borrower to such Account Debtor or claimed owed by such Account Debtor may be deemed Eligible Pharmacy Receivables);

(h) there are no facts, events or occurrences known to any Borrower or the Agent which would impair the validity, enforceability or collectability of such Pharmacy Receivables;

(i) such Pharmacy Receivables are subject to the first priority, valid and perfected security interest of the Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those in favor of the Agent or otherwise permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to the Agent between the holder of such security interest or lien and the Agent;

(j) neither the Account Debtor nor any officer or employee of the Account Debtor with respect to such Pharmacy Receivables is an officer of any Borrower or Guarantor;

(k) the Account Debtors with respect to such Pharmacy Receivables are not Medicare, Medicaid or any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof;

(l) there are no proceedings or actions known to any Borrower or the Agent which are threatened or pending against the Account Debtors with respect to such Pharmacy Receivables which might result in any material adverse change in any such Account Debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) the aggregate amount of such Pharmacy Receivables owing by a single Account Debtor do not constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Pharmacy Receivables of Borrowers (but the portion of the Pharmacy Receivables not in excess of the applicable percentages may be deemed Eligible Pharmacy Receivables);

(n) such Pharmacy Receivables are not owed by an Account Debtor who has Pharmacy Receivables unpaid more than thirty (30) days after the original invoice which constitute more than fifty (50%) percent of the total Pharmacy Receivables of such Account Debtor;

(o) the Account Debtor is not located in (i) New Jersey, Minnesota or West Virginia or (ii) in respect of any Account Debtor that has defaulted on a Pharmacy Receivable or against which any Borrower otherwise has a claim, a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Pharmacy Receivables, in each case unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Pharmacy Receivables are owed by Account Debtors deemed creditworthy at all times by the Agent in good faith; and

(q) (i) the Borrower making the sale giving rise to such Pharmacy Receivables has a valid and enforceable agreement with the Third Party Payor providing for payment to such Borrower or such Borrower is otherwise entitled to payment under the terms of its arrangements with the insurance company that is the Third Party Payor, and such agreement and arrangements are in full force and effect and there is no default thereunder that could be a basis for such Third Party Payor to cease or suspend any payments to such Borrower (including any deductions, setoffs or defenses), (ii) the prescription drugs sold giving rise to such Pharmacy Receivables are of the type that are covered under the agreement or arrangements with the Third Party Payor and the party receiving such goods is entitled to coverage under such agreement or arrangement, (iii) the Borrower making the sale giving rise to such Pharmacy Receivables has contacted the Third Party Payor or otherwise received confirmation from such Third Party Payor that the party receiving the prescription drugs is entitled to coverage under the terms of the agreement with such Third Party Payor and the Borrower is entitled to reimbursement for such Pharmacy Receivables, (iv) the amount of such Pharmacy Receivables does not exceed the amounts to which the Borrower making such sale is entitled to reimbursement for the prescription drugs sold under the terms of such agreements or arrangements, (v) there are no contractual or statutory limitations or restrictions on the rights of the Borrower making such sale to assign its rights to payment arising as a result thereof or to grant any security interest therein, (vi) all authorization and billing procedures and documentation required in order for the Borrower making such sale to be reimbursed and paid on such Pharmacy Receivables by the Third Party Payor have been properly completed and satisfied to the extent required for such Borrower to be so reimbursed and paid and (vii) the terms of the sale giving rise to such Pharmacy Receivables and all practices of such Borrower and Guarantors with respect to such Pharmacy Receivables comply in all material respects with applicable federal, state, and local laws and regulations.

The criteria for Eligible Pharmacy Receivables set forth above may only be changed and any new criteria for Eligible Pharmacy Receivables may only be established by the Agent in good faith based on either: (A) an event, condition or other circumstance arising after the date hereof, or (B) an event, condition or other circumstance existing on the date hereof to the extent the Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (A) or (B) which adversely affects or could reasonably be expected to adversely affect the Pharmacy Receivables in the good faith determination of the Agent. Any Pharmacy Receivables that are not Eligible Pharmacy Receivables shall nevertheless be part of the Collateral.

“Eligible Pharmacy Scripts” means Pharmacy Scripts owned by any Borrower, in each case which are acceptable to the Agent based on the criteria set forth below. In general, Pharmacy Scripts shall be Eligible Pharmacy Scripts if arising and maintained in the ordinary course of the business of such Borrower and included in an appraisal of Pharmacy Scripts received by the Agent in accordance with the terms hereof, in each case which are acceptable to the Agent in good faith based on the criteria set forth below. In general, Eligible Pharmacy Scripts shall not include (a) Pharmacy Scripts for which the Borrowers’ pharmacy store computer and phone systems, in the Agent’s determination, (i) are inadequate to facilitate the sale of prescriptions to a potential purchaser and (ii) do not facilitate the transfer of pharmacy prescriptions files to a potential purchaser, (b) Pharmacy Scripts subject to a security interest or lien in favor of any Person other than the Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to the Agent between the holder of such security interest or lien and the Agent; and (c) Pharmacy Scripts that are not in a form that may be sold or otherwise transferred or are subject to regulatory restrictions on the transfer thereof that are not acceptable to the Agent in good faith. The criteria for Eligible Pharmacy Scripts set forth above may only be changed and any new criteria for Eligible Pharmacy Scripts may only be established by the Agent in good faith based on either: (A) an event, condition or other circumstance arising after the date hereof, or (B) an event, condition or other circumstance existing on the date hereof to the extent the Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (A) or (B) which adversely affects or could reasonably be expected to adversely affect the value of the Pharmacy Scripts or ability of the Agent to sell or otherwise dispose of them in the good faith determination of the Agent. Any Pharmacy Scripts that are not Eligible Pharmacy Scripts shall nevertheless be part of the Collateral.

“Eligible Real Property” means the Baldwin Facility only so long as (x) Winn-Dixie and Dixon Realty Trust 1999-1 each continue to own the parcels of such Real Property that they own on the Closing Date free and clear of any and all Liens other than Designated Permitted Liens and (y) the Agent continues to hold a perfected first priority lien over such Real Property.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“Event of Default” is defined in Section 8.1.

“Excess Availability” means, at any time, for all the Borrowers collectively, the amount, as determined by the Agent, equal to: (a) the Borrowing Base (which shall be based on the Borrowing Base Certificate most recently provided by the Borrowers pursuant to Section 7.3.1(a)(iv) and acceptable to the Agent) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Outstandings minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose Obligations of any Borrower arising pursuant to any guarantees in favor of the Agent and Lenders of the Obligations of the other Borrowers or any Letter of Credit Outstandings), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Outstandings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of June 29, 2004, by and among the Borrowers, the Existing Lenders, Wachovia Bank, as administrative agent and collateral agent, certain other agents and arrangers and WCM as sole lead arranger and sole bookrunner (as heretofore amended or otherwise modified).

“Existing Lenders” means the various financial institutions and other Persons from time to time party to the Existing Credit Agreement.

“Existing Lenders Lien Release Date” means the date that the Final Financing Order becomes a Final Order.

“Existing Letters of Credit” means the letters of credit issued by Wachovia Bank to or for the account of the Borrowers pursuant to the Existing Credit Agreement.

“Existing Loan Documents” means, collectively, the Existing Credit Agreement together with all documents, instruments, notes, guarantees, mortgages and agreements executed and delivered by the Borrowers and the Guarantors in connection therewith.

“Existing Loans” means, collectively, the Existing Revolving Loans and the Existing Swing Line Loans.

“Existing Revolving Loans” means the revolving loans made by the Existing Lenders to the Borrowers pursuant to the Existing Credit Agreement.

“Existing Swing Line Loans” means the swing line loans made by Wachovia Bank, as swing line lender, to the Borrowers pursuant to the Existing Credit Agreement.

“Farm Products” shall mean crops, livestock, supplies used or produced in a farming operation and products of crops or livestock and including farm products as such term is defined in the Food Security Act and the UCC.

“Farm Products Sellers” shall mean, collectively, sellers or suppliers to any Borrower or Guarantor of any farm product (as such term is defined in the Food Security Act and the UCC) and including any milk or dairy products, perishable agricultural commodity (as defined in PACA) or livestock (as defined in the PSA), meat, meat food products or livestock products derived therefrom or any poultry or poultry products derived therefrom; sometimes being referred to herein individually as a “Farm Products Seller”.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Wachovia Bank from three federal funds brokers in the national federal funds market of recognized standing selected by it.

“Fee Letter” means the confidential letter, dated of even date herewith, by and among WCM, Wachovia Bank and Winn-Dixie.

“Filing Statements” is defined in Section 5.1.8.

“Final Financing Order” means a Financing Order that is a Final Order entered in the Chapter 11 Cases after notice and a final hearing pursuant to Rule 4001(c) of the Federal Rules of Bankruptcy Procedure and applicable local rules.

“Final Order” means an order or judgment of the Bankruptcy Court duly entered on the docket of the Bankruptcy Court that (a) has not been modified or amended without the consent of the Agent and the Lenders, or vacated, reversed, revoked, rescinded, stayed or appealed from, except as the Agent and the Lenders may otherwise specifically agree, (b) with respect to which the time to appeal, petition for certiorari, application or motion for reversal, rehearing, reargument, stay, or modification has expired, (c) no petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for a writ of certiorari with respect thereto has been filed or granted or the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order or judgment was appealed and (d) is no longer subject to any or further appeal or petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for any writ of certiorari with respect thereto or further judicial review in any form.

“Financial Advisor” means a financial advisor to assist in the projections, financial and operating plans of the Borrowers, and any successor financial advisors that may be appointed from time to time by the Borrowers, in each case as shall be acceptable to the Agent (it being understood that XROADS LLC is acceptable to the Agent).

“Financing Order” means the Interim Financing Order and such other interim, final, permanent and/or supplemental orders entered by the Bankruptcy Court after notice pursuant to Section 364 of the Bankruptcy Code relating thereto or authorizing the granting of credit by the Agent and the Lenders to the Borrowers, including the Final Financing Order.

“Fiscal Month” means each four week fiscal period of Winn-Dixie and its Subsidiaries, beginning with the first four weeks of each Fiscal Year.

“Fiscal Quarter” means each fiscal quarter of Winn-Dixie and its Subsidiaries as set forth on Schedule IV hereto (as such Schedule IV shall be supplemented to include any fiscal quarters of Winn-Dixie and its Subsidiaries occurring after the 2007 Fiscal Year upon the request of the Agent).

“Fiscal Year” means, for the period commencing on June 28, 2000 through the 2007 Fiscal Year, each fiscal year of Winn-Dixie and its Subsidiaries as set forth on Schedule V hereto (as such Schedule V shall be supplemented to include any fiscal years of Winn-Dixie and its Subsidiaries occurring after the 2007 Fiscal Year upon the request of the Agent); reference to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2004 Fiscal Year”) refers to the Fiscal Year ending in June of such calendar year.

“Food Security Act” shall mean the Food Security Act of 1984, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Food Security Act Notices” shall have the meaning set forth in Section 6.36 hereof.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a state (or the District of Columbia) thereof executed and delivered by Winn-Dixie or any of its Material Subsidiaries pursuant to the terms of this Agreement, in form and substance satisfactory to the Agent, as may be necessary or desirable under the laws of organization or incorporation of a Material Subsidiary to further protect or perfect the Lien on and security interest in any Collateral (as defined in a Pledge Agreement).

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Fronting Fee” means, with respect to any Letter of Credit, a fronting fee in an amount equal to 0.25% per annum multiplied by the Average Stated Amount of such Letter of Credit.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Agreement” means the Guarantee Agreement executed and delivered by an Authorized Officer of each Borrower and Guarantor, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantors” means, collectively, the Borrowers, the Subsidiary Guarantors and any other Person that now or hereafter executes and delivers to the Agent the Guarantee Agreement and each other Obligor that has executed and delivered a guarantee to the Agent with respect to the Obligations, which shall in any event include all Material Subsidiaries, together with their respective successors and assigns, including any trustee or other fiduciary hereafter appointed as legal representative and any successor upon conclusion of the Chapter 11 Cases; each sometimes being referred to individually as a “Guarantor”.

“Hazardous Material” means

(a) any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act; or

(c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Health Care Laws” shall mean all Federal, State and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, applicable any Borrower or Guarantor, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987 and HIPAA.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower

(a) which relates to the limited scope of examination of matters relevant to such financial statement; or

(b) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“In Store Cash” means cash on hand held in retail stores, including, without limitation, in registers, vaults and automatic teller machines.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net Hedging Obligations of such Person;

(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, as to which a dispute exists and appropriate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) obligations arising under Synthetic Leases;

(h) all obligations evidenced by preferred stock (or other Capital Securities convertible into preferred stock) which pursuant to its terms could (at the request of the holders thereof or otherwise) be subject to mandatory sinking fund payments, redemption or other acceleration rights; and

(i) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Initial Leasehold Appraisal” shall mean the written appraisal of the Eligible Leasehold Property required to be delivered under Section 7.3.8(a).

“Initial Leasehold Appraisal Date” shall mean the date which is five (5) Business Days after Agent receives the Initial Leasehold Appraisal required to be delivered under Section 7.3.8(a).

“Initial Monthly Projections” is defined in Section 7.1(e).

“Initial Weekly Projections” is defined in Section 7.1(d).

“Insurance Captive” means WIN General Insurance Company, a South Carolina insurance captive.

“Interco Subordination Agreement” means the Subordination Agreement, executed and delivered by various Obligors and delivered to Agent on or about the date hereof, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Interest Expense” means, for any applicable period, without duplication, the aggregate interest expense accrued or paid (without prior accrual), net of interest income received, during such period by the Borrowers and their Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrowers may select in their relevant notices pursuant to Section 2.3 or 2.4; provided, however, that

(a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Interim Financing Order” means the order entered by the Bankruptcy Court on or about the date hereof in the form of Exhibit F hereto, with such changes thereto as may be approved by the Agent in good faith.

“Inventory” means, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” means, relative to any Person,

(a) any loan, advance or extension of credit made by, or payment under any Contingent Liability entered into by, such Person to or for the benefit of any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; and

(b) any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“ISP Rules” is defined in Section 10.9.

“Issuance Request” means, in the case of Subfacility Letters of Credit, a Subfacility Letter of Credit Issuance Request and, in the case of Standby Letters of Credit, a Standby Letter of Credit Issuance Request.

“Issuer” means Wachovia Bank in its capacity as Issuer of the Subfacility Letters of Credit and the Standby Letters of Credit. At the request of Wachovia Bank and with the Borrower’s consent (not to be unreasonably withheld), another Lender or an Affiliate of Wachovia Bank may issue one or more Subfacility Letters of Credit or Standby Letters of Credit hereunder and thereby also become an “Issuer” hereunder.

“Leasehold Availability” means (a) prior to the Leasehold Availability Effective Date, the Maximum Leasehold Availability Amount, and (b) from and after the Leasehold Availability Effective Date, the lesser of (i) the Maximum Leasehold Availability Amount or (ii) an amount equal to fifty (50%) percent of the “net orderly liquidation value” of the Eligible Leasehold Property as set forth in the Initial Leasehold Appraisal; provided, that, such amount may be reduced or increased (but in no event shall the Leasehold Availability be increased to an amount greater than the Leasehold Availability as in effect on the Leasehold Availability Effective Date) based on the appraised “net orderly liquidation value” of such Leasehold Property in any subsequent appraisal. For purposes of this definition, the term “net orderly liquidation value” is as determined pursuant to the applicable appraisal using the method based on net present value of positive rent spread (where it exists) between current “as-is” market rents minus underlying lease contract rents, through all option periods, not to exceed 20 years, less projected “downtime occupancy carry costs” all as calculated in such appraisal.

“Leasehold Availability Effective Date” shall mean the date that the Agent, after the Initial Leasehold Appraisal Date, advises the Borrowers in writing that the criteria set forth in the definition of Eligible Leasehold Property have been satisfied.

“Leasehold Availability Percentage” means the percentage, expressed as a fraction, the numerator of which is the Leasehold Availability and the denominator of which is the sum of the Leasehold Availability and the lesser of (a) Maximum Non-Leasehold Availability Amount and (b) Non-Leasehold Availability.

“Leasehold Mortgages” is defined in Section 7.1.16.

“Leasehold Property” means, with respect to any Person, such Person’s present and future leasehold estate in any Real Property.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit E hereto.

“Lenders” is defined in the preamble, and includes any Person that becomes a Lender pursuant to Section 10.11.1.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Agent, any Lender or the Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrowers or any of their Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrowers’ or any of their Subsidiaries’ or any of their respective predecessors’ properties;

(b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;

(c) any violation or claim of violation by the Borrowers or any of their Subsidiaries of any Environmental Laws; or

(d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrowers or any of their Subsidiaries, or in connection with any property owned or formerly owned or leased or operated by the Borrower or any of its Subsidiaries.

“Letter of Credit” means a Standby Letter of Credit or a Subfacility Letter of Credit, as the case may be.

“Letter of Credit Outstandings” means Standby Letter of Credit Outstandings and/or Subfacility Letter of Credit Outstandings, as the case may be.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a LIBO Rate Loan, the rate per annum determined by the Agent (rounded upward to the nearest 1/16th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page or such rate is for any reason not available thereon, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a LIBO Rate Loan, either (a) the rate per annum determined by the Agent (rounded upward to the nearest 1/16th of 1%) appearing on Reuters Screen LIBO Page (or, if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the nearest 1/16th of 1%) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, on the second full Business Day preceding the first day of such Interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Agent or its designee is offered Dollar deposits at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBO Rate Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBO Rate Loan to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 or 3740 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates which Dollar deposits are offered by leading banks in the London interbank deposit market).

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
	(Reserve Adjusted)	1.00 - Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrowers and the Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan Documents” means, collectively, this Agreement, the Notes, the Standby Letters of Credit, the Subfacility Letters of Credit, each Rate Protection Agreement, the Fee Letter, the Guarantee Agreement, each Collateral Access Agreement, each Blocked Account Agreement, each agreement pursuant to which the Agent is granted a Lien to secure the Obligations (including the Pledge Agreements, the Security Agreement, each Mortgage and each Leasehold Mortgage), and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Loans” means, as the context may require, a Revolving Loan and/or a Swing Line Loan of any type.

“Majority Accounts” means those Bank Accounts held by Majority Account Banks.

“Majority Account Banks” means each bank or financial institution listed in Item 6.25(b) of the Disclosure Schedule.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, revenues, financial condition, operations or prospects of Winn-Dixie and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under this Agreement, any Security Document, any other Loan Document or any Financing Order, or (c) the ability of any Obligor to perform its Obligations under any Loan Document; it being understood that the commencement of the Chapter 11 Cases, any defaults under agreements which defaults have no effect under the terms of the Bankruptcy Code as a result of the commencement thereof, reduction in payment terms by suppliers, increase in PACA claims and reclamation claims shall not be deemed a material adverse effect or a failure of a condition.

“Material Contracts” means all contracts to which Winn-Dixie or any of its Subsidiaries is a party and which have been disclosed in Winn-Dixie’s public filings as material contracts.

“Material Subsidiary” means Dixon Realty Trust 1999-1 and each U.S. Subsidiary (other than the Insurance Captive) now existing or hereafter acquired or formed, and each successor thereto, which (a) accounts for more than five (5%) percent of (i) the consolidated gross revenues of Winn-Dixie and its Subsidiaries, or (ii) the consolidated assets of Winn-Dixie and its Subsidiaries, or (b) together with all other U.S. Subsidiaries not otherwise deemed a “Material Subsidiary” hereunder, accounts for more than ten (10%) percent of such consolidated gross revenues, or consolidated assets described in clause (a) hereof, in each case, as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to clause (a) or (b) of Section 7.1.1, financial statements have been, or are required to have been, delivered by Winn-Dixie, and in any event includes all of the Subsidiaries listed in Item 6.8(b) of the Disclosure Schedule.

“Maximum Leasehold Availability Amount” means, as of the date hereof, $100,000,000. From and after the Leasehold Availability Effective Date, Maximum Leasehold Availability means $100,000,000, minus the Supplemental Junior Availability.

“Maximum Non-Leasehold Availability Amount” means $700,000,000.

“Medicaid” shall mean the health care financial assistance program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.

“Medicare” shall mean the health care financial assistance program under Title XVIII of the Social Security Act.

“Monthly Payment Date” means the last day of each calendar month, or, if any such day is not a Business Day, the next succeeding Business Day.

“Monthly Projections” is defined in Section 7.1(e).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust, leasehold mortgage or agreement for each of the Properties executed and delivered by any Obligor in favor of the Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement, in form satisfactory to the Agent, under which a Lien is granted on the Real Property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Net Amount of Eligible Pharmacy Receivables” means, as to any Borrower, the gross amount of the Eligible Pharmacy Receivables of such Borrower less sales, excise or similar taxes, and less returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counter claims, disputes and other defenses of any name at any time issued, owing, granted, outstanding, available or claimed and less any other fees or charges.

“Net Disposition Proceeds” means, with respect to a Permitted Disposition (other than a Permitted Disposition under clause (c) of Section 7.2.11) of the assets of any Borrower or any of their U.S. Subsidiaries (other than the Insurance Captive), the excess of

(a) the gross cash proceeds received by any Borrower or any of their Subsidiaries from any Permitted Disposition, less

(b) the sum of

(i) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions, payments required to be made in connection with such Permitted Disposition under any lease or other contractual obligation permitted under this Agreement and other out-of-pocket expenses and disbursements (including but not limited to closing costs) actually incurred in connection with such Permitted Disposition which have not been paid to Affiliates or Subsidiaries of the Borrowers; and

(ii) all Taxes actually paid, assessed or estimated by the Borrowers (in good faith) to be payable in connection with such Permitted Disposition;

provided, however, that if, after the payment of all Taxes with respect to such Permitted Disposition, the amount of estimated or assessed Taxes, if any, pursuant to clause (b)(ii) above exceeded the Taxes actually paid in cash in respect of such Permitted Disposition, the aggregate amount of such excess shall be immediately payable, pursuant to clause (b) of Section 3.1.1, as Net Disposition Proceeds.

“Net Income” means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains but including extraordinary losses) which would be included as net income on the consolidated financial statements of Winn-Dixie and its Subsidiaries for such period, excluding to the extent included in such net income (a) income or losses from operations that are discontinued, gains or losses in respect of assets that are Disposed of and facilities that are closed, in each case in connection with the Restructuring Plan or any other restructuring plan approved by the Agent in its discretion and (b) without duplication with clause(a), for Fiscal Year 2005, Fiscal Year 2006 and Fiscal Year 2007, non-recurring restructuring and other non-recurring charges and a non-recurring inventory write-down relating to Dispositions and facility closings in connection with the Restructuring Plan or any other restructuring plan approved by the Agent in its discretion up to an aggregate amount (for all three Fiscal Years) not to exceed $400 million, and (c) the goodwill impairment as set forth in the September 22, 2004 Form 10-Q for Winn-Dixie.

“Net Recovery Percentage” means in respect of Inventory, the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory of the Borrowers at such time on a “going out of business sale” basis as set forth in the most recent acceptable appraisal of Inventory received by the Agent in accordance with Section 7.3.2 net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Eligible Inventory subject to such appraisal.

“Net Sale and Leaseback Proceeds” means, with respect to any Permitted Sale and Leaseback Transaction, the excess of

(a) the gross cash proceeds received by Winn-Dixie or any of its Subsidiaries from such Permitted Sale and Leaseback Transaction, less

(b) the sum of

(i) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and other out-of-pocket expenses and disbursements actually incurred in connection with such Permitted Sale and Leaseback Transaction which have not been paid to Winn-Dixie or any of its Subsidiaries; and

(ii) all Taxes actually paid, assessed or estimated by Winn-Dixie or any of its Subsidiaries (in good faith) to be payable in connection with such Permitted Sale and Leaseback Transaction;

provided, however, that if, after the payment of all Taxes with respect to such Permitted Sale and Leaseback Transaction, the amount of estimated or assessed Taxes, if any, pursuant to clause (b)(ii) above exceeded the Taxes actually paid in cash in respect of such Permitted Sale and Leaseback Transaction, the aggregate amount of such excess shall be immediately payable, pursuant to clause (f) of Section 3.1.1, as Net Sale and Leaseback Proceeds.

“Non-Excluded Taxes” means any Taxes in respect of any Loan Document or the accrual or payment of any amounts or income thereunder, or any Secured Party’s execution, delivery or performance of its obligations thereunder, other than net income and franchise Taxes, imposed with respect to any Secured Party (a) under the laws under which such Secured Party is organized or in which it maintains its applicable lending office or (b) as a result of a connection between such Secured Party and the relevant taxing jurisdiction other than solely by reason of such Lender’s having executed, delivered or performed its obligations, or having earned or received interest, any other payment or any income, under any Loans or any of the Loan Documents.

“Non-Leasehold Availability” means the amount equal to the sum of the sublimits set forth in clauses (a)(i)(A) through (a)(i)(E), inclusive, of the definition of Borrowing Base.

“Non-Leasehold Availability Percentage” means the percentage, expressed as a fraction, the numerator of which is the lesser of (a) Non-Leasehold Availability and (b) the Maximum Non-Leasehold Availability Amount, and the denominator of which is the sum of the Leasehold Availability and the lesser of (i) Non-Leasehold Availability and (ii) Maximum Non-Leasehold Availability Amount.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means, as the context may require, a Revolving Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of each Borrower and each other Obligor arising under or in connection with a Loan Document, including the principal of and premium, if any, and interest on the Loans and all Reimbursement Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the conversion or dismissal of the Chapter 11 Cases, or before, during or after the confirmation of any plan of reorganization in the Chapter 11 Cases (and including any principal, interest, fees, costs, expenses and other amounts owed to the Agent and the Lenders by the Borrowers or the Guarantors in the Chapter 11 Cases or any similar case or proceeding, whether or not allowed).

“Obligor” means, as the context may require, each Borrower and each other Person (other than a Secured Party) obligated under any Loan Document.

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Other Permitted Investments” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States (or any agency thereof to the extent such obligations are supported by the full faith and credit of the United States), maturing not more than one year after such time;

(b) any repurchase agreement that is secured by a fully perfected security interest in any obligation of the type described in clause (a), (d), (e) or (f) of this definition, so long as the market value of the collateral deposited to secure such repurchase agreement shall have a market value at all times of not less than 101% of the face value of such repurchase agreement;

(c) tax exempt general obligations and revenue secured instruments of United States state and local governments rated A2 or higher by Moody’s or A or higher by S&P;

(d) bankers’ acceptances eligible for purchase or discount with the Federal Reserve System;

(e) any certificate of deposit or time deposit which matures not more than two years after such time and which is issued by any bank organized under the laws of United States (or any state thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000;

(f) commercial paper which is issued by finance, industrial, utility, bank holding companies and state and local governments with ratings Prime-1 or Prime-2 by Moody’s and A-1+, A-1 or A-2 by S&P;

(g) corporate bonds rated by Moody’s and S&P with an average rating of at least A and maturing not more than two years after such time;

(h) mutual funds investing only in the above assets; provided that only up to $30,000,000 of such Investments shall constitute Other Permitted Investments, unless such mutual fund solely owns government securities for non-overnight investments;

(i) master notes of a bank organized under the laws of the United States (or any state thereof) or a United States government agency, in each case, which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, with limits authorized for each specific note, in all cases maturing not more than two years after such time; and

(j) asset backed securities maturing not more than two years after such time, collateralized by credit card receivables or other loans which are rated AAA or higher by both Moody’s and S&P; provided that only up to $20,000,000 of such securities issued by any single issuer shall be considered Other Permitted Investments.

“Other Taxes” means any and all stamp, documentary, mortgage recordation or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

“Participant” is defined in Section 10.11.2.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor pursuant to the terms of this Agreement or the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Date” means a Quarterly Payment Date except that if Excess Availability falls below $125,000,000 at any time, Payment Date shall mean a Monthly Payment Date at all times thereafter.

“PACA” shall mean the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Winn-Dixie or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means the applicable percentage set forth opposite each Lender’s name on Schedule II hereto under the Total Commitment column or set forth in a Lender Assignment Agreement under the Total Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11.1. A Lender shall not have any Total Commitment if its percentage under the Total Commitment column is zero.

“Perishable Inventory” means Inventory included in the following categories as reported by the Borrowers consistent with past practice: bakeries, produce, floral, dairy, fresh seafood, meat and deli.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by any Borrower or any Subsidiary from any Person of a business or of all or substantially all of the assets or of all of the Capital Securities of any Person (or any division thereof) in which the following conditions are satisfied:

(a) immediately before and after giving effect to such acquisition, no Default shall have occurred and be continuing or would result therefrom (including under Sections 7.2.1 and 7.2.4);

(b) Winn-Dixie shall have delivered to the Agent, in form and substance satisfactory to the Agent, (i) a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition giving pro forma effect to the consummation of such acquisition and any Borrowings necessary in connection therewith and evidencing compliance with the covenants set forth in Section 7.2.4; (ii) the most recent annual and interim financial statements for the Person being acquired and related statements of income and cash flows showing positive cash flows for the preceding fiscal year of such Person, (iii) detailed forecasts of cash flows for the Person being acquired forecasting positive future cash flows and (iv) new detailed projections for Winn-Dixie and its Subsidiaries through the Stated Maturity Date giving pro forma effect to such acquisition, based on assumptions satisfactory to the Agent and demonstrating pro forma compliance with all financial covenants contained in this Agreement, including those contained in Section 7.2.4, in each case, prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1 and in form reasonably satisfactory to the Agent, provided that Winn-Dixie shall not be required to comply with this clause (b) in respect of any acquisition of a single retail store or any acquisition of a series of up to twenty (20) related retail stores (whether through the acquisition of Capital Securities or assets) to the extent that such acquisitions of retail stores (the “Retail Store Acquisitions”) do not exceed $25,000,000 (excluding inventory) in the aggregate during any Fiscal Year;

(c) concurrently with the consummation of such acquisition, the Borrowers will have complied with the requirements of Section 7.1.8, including that the documentation for such acquisition shall permit the Agent to obtain a Lien thereon to the extent provided in Section 7.1.8; and

(d) such acquisition shall be in the same line of business as that engaged in by Winn-Dixie and its Subsidiaries as of the Closing Date.

“Permitted Disposition” means a sale, disposition or other conveyance of assets (including Capital Securities of a Subsidiary) by any Borrower or any of its Subsidiaries pursuant to clause (b) or (c) of Section 7.2.11.

“Permitted Lien” means a Lien permitted pursuant to Section 7.2.3.

“Permitted Sale and Leaseback Transaction” means a transaction by any Borrower or any of its Subsidiaries permitted pursuant to the proviso to Section 7.2.15.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pharmacy Receivables” means as to each Borrower and each Guarantor, all present and future rights of such Borrower and Guarantor to payment from a Third Party Payor arising from the sale of prescription drugs by such Borrower or Guarantor (it being understood that the portion of the purchase price for such prescription drugs payable by the purchaser of such prescription drugs or any Person other than a Third Party Payor shall not be deemed to be a Pharmacy Receivable).

“Pharmacy Scripts” means as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned or hereafter existing or acquired retail customer files (including prescriptions for retail customers and other medical information related thereto) maintained by the retail pharmacies of Borrowers and Guarantors, wherever located.

“Pharmacy Scripts Availability” means an amount equal to a percentage of the “net orderly liquidation value” of the Eligible Pharmacy Scripts based on the appraisal thereof received by the Agent prior to the Closing Date (using such methodology or methodologies as may be acceptable to the Agent), net of estimated liquidation expenses, costs and commissions, such percentage to equal thirty-five percent (35%), which percentage shall be reduced by one percent (1%) at the end of each Fiscal Month occurring after the Closing Date until such percentage has been reduced to twenty-five percent (25%); provided, however, that the Pharmacy Scripts Availability may be reduced, at the Agent’s option in good faith, to reflect (a) any sales of Eligible Pharmacy Scripts, (b) reductions in the number of prescriptions, the average volume of prescriptions being filled or the average dollar amount of prescription values, (c) any change in the mix of the types of payors with respect to prescriptions, (d) any statutory or regulatory changes after the date hereof that adversely affect the transferability of the Pharmacy Scripts or (e) any other changes to the factors identified in any appraisal that adversely affect the amount that may be recovered by the Agent from the sale or other disposition of the Pharmacy Scripts; provided further that the amount of any such reduction shall have a reasonable relationship to the event, condition or other matter which is the basis for such reduction as determined by the Agent in good faith.

“Pharmacy Scripts Cap” means, at any time of determination, an amount equal to an amount equal to $35,000,000, which amount shall be reduced by $1,000,000 at the end of each Fiscal Month occurring after the Closing Date until such amount has been reduced to $25,000,000.

“Pledge Agreement” means, as the context may require, the Borrower Pledge Agreement, each Subsidiary Pledge Agreement and each other document pursuant to which a pledge may be created by the owners of Capital Securities of Winn-Dixie or any of Winn-Dixie’s Subsidiaries to the Agent for the benefit of the Lenders (including any Foreign Pledge Agreement), in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Pledged Subsidiary” means each Material Subsidiary in respect of which the Agent has been granted a security interest in or a pledge of (a) any of the Capital Securities of such Subsidiary or (b) any intercompany notes of such Material Subsidiary owing to Winn-Dixie or another Subsidiary.

“Pre-Petition Lender Carve Out” shall have the meaning as set forth in the Financing Orders.

“Process Agent” is defined in Section 10.15.

“Processor Letter” means any direction letter duly executed and delivered by any Obligor to any Credit Card Issuer or Credit Card Processor of the Obligors, pursuant to the requirements of this Agreement, in form and substance satisfactory to Agent.

“Properties” means those properties listed in Item 7.1.15(b) of the Disclosure Schedule.

“PSA” shall mean the Packers and Stockyard Act of 1921, 7 U.S.C. Section 181 et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, collectively, any interest rate swap, cap, collar or similar agreement entered into by any Borrower or any of their Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Real Property” means, with respect to any Person, such Person’s present and future right, title and interest (including, without limitation, any leasehold estate) in

(a) any plots, pieces or parcels of land;

(b) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interest described in clauses (a) and (b) being the “Premises”);

(c) any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto; and

(d) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clause (c) above.

“Real Property Availability” means an amount equal to fifty-five percent (55%) of the fair market value of the Eligible Real Property, as set forth in the most recent acceptable appraisal of such Real Property received by the Agent in accordance with Section 7.3.8 hereof; provided, that, the Real Property Availability shall be reduced on the last day of each Fiscal Month, commencing on the last day of the first full Fiscal Month after the Closing Date, by an amount equal to the initial Real Property Availability divided by ninety-one (91).

“Records” means, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other Person).

“Refunded Swing Line Loans” is defined in clause (b) of Section 2.3.2.

“Register” is defined in clause (b) of Section 2.7.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Related Fund” means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans and is controlled by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means a “release”, as such term is defined in CERCLA.

“Replaced Lender” is defined in Section 4.11.

“Replacement Lender” is defined in Section 4.11.

“Reports” is defined in Section 9.11.

“Required Lenders” means, at any time,

(a) prior to the date of the making of the initial Credit Extensions hereunder, Lenders having at least a majority of the Commitments; and

(b) on and after the date of the making of the initial Credit Extensions hereunder, Lenders holding at least a majority of the Total Exposure Amount.

“Reserves” means, as of any date of determination, such amounts as the Agent may from time to time establish and revise in good faith, without duplication, reducing the amount of Revolving Loans,

Subfacility Letter of Credit Outstandings and Standby Letter of Credit Outstandings that would otherwise be available to the Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by the Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, (i) the Eligible Borrowing Base Assets or any other property which is security for the Obligations or its value, (ii) the assets, business, financial condition or prospects of any Borrower or Obligor or (iii) the security interests and other rights of the Agent or any Lender in the Eligible Borrowing Base Assets or any other property which is security for the Obligations (including the enforceability, perfection and priority thereof), including, without limitation, subject to clause (f) below, the maximum amount of any indebtedness or claim which may have a lien or administrative claim upon property of the estate of the Borrowers or the Guarantors superior to or on a parity with the lien and security interest or administrative claim of the Agent or the Lenders therein or thereon (including the Carve-Out to the extent provided in clause (f) below), (b) to reflect the Agent’s good faith belief (whether based on the receipt or discovery of new information, any change, occurrence or development with respect to previously furnished information, or otherwise) that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to the Agent is, has become or may have been incomplete, inaccurate or misleading in any material respect, (c) to fully reflect Subfacility Letter of Credit Outstandings to the extent provided in Section 2.1.2 hereof, (d) to fully reflect Standby Letter of Credit Outstandings to the extent provided in Section 2.1.3 hereof, (e) to fully reflect (i) past due payables which are outstanding more than sixty (60) days past the invoice date as of such time, (ii) past due accruals which are outstanding more than sixty (60) days past the receipt of Inventory related to such accrual as of such time, in excess of $10,000,000, (iii) past due rent payments which are outstanding more than thirty (30) days past due as of such time and (iv) without duplication, the amount of checks issued but not sent by the Borrowers to pay such payables, accruals and rent payments, in each case other than (A) payables, accruals or rent payments which are being contested by a Borrower in good faith and (B) past due payables and accruals in respect of which a Reserve has been established pursuant to clause (1) below, (f)(i) to reflect the Carve-Out in the event that Excess Availability is less than $150,000,000 or if Excess Availability is equal to or greater than $150,000,000, to reflect the amount by which the Carve Out is greater than $5,000,000, and/or (ii) to reflect any claims that are senior to, or pari passu with, the claims of Agent and Lenders in the Chapter 11 Cases in the event that Excess Availability is less than $150,000,000 or if Excess Availability is equal to or greater than $150,000,000, to reflect the amount by which such claims are greater than $5,000,000, (g) to fully reflect any dividends declared in accordance with the proviso to Section 7.2.6(b), (h) to fully reflect the net obligations of any Borrower or any of its Subsidiaries under each Rate Protection Agreement, (i) to fully reflect write-ups or write-downs in value with respect to currency exchange rates and/or payments, and/or (j) in respect of any state of facts which the Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at the Agent’s option in good faith, be established, without duplication, to take into account: (1) liabilities of any Borrower to any Person that is entitled to receive the benefit of a security interest or trust pursuant to the PACA, the PSA, the Food Security Act, any law relating to dairy products or any other similar law, (2) dilution with respect to the Pharmacy Receivables (based on the ratio of the aggregate amount of non-cash reductions in Pharmacy Receivables for any period to the aggregate dollar amount of the prescription drug sales of Borrowers for such period) as calculated by the Agent for any period that is or is reasonably anticipated to be greater than five (5%) percent, (3) a reduction in the value of the Eligible Leasehold Property either as the result of the sale or other disposition thereof or otherwise, but in any event, with respect to a reserve established against Leasehold Availability, only to the extent that such reduction has not been reflected in a reduction in the Leasehold Availability pursuant to any appraisal of the Eligible Leasehold Property, and (4) any indemnities, guaranties or other reimbursement agreements or obligations by the Agent in favor of any Person in connection with or with respect to any cash management arrangements or any Rate Protection Agreements. To the extent the Agent (a) has reflected in the lending formulas used to establish the Borrowing Base any circumstance, condition, event or contingency in a manner satisfactory to the Agent or (b) may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for any of the Eligible Borrowing Base Assets so as to address any circumstances, condition, event or contingency in a manner satisfactory to the Agent, in each case the Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Agent in good faith.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of any Borrower or any Subsidiary which do not contain mandatory redemption provisions) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, repurchase or other acquisition of any class of Capital Securities of any Borrower or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of any Borrower or any Subsidiary or otherwise.

“Restricted Subsidiary” shall have the meaning ascribed thereto in the Senior Unsecured Notes Indenture.

“Restructuring Plan” means the restructuring plan of Winn-Dixie attached hereto as Schedule VI.

“Retail Store Acquisitions” is defined in the definition of “Permitted Acquisitions”.

“Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to clause (a) of Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, $800,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Revolving Loans” is defined in clause (a) of Section 2.1.1.

“Revolving Note” means a promissory note of Borrowers payable to any Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, amended and restated, extended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Issuer, the Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

“Securities Control Agreement” means a securities control agreement duly executed and delivered by (a) in respect of securities entitlements, any securities intermediary, any Borrower or any of their subsidiaries and the Agent, in form and substance satisfactory to the Agent, or (b) in respect of uncertificated securities, any issuer, any Borrower or any of their subsidiaries and the Agent, in form and substance satisfactory to the Agent.

“Security Agreement” means the Security Agreement, dated of even date herewith, executed and delivered by an Authorized Officer of each Borrower and Guarantor in favor of the Agent for the benefit of the Secured Parties, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Pledge Agreement, each Mortgage, each Leasehold Mortgage and each Guarantee Agreement; each sometimes being referred to individually as a “Security Document” as the context may require.

“Senior Unsecured Notes” means Winn-Dixie’s 8 7/8% Senior Unsecured Notes due 2008 issued for gross cash proceeds of $300,000,000 on March 29, 2001, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.12.

“Senior Unsecured Notes Documents” means, collectively, the Senior Unsecured Notes Indenture, the Senior Unsecured Notes and each of the other loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements executed and delivered in connection with or pursuant to the Senior Unsecured Notes Offering, as amended, supplemented, amended, restated and otherwise modified from time to time in accordance with Section 7.2.12.

“Senior Unsecured Notes Indenture” means the Indenture, dated as of March 29, 2001, between Winn-Dixie and the Trustee, pursuant to which the Senior Unsecured Notes were issued, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.12.

“Senior Unsecured Notes Offering” means the issuance of the Senior Unsecured Notes.

“Social Security Act” shall mean the Social Security Act, 92 U.S.C. §§1396, et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Special Agent Advances” is defined in Section 2.1.1.

“Standby Letter of Credit” is defined in Section 2.1.3.

“Standby Letter of Credit Commitment” means, with respect to the Issuer, such Issuer’s obligation to issue Standby Letters of Credit pursuant to Section 2.1.3 and, with respect to each Lender, the obligations of each such Lender to participate in such Standby Letters of Credit pursuant to Section 2.6.1.

“Standby Letter of Credit Issuance Request” means a Standby letter of Credit request and certificate to be duly executed by an Authorized Officer of a Borrower pursuant to the terms of this Agreement, substantially in the form of Exhibit B-2 hereto.

“Standby Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Standby Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of Standby Letters of Credit.

“Stated Amount” means, on any date and with respect to a particular Letter of Credit or Standby Letter of Credit, the total amount then available to be drawn under such Letter of Credit or Standby Letter of Credit in Dollars.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” that is the earliest to occur of (i) the date which is two (2) years after the date hereof, (ii) the date of the effectiveness of a plan of reorganization for the Borrowers and the Guarantors in the Chapter 11 Cases, (iii) the last termination date set forth in the Interim Financing Orders, unless the Final Financing Order has been entered prior to such date, and in such event, then the last termination date set forth in the Final Financing Order (unless sooner terminated by the Agent or the Lenders pursuant to the terms hereof or pursuant to any Financing Order), or (iv) at the option of the Agent, or at the direction of the Required Lenders, at any time (after giving notice to the Administrative Borrower and providing such other notices as may be required under the terms of the Financing Orders) on or after an Event of Default.

“Sub Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees or other instruments and agreements evidencing the terms of any Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

“Subfacility Letter of Credit” is defined in Section 2.1.2.

“Subfacility Letter of Credit Commitment” means, with respect to the Issuer, such Issuer’s obligation to issue Subfacility Letters of Credit pursuant to Section 2.1.2 and, with respect to each Lender, the obligations of each such Lender to participate in such Subfacility Letters of Credit pursuant to Section 2.6.1.

“Subfacility Letter of Credit Issuance Request” means a Subfacility Letter of Credit request and certificate to be duly executed by an Authorized Officer of a Borrower pursuant to the terms of this Agreement, substantially in the form of Exhibit B-3 hereto.

“Subfacility Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Subfacility Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of Subfacility Letters of Credit.

“Subordinated Debt” means any unsecured Indebtedness of Winn-Dixie bearing a market rate of interest and subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms satisfactory to the Agent.

“Subordination Provisions” is defined in Section 8.1.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Winn-Dixie.

“Subsidiary Borrowers” means, collectively, W-D Montgomery, W-D Procurement, W-D Raleigh, W-D Supermarkets and Dixie Stores, together with their respective successors and assigns, including any trustee or other fiduciary hereafter appointed as legal representative and any successor upon conclusion of the Chapter 11 Cases; each sometimes being referred to individually as a “Subsidiary Borrower”.

“Subsidiary Guarantors” means, collectively, each Subsidiary that has executed and delivered to the Agent the Guarantee Agreement or a supplement thereto, together with their respective successors and assigns, including any trustee or other fiduciary hereafter appointed as legal representative and any successor upon conclusion of the Chapter 11 Cases; each sometimes being referred to individually as a “Subsidiary Guarantor”.

“Subsidiary Pledge Agreement” means the Pledge Agreement to be executed and delivered by each U.S. Subsidiary, if any, that in turn has any Material Subsidiaries that are U.S. Subsidiaries in favor of the Administration Agent for the benefit of the Secured Parties, pursuant to the terms of this Agreement, together with any supplemental Foreign Pledge Agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Substitute Lender” is defined in clause (f) of Section 10.11.1.

“Supplemental Junior Availability” means the amount equal to the lesser of (a) twenty-five (25%) percent of the “net orderly liquidation value” of Eligible Leasehold Property as set forth in the Initial Leasehold Appraisal or (b) $100,000,000 minus the Leasehold Availability or (c) $25,000,000. The Supplemental Junior Availability shall be determined on the Leasehold Availability Effective Date. For purposes of this definition, the term “net orderly liquidation value” is as determined pursuant to the applicable appraisal using the method based on net present value of positive rent spread (where it exists) between current “as-is” market rents minus underlying lease contract rents, through all option periods, not to exceed 20 years, less projected “downtime occupancy carry costs” all as calculated in such appraisal.

“Swing Line Lender” means, subject to the terms of this Agreement, Wachovia Bank.

“Swing Line Loan” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment” is defined in clause (b) of Section 2.1.1.

“Swing Line Loan Commitment Amount” means, on any date, $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Swing Line Note” means a promissory note of a Borrower payable to the Swing Line Lender, substantially in the form of Exhibit A-2 hereto (as such promissory note may be amended, amended and restated, extended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of such Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Syndication Agent” is defined in the preamble.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Rate Protection Agreements have been terminated and all Commitments shall have terminated or expired.

“Third Party Payor” shall mean any private health insurance company that is obligated to reimburse or otherwise make payments to pharmacies who sell prescription drugs to eligible patients under any insurance contract with such private health insurer.

“Total Commitment Amount” means the Revolving Loan Commitment Amount.

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the amount of the Total Letter of Credit Outstandings and the unfunded amount of the Commitments.

“Total Letter of Credit Commitment Amount” means, on any date, a maximum amount of $300,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Total Letter of Credit Outstandings” means, at any given time, the aggregate amount of all Subfacility Letter of Credit Outstandings and all Standby Letter of Credit Outstandings.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor pursuant to the terms of this Agreement or the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Trustee” means Wilmington Trust Company.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof, or the District of Columbia, in each case which is not a Subsidiary of a Foreign Subsidiary.

“Value” means, as determined by the Agent in good faith with respect to Inventory, the cost of such Inventory computed on a first-in/first-out basis in accordance with GAAP, provided that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include: (a) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower, (b) the portion of the value of Inventory in an amount equal to such Borrower’s accrued liability for gift certificates or (c) the portion of the value of Inventory in an amount equal to such Borrower’s shrink reserve, mark downs and dated inventory reserves as reflected in the Borrower’s reporting consistent with past practice and any related accruals deemed reasonably necessary by the Agent.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wachovia Bank” is defined in the preamble.

“WCM” is defined in the preamble.

“W-D Montgomery” is defined in the preamble.

“W-D Procurement” is defined in the preamble.

“W-D Raleigh” is defined in the preamble.

“W-D Supermarkets” is defined in the preamble.

“Weekly Projections” is defined in Section 7.1(d).

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by Winn-Dixie.

“Winn-Dixie” is defined in the preamble.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, the Disclosure Schedule and each notice or communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements of Winn-Dixie and its Subsidiaries as contained in Winn-Dixie’s annual report on Form 10-K for the Fiscal Year ended June 30, 2004. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for Winn-Dixie and its Subsidiaries, in each case without duplication.

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE

PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION 2.1 Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuer severally agree to make Credit Extensions as set forth below.

SECTION 2.1.1 Revolving Loan Commitment and Swing Line Loan Commitment. From time to time on any Business Day occurring from and after the Closing Date but prior to the Commitment Termination Date,

(a) each Lender severally agrees that it will make loans (relative to such Lender, its “Revolving Loans”) to the Administrative Borrower for the account of the applicable Borrower equal to such Lender’s Percentage of the aggregate amount of each Borrowing of Revolving Loans requested by any Borrower (or the Administrative Borrower on behalf of a Borrower) to be made on such day; provided that, in any event, (i) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding at any one time shall not exceed the Borrowing Base at such time, (ii) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding at any one time based on Non-Leasehold Availability shall not exceed the Maximum Non-Leasehold Availability Amount at such time, and (iii) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding at any one time based on Leasehold Availability shall not exceed the Maximum Leasehold Availability Amount at such time;

(b) the Swing Line Lender agrees that it will make loans (its “Swing Line Loans”) to the Administrative Borrower for the account of the applicable Borrower equal to the principal amount of the Swing Line Loan requested by any Borrower (or the Administrative Borrower on behalf of a Borrower) to be made on such day; provided that, in any event, (i) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding at any one time shall not exceed the Borrowing Base at such time and (ii) the aggregate principal amount of Swing Line Loans outstanding at any one time shall not exceed the Swing Line Loan Commitment Amount. The Commitment of the Swing Line Lender described in this clause is herein referred to as its “Swing Line Loan Commitment”;

(c) the Agent may, in its discretion, from time to time, upon not less than five (5) days prior notice to the Administrative Borrower (or, if an Event of Default has occurred and is continuing, no prior notice to the Administrative Borrower), reduce the lending formula(s) with respect to Borrowing Base Assets to the extent that the Agent determines in good faith that the liquidation value of the Borrowing Base Assets or any category thereof has decreased, including any decrease attributable to a change in the nature, quality, turnover or mix of the Borrowing Base Assets. The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by the Agent in good faith. In determining whether to reduce the lending formula(s), the Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Inventory, Eligible Pharmacy Scripts, Eligible Pharmacy Receivables, Eligible Real Property or Eligible Leasehold Property, as the case may be, or in establishing Reserves, provided that, to the extent the Agent has established Reserves to address any circumstances, condition, event or contingency in a manner satisfactory to the Agent, the Agent shall not reduce the lending formulas for the same purpose.

(d) in the event that (i) the aggregate principal amount of the Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding exceeds the Borrowing Base, (ii) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings based on Eligible Inventory consisting of finished goods that is Perishable Inventory exceeds the sublimit set forth in clause (a)(i)(B)(3) of the definition of Borrowing Base, (iii) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings based on Eligible Pharmacy Scripts exceeds the sublimit set forth in clause (a)(i)(C)(2) of the definition of Borrowing Base, (iv) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings based on Eligible Pharmacy Receivables exceeds the sublimit set forth in clause (a)(i)(D) of the definition of Borrowing Base, (v) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings based on Eligible Real Property exceeds the sublimit set forth in clause (a)(i)(E)(2) of the definition of Borrowing Base, (vi) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding based on Non-Leasehold Availability exceeds the Maximum Non-Leasehold Availability Amount, (vii) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding based on Leasehold Availability exceeds the Maximum Leasehold Availability Amount, (viii) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding based on clause (a)(i)(G) of the definition of Borrowing Base exceeds the Supplemental Junior Availability, (ix) the Total Letter of Credit Outstandings exceeds the Total Letter of Credit commitment, (x) the aggregate amount of the Subfacility Letter of Credit Outstandings exceeds the Subfacility Letter of Credit Commitment Amount, or (xi) the aggregate amount of the Swing Line Loans exceeds the Swing Line Loan Commitment Amount, in each case such event shall not limit, waive or otherwise affect any rights of the Agent or the Lenders in such circumstances or on any future occasions and the Borrowers shall immediately repay to the Agent the entire amount of any such excess(es) for which payment is demanded.

Notwithstanding anything to the contrary contained herein, the Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the making of Loans or the issuance of Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which the Agent, in its sole discretion, deems necessary or desirable either (x) to preserve or protect the Collateral or any portion thereof or (y) to enhance the likelihood or maximize the amount of repayment by the Borrowers and Guarantors of the Loans and other Obligations, provided, that, (i) the aggregate outstanding principal amount of the Special Agent Advances which the Agent may make or provide, plus the then outstanding principal amount of additional Loans or Letters of Credit which the Agent or the Issuer may make or provide as set forth in Section 10.20 hereof, shall not exceed the aggregate outstanding amount equal to five (5%) percent of the Borrowing Base, (ii) the aggregate outstanding principal amount of the Special Agent Advances which the Agent may make or provide plus the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding with respect to all the Borrowers at any one time shall not exceed the Total Commitment Amount and (iii) the aggregate outstanding principal amount of the Special Agent Advances which the Agent may make or provide plus the aggregate principal amount of Revolving Loans, Swing Line Loans and Subfacility Letter of Credit Outstandings outstanding with respect to all the Borrowers at any one time shall not exceed the Revolving Loan Commitment Amount. Special Agent Advances shall be repayable on demand and be secured by the Collateral, provided that, demand shall be made by the Agent for the repayment of any outstanding Special Agent Advance no later than 90 days after the date such Special Agent Advance was made (unless the Required Lenders shall have consented to a later date for demand). Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Without limitation of its obligations hereunder, each Lender agrees that it shall make available to the Agent, upon the Agent’s demand, in immediately available funds, the amount equal to such Lender’s Percentage of each such Special Agent Advance.

On the terms and subject to the conditions hereof, each Borrower may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans. No Lender shall be required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender’s Percentage of the aggregate amount of all Swing Line Loans and Subfacility Letter of Credit Outstandings, would exceed such Lender’s Percentage of the then existing Revolving Loan Commitment Amount. Furthermore, the Swing Line Lender shall not be required to make Swing Line Loans if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Commitment Amount or (ii) unless otherwise agreed to by the Swing Line Lender, in its sole discretion, the sum of all Swing Line Loans and Revolving Loans made by the Swing Line Lender plus the Swing Line Lender’s Percentage of the aggregate amount of Subfacility Letter of Credit Outstandings would exceed the Swing Line Lender’s Percentage of the then existing Revolving Loan Commitment Amount.

SECTION 2.1.2 Subfacility Letter of Credit Commitment; Existing Letters of Credit.

(a) From time to time on any Business Day occurring from and after the Closing Date but prior to the Commitment Termination Date, the Issuer agrees that it will

(i) issue one or more import letters of credit or standby letters of credit (relative to such Issuer, its “Subfacility Letter of Credit”) for the account of any Borrower or any Subsidiary Guarantor in the Stated Amount requested by such Borrower or Subsidiary Guarantor (or the Administrative Borrower on behalf of such Borrower or Subsidiary Guarantor) on such day; provided that (A) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding at any one time shall not exceed the Borrowing Base at such time, and (B) the aggregate principal amount of Subfacility Letter of Credit Outstandings to all the Borrowers and Subsidiary Guarantors at any one time shall not exceed the Subfacility Letter of Credit Commitment Amount; or

(ii) extend the Stated Expiry Date of an existing Subfacility Letter of Credit previously issued hereunder.

No Stated Expiry Date shall extend beyond the earlier of (A) the Commitment Termination Date and (B) one year from the date of such initial issuance or, if applicable, most recent extension, in each case unless otherwise agreed to by the Issuer in its sole discretion; provided that in the case of a Stated Expiry Date that extends beyond the Commitment Termination Date, such Subfacility Letter of Credit is fully cash collateralized in a manner satisfactory to the Issuer on the date of its issuance (or extension, if prior to such extension the Stated Expiry Date was prior to the Commitment Termination Date). The Issuer shall not be required to issue or extend the Stated Expiry Date of any Subfacility Letter of Credit if, after giving effect thereto, (1) the sum of the aggregate amount of all Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings would exceed the Borrowing Base, and (2) the aggregate amount of all Subfacility Letter of Credit Outstandings would exceed the Subfacility Letter of Credit Commitment Amount. For the avoidance of doubt, no Stated Expiry Date shall in any event extend beyond the date which is one year after the Commitment Termination Date, even if the applicable Letter of Credit is fully Cash Collateralized.

(b) The Issuer shall not be required to issue any Subfacility Letter of Credit for the account of a Borrower or a Subsidiary Guarantor or extend the Stated Expiry Date of an existing Subfacility Letter of Credit for the account of a Borrower or a Subsidiary Guarantor unless the Excess

Availability, prior to giving effect to any Reserves with respect to such Subfacility Letter of Credit, on the date of the proposed issuance of any Subfacility Letter of Credit, shall be equal to or greater than: (i) if the proposed Subfacility Letter of Credit is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the Issuer, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which the Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s or Subsidiary Guarantor’s locations for Eligible Inventory within the United States of America and (ii) if the proposed Subfacility Letter of Credit is for any other purpose or the documents of title are not consigned to the Issuer in connection with a Subfacility Letter of Credit for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by the Agent with respect thereto. Effective on the issuance of each Subfacility Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.1.2(b)(i) or Section 2.1.2(b)(ii), except to the extent such Subfacility Letter of Credit is fully cash collateralized pursuant to Section 2.1.2(a).

(c) In connection with Inventory purchased with Subfacility Letters of Credit, the Borrowers and the Guarantors shall, at the Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which the Agent holds a security interest to deliver them to the applicable Agent and/or subject to the Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon the Agent’s request, to the Agent in their original form. The Borrowers and the Guarantors shall also, at the Agent’s request, designate the Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(d) All Existing Letters of Credit listed in Part I of Item 7.2.2(a) of the Disclosure Schedule shall be deemed to have been issued as Subfacility Letters of Credit under this Agreement, shall constitute a Subfacility Letter of Credit and shall be governed by, and participated in by the Lenders pursuant to, the terms of this Agreement.

SECTION 2.1.3 Standby Letter of Credit Commitment.

(a) From time to time on any Business Day occurring from and after the Closing Date but prior to the Commitment Termination Date, the Issuer agrees that it will

(i) issue one or more standby letters of credit (relative to such Issuer, its “Standby Letter of Credit”) for the account of any Borrower or any Subsidiary Guarantor that is a Restricted Subsidiary in the Stated Amount requested by such Borrower or Subsidiary Guarantor (or the Administrative Borrower on behalf of such Borrower or Subsidiary Guarantor) on such day; provided that (A) Standby Letters of Credit shall be issued only to support workers compensation obligations and bankers acceptances and performance bonds, surety bonds, appeal bonds and performance guarantees of a Borrower or any Restricted Subsidiary, in each case, in the ordinary course of business of such Borrower or such Restricted Subsidiary consistent with past practice, (B) the aggregate principal amount of Revolving Loans, Swing Line Loans and Total Letter of Credit Outstandings outstanding at any one time shall not exceed the Borrowing Base at such time and (C) the aggregate principal amount of Standby Letter of Credit Outstandings to all the Borrowers and Subsidiary Guarantors at any one time, plus the Subfacility Letter of Credit Outstandings shall not exceed the Total Letter of Credit Commitment Amount; or

(ii) extend the Stated Expiry Date of an existing Standby Letter of Credit previously issued hereunder.

No Stated Expiry Date shall extend beyond the earlier of (A) the Commitment Termination Date and (B) one year from the date of initial issuance or, if applicable, most recent extension, in each case unless otherwise agreed to by the Issuer in its sole discretion; provided that in the case of a Stated Expiry Date that extends beyond the Commitment Termination Date, such Standby Letter of Credit is fully cash collateralized in a manner satisfactory to the Issuer on the date of its issuance (or extension, if prior to such extension the Stated Expiry Date was prior to the Commitment Termination Date). The Issuer shall not be required to issue or extend the Stated Maturity Date of any Standby Letter of Credit if, after giving effect thereto, (1) the aggregate amount of all Standby Letter of Credit Outstandings plus the Subfacility Letter of Credit Outstandings would exceed the Total Letter of Credit Commitment Amount or (2) the sum of the aggregate amount of the Total Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the Total Commitment Amount. For the avoidance of doubt, no Stated Expiry Date shall in any event extend beyond the date which is one year after the Commitment Termination Date, even if the applicable Letter of Credit is fully Cash Collateralized.

(b) The Issuer shall not be required to issue any Standby Letter of Credit for the account of a Borrower or extend the Stated Expiry Date of an existing Standby Letter of Credit for the account of a Borrower unless the Excess Availability, prior to giving effect to any Reserves with respect to such Standby Letter of Credit, on the date of the proposed issuance of any Standby Letter of Credit, shall be equal to or greater than an amount equal to the sum (the “Applicable Amount”) of (i) one hundred percent (100%) of the face amount thereof plus (ii) all other commitments and obligations made or incurred by the Agent with respect thereto. Effective on the issuance of each Standby Letter of Credit, a Reserve shall be established in the Applicable Amount for such Standby Letter of Credit, except to the extent such Standby Letter of Credit is fully Cash Collateralized pursuant to Section 2.1.3(a).

(c) The Issuer shall not be required to issue any Standby Letter of Credit if it is to be used other than as set forth in Section 2.1.3(a)(i)(A) above.

(d) All Existing Letters of Credit listed in Part II of Item 7.2.2(a) of the Disclosure Schedule shall be deemed to have been issued as Standby Letters of Credit under this Agreement, shall constitute a Standby Letter of Credit and shall be and shall be governed by, and participated in by the Lenders pursuant to, the terms of this Agreement.

SECTION 2.2 Reduction of the Commitment Amounts. The Commitment Amounts are subject to reduction from time to time as set forth below.

SECTION 2.2.1 Optional. Winn-Dixie may, from time to time on any Business Day occurring after the Closing Date, voluntarily reduce the undrawn amount of the Revolving Loan Commitment Amount and the Swing Line Loan Commitment Amount, the unutilized Subfacility Letter of Credit Commitment Amount or the unutilized Standby Letter of Credit Commitment Amount on the Business Day so specified by Winn-Dixie without premium or penalty (subject to Section 4.4 hereof); provided, however, that all such reductions shall require at least one Business Day’s prior notice to the Agent and be permanent, and any partial reduction of (a) any Commitment Amount other than the Swing Line Loan Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000 and (b) the Swing Line Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the sum of (i) the Swing Line Loan Commitment Amount and (ii) the Subfacility Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and/or Subfacility Letter of Credit Commitment Amount (as directed by Winn-Dixie in a notice to the Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount) to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender or the Issuer.

SECTION 2.2.2 Mandatory. The Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced on the Commitment Termination Date so that the Revolving Loan Commitment Amount equals $0.

SECTION 2.3 Borrowing Procedures. Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

SECTION 2.3.1 Borrowing Procedure. In the case of Loans other than Swing Line Loans, by delivering a Borrowing Request to the Agent on or before 12:00 noon (New York time) on a Business Day, a Borrower (or the Administrative Borrower on behalf of such Borrower) may from time to time irrevocably request, on the same day as the proposed Borrowing in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, in the case of Base Rate Loans, in a minimum amount of $5,000,000 and an integral multiple of $500,000 or, in either case, in the unused amount of the applicable Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. In the case of LIBO Rate Loans, on or before 11:00 a.m. (New York time), and in the case of Base Rate Loans other than Swing Line Loans, on or before 3:00 p.m. (New York time), on such specified Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the applicable Borrower by wire transfer to the accounts such Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.3.2 Swing Line Loans.

(a) By telephonic notice to the Swing Line Lender on or before 12:00 noon (New York time) on a Business Day (followed (on the same Business Day) by the delivery of a confirming Borrowing Request), a Borrower (or the Administrative Borrower on such Borrower’s behalf) may from time to time irrevocably request that Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of $500,000 and an integral multiple of $100,000. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into LIBO Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the applicable Borrower by wire transfer to the account such Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender. The Agent shall be entitled to rely upon any certification, notice or other communication permitted to be made by telephone hereunder and clause (a)(ii) of Section 3.1.1 believed by it to be genuine and correct. The Borrowers shall not request (and shall not be permitted to request) any Swing Line Loans when any Default has occurred and is continuing.

(b) If (i) any Swing Line Loan shall be outstanding for more than four Business Days, (ii) any Swing Line Loan is or will be outstanding on a date when a Borrower requests that a Revolving Loan be made, or (iii) any Default shall occur and be continuing, then each Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender (and the Swing Line Lender agrees to make such request by the fifth Business Day that any Swing Line Loan is outstanding), (A) make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding or (B) if, for any reason, it cannot make a Revolving Loan, purchase a participation in an amount equal to such Lender’s Percentage of the aggregate principal amount of all Swing Line Loans outstanding (in either case, such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 11:00 a.m. (New York time) on the first Business Day following receipt by each Lender of a request to make Revolving Loans as provided in the preceding sentence, each Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the Lenders make the above referenced Revolving Loans the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding under such Lender’s Revolving Note and shall no longer be owed under the Swing Line Note. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Lender’s obligation to make the Revolving Loans (or purchase participations) referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.4 Continuation and Conversion Elections. By delivering a Continuation/ Conversion Notice to the Agent on or before 11:00 a.m. (New York time) on a Business Day, a Borrower (or the Administrative Borrower on such Borrower’s behalf) may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of conversions to or continuations of Base Rate Loans, or three Business Days’ notice in the case of conversions to or continuations of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing unless the Agent otherwise agrees.

SECTION 2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of a Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6 Issuance Procedures. By delivering to the Agent an Issuance Request on or before 11:00 a.m. (New York time) on a Business Day, a Borrower (or the Administrative Borrower on such Borrower’s behalf) may from time to time irrevocably request on not less than three nor more than ten Business Days’ notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of an outstanding Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in a minimum amount of $25,000 in such form as may be requested by such Borrower and approved by such Issuer, solely for the purposes described in Section 7.1.7. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (a) the Commitment Termination Date or (b) one year from the date of its initial issuance or extension, in each case unless otherwise agreed to by the Issuer in its sole discretion; provided that in the case of a Stated Expiry Date that extends beyond the Commitment Termination Date, such Letter of Credit is fully cash collateralized in a manner satisfactory to the Issuer on the date of its issuance (or extension, if prior to such extension the Stated Expiry Date was prior to the Commitment Termination Date). Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues.

SECTION 2.6.1 Other Lenders’ Participation. Upon the issuance of each Letter of Credit, and without further action, each Lender (other than such Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its Percentage, be responsible for reimbursing within one Business Day the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrowers in accordance with Section 2.6.2 or which have been required to be returned or disgorged by the Issuer or the Agent. In addition, such Lender shall, to the extent of its Percentage, be entitled to receive a ratable portion of the Subfacility Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Subfacility Letter of Credit or the Standby Letter of Credit fees payable pursuant to Section 3.3.4 with respect to each Standby Letter of Credit (in each case other than the Fronting Fee), and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

SECTION 2.6.2 Disbursements. The Issuer will notify the Administrative Borrower and the Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m. (New York time) on the first Business Day following the Disbursement Date, the applicable Borrower will reimburse the Agent, for the account of the applicable Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is a Borrower or a Subsidiary Guarantor).

SECTION 2.6.3 Reimbursement. The obligation (a “Reimbursement Obligation”) of each Borrower under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of a Borrower to reimburse the Issuer (or upon the disgorgement of any amounts theretofore reimbursed by a Borrower), each Lender’s obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower or such Lender, as the case may be, may have or have had against the Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate), or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of any Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

SECTION 2.6.4 Deemed Disbursements. Upon the occurrence and during the continuation of any Default under Section 8.1.10 or upon notification by the Agent (acting at the direction of the Required Lenders) to any Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

(a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to any Borrower or any other Person, be deemed to have been paid or disbursed by the Issuer of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b) such Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by such Issuer.

Amounts payable by such Borrower pursuant to this Section shall be deposited in immediately available funds with the Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Agent shall promptly return to such Borrower all amounts then on deposit with the Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations or other Obligations.

SECTION 2.6.5 Nature of Reimbursement Obligations. Each Borrower, each other Obligor and, to the extent set forth in Section 2.6.1 as to each Lender’s participation interest in such Letter of Credit, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence, lack of good faith or willful misconduct) shall not be responsible for:

(a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit, or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith and without gross negligence or willful misconduct shall be binding upon each Obligor and each such Secured Party, and shall not put the Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be. In any event, if any Obligor fails to object with specificity in writing to any draw under a Letter of Credit, by the close of business on the Business Day following the date notice of such draw is received by a Borrower from the Issuer, such Obligor shall be deemed to have waived any objection to the same.

SECTION 2.7 Register; Notes.

(a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of any Borrower or any other Obligor.

(b) (i) Each Borrower hereby designates the Agent to serve as such Borrower’s agent, solely for the purpose of this clause (b), to maintain a register (the “Register”) on which the Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Agent shall retain a copy of each Lender Assignment Agreement delivered to the Agent pursuant to Section 10.11.1. Failure to make any recordation, or any error in such recordation, shall not affect any Borrower’s obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (ii) the Note evidencing such Loan) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of a Lender Assignment Agreement duly executed by the Assignor Lender thereof (and a Borrower, when its consent is required hereunder). No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section 2.7.

(ii) Each Borrower agrees that such Borrower will execute and deliver to each Lender a Note evidencing the Loans made by such Lender. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Agent in the Register, be conclusive and binding absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Borrower or any other Obligor. The Loans evidenced by each such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.11.1) be payable to the order of the payee named therein and its registered assigns. Subject to the provisions of Section 10.11.1, a Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the obligation evidenced thereby in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an obligation evidenced by a Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Note evidencing such obligation, accompanied by a Lender Assignment Agreement duly executed by the assignor thereof (and a Borrower, when its consent is required hereunder) and the compliance by the parties thereto with the other requirements of Section 10.11.1, and thereupon, if requested by the assignee, one or more new Notes shall be issued to the designated assignee and the old Note shall be returned by the Agent to the applicable Borrower marked “exchanged”. No assignment of a Note and the obligation evidenced thereby shall be effective unless it shall have been recorded in the Register by the Agent as provided in this Section.

SECTION 2.8 Joint and Several Liability. Each Borrower shall be jointly and severally liable for all Revolving Loans, Letter of Credit Outstandings and other Obligations of the Borrowers. Each Borrower shall have a right of contribution against the other Borrowers to the extent payments made by such Borrower exceed the amount of Credit Extensions and related Obligations directly obtained by such Borrower.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments. Each Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION 3.1.1 Repayments and Prepayments. Each Borrower shall repay in full the unpaid principal amount of each Loan upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) At any time and from time to time on any Business Day, each Borrower shall have the right to make a voluntary prepayment without premium or penalty (subject to Section 4.4 hereof), in whole or in part, of the outstanding principal amount of any

(i) Revolving Loans; provided, however, that (A) all such prepayments shall be made pro rata among the Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans; (B) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Agent; and (C) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000; and

(ii) Swing Line Loans; provided that (A) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m. (New York time) on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); and (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of $200,000 and an integral multiple of $100,000.

(b) (i) On each date when the sum of (A) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans and (B) the amount of Total Letter of Credit Outstandings exceeds the Borrowing Base (except in the case where such excess is due to Special Agent Advances or additional Loans or Letters of Credit made or issued pursuant to Section 10.20 and demand is made by the Agent for the repayment of any such outstanding Special Agent Advance or additional Loan or Letter of Credit within 90 days after the date such Special Agent Advance or additional Loan or Letter of Credit was made or issued (unless the Required Lenders shall have consented to a later date for demand)), the Borrowers shall make a mandatory prepayment of Revolving Loans or Swing Line Loans (or both) and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to any such excess and (ii) within five Business Days after any Borrower or any of its Subsidiaries realizes any Net Disposition Proceeds in excess of $2,500,000 (for an individual disposition or collectively for a related series of dispositions), the Borrowers shall make a mandatory prepayment of Revolving Loans or Swing Line Loans (or both) in an aggregate amount equal to the amount of such Net Disposition Proceeds (provided, that so long as no Default has occurred and is continuing, if the making of such prepayment would result in the breakage of any Interest Period, the Borrowers may make such prepayment at the end of the then applicable Interest Periods).

(c) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, each Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION 3.2.1 Rates. Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest as either a Base Rate Loan or LIBO Rate Loan as follows:

(a) Loans (other than Revolving Loans based on Leasehold Availability and Supplemental Junior Availability) comprising a Borrowing accrue interest at a rate per annum:

(i) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus one-quarter of one percent ( 1/4%) per annum; and

(ii) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus one and three-quarters percent (1 3/4%) per annum; and

(b) Loans based on Leasehold Availability comprising a Borrowing accrue interest at a rate per annum:

(i) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus two and one-quarter percent (2 1/4%) per annum; and

(ii) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus three and three-quarters percent (3 3/4%) per annum.

(c) Loans based on Supplemental Junior Availability comprising a Borrowing accrue interest at a rate per annum:

(i) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus five and one-half percent (5 1/2%) per annum; and

(ii) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus seven percent (7%) per annum.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2 Default Rates. Upon the occurrence and during the continuance of an Event of Default, if demanded by the Agent (or automatically in the case of the occurrence of an event described in Section 8.1.10), the Borrower shall pay to the extent permitted by law:

(a) in the case of LIBO Rate Loans only, (i) interest (after as well as before judgment) on the principal amount of all outstanding LIBO Rate Loans at a rate per annum equal to the LIBO Rate (Reserve Adjusted) from time to time in effect, plus, (A) in the case of Loans other than Revolving Loans based on Leasehold Availability, three and three-quarters percent (3 3/4%) per annum, or (B) in the case of Revolving Loans based on Leasehold Availability, five and three-quarters percent (5 3/4%) per annum, or (C) in the case of Revolving Loans based on Supplemental Junior Availability, nine (9%) per annum, in each case until the expiration of the applicable Interest Period in effect at such time, and (ii) thereafter, in accordance with clause (b) of this Section 3.2.2; and

(b) in the case of Base Rate Loans, Swing Line Loans and all other amounts payable under this Agreement, interest (after as well as before judgment) on (i) the principal amount of all outstanding Loans, (ii) all unpaid interest and fees payable hereunder and (iii) any other amounts due and payable, in each case at a rate per annum equal to the Alternate Base Rate from time to time in effect, plus (A) in the case of Loans other than Revolving Loans based on Leasehold Availability, two and one-quarter percent (2 1/4%) per annum, or (B) in the case of Revolving Loans based on Leasehold Availability, four and one-quarter percent (4 1/4%) per annum or (C) in the case of Revolving Loans based on Supplemental Junior Availability, seven and one-half percent (7 1/2%) per annum.

SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Base Rate Loans, on each Payment Date in arrears occurring after the Closing Date;

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and on each Payment Date occurring after the first day of such Interest Period);

(e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration;

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3 Fees. Each Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.

SECTION 3.3.1 Unused Line Fee. The Borrowers agree to pay to the Agent for the account of each Lender, for the period (including any portion thereof when the Lenders’ Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article V) commencing on the Closing Date and continuing through the Termination Date, an unused line fee in an amount equal to 0.375% per annum, in each case on such Lender’s Percentage of the sum of the average monthly unused portion of the Total Commitment Amount (net of Total Letter of Credit Outstandings). All unused line fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrowers in arrears on each Monthly Payment Date, commencing with the first Monthly Payment Date following the Closing Date, and on the Commitment Termination Date. The making of Swing Line Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of unused line fees to be paid by the Borrowers to the Lenders.

SECTION 3.3.2 Agents’ Fees. The Borrowers agree to pay the fees in the amounts, on the dates and on the terms set forth in the Fee Letter.

SECTION 3.3.3 Subfacility Letter of Credit Fee. The Borrowers agree to pay to the Agent, for the pro rata account of each Lender, a Subfacility Letter of Credit fee at a rate equal to one percent (1%) per annum on the daily outstanding balance of all Subfacility Letters of Credit for the immediately preceding month (or part thereof), and upon the occurrence and during the continuance of an Event of Default, if demanded by the Agent (or automatically in the case of the occurrence of an event described in Section 8.1.10), at a rate equal to three percent (3%) per annum on the daily outstanding balance of all import Subfacility Letters of Credit for the immediately preceding month (or part thereof), such fees being payable in arrears on each Payment Date following the date of issuance of each such Subfacility Letter of Credit and on the Commitment Termination Date. The Borrowers further agree to pay to the applicable Issuer in arrears on each Payment Date following the date of issuance of each Subfacility Letter of Credit and on the Commitment Termination Date, a Fronting Fee for all outstanding Subfacility Letters of Credit, together with the Issuer’s customary administrative, amendment, drawing, transfer and other fees incurred with respect to such Subfacility Letters of Credit.

SECTION 3.3.4 Standby Letter of Credit Fee. The Borrowers agree to pay to the Agent, for the pro rata account of each Lender, a Standby Letter of Credit fee at a rate equal to one and three-quarters percent (1 3/4%) per annum on the daily outstanding balance of all Standby Letters of Credit for the immediately preceding month (or part thereof), and upon the occurrence and during the continuance of an Event of Default, if demanded by the Agent (or automatically in the case of the occurrence of an event described in Section 8.1.10), at a rate equal to three and three-quarters percent (3 3/4%) per annum on the daily outstanding balance of all Standby Letters of Credit for the immediately preceding month (or part thereof), such fees being payable in arrears on each Payment Date following the date of issuance of each such Standby Letter of Credit and on the Commitment Termination Date. The Borrowers further agree to pay to the applicable Issuer in arrears on each Payment Date following the date of issuance of each Standby Letter of Credit and on the Commitment Termination Date, a Fronting Fee for all outstanding Standby Letters of Credit, together with the Issuer’s customary administrative, amendment, drawing, transfer and other fees incurred with respect to such Standby Letters of Credit.

SECTION 3.4 Allocation of Revolving Loans for Purposes of Repayments and Interests. Each Borrower agrees that, notwithstanding anything to the contrary contained herein, for purposes of determining the repayment of the Loans and the interest on the Loans in accordance with Section 3.1 and Section 3.2 hereof, on any date of determination:

(a) all outstanding Revolving Loans shall be allocated as follows: (i) Revolving Loans made based on Leasehold Availability as of such date shall be calculated as the product of the outstanding Revolving Loans multiplied by the Leasehold Availability Percentage, and (ii) Revolving Loans made based on Non-Leasehold Availability as of such date shall be calculated as the product of the outstanding Revolving Loans multiplied by the Non-Leasehold Availability Percentage, and

(b) all payments at any time received by Agent with respect to outstanding Revolving Loans shall be allocated as follows: (i) the product of the amount of such payments multiplied by the Leasehold Availability Percentage shall be deemed to be applied to Revolving Loans made based on Leasehold Availability and (ii) the product of the amount of such payments multiplied by the Non-Leasehold Availability Percentage shall be deemed to be applied to Revolving Loans that were made based on Non-Leasehold Availability; except that, from and after the Leasehold Availability Effective Date, for purposes of determining the repayment of the Loans and the interest on the Loans in accordance with Section 3.1 and Section 3.2 hereof, on any date of determination: (x) all outstanding Revolving Loans shall first be deemed to be Revolving Loans that were made based on the Supplemental Junior Availability as of such date to the extent of the Maximum Supplemental Junior Availability Amount and Revolving Loans outstanding as of such date that are in excess of the sum of the Supplemental Junior Availability shall be deemed to be Revolving Loans that were made based on Leasehold Availability and Non-Leasehold Availability in accordance with Section 3.4(a) hereof, and (y) all payments at any time received by Agent with respect to outstanding Revolving Loans shall be first deemed to be applied to Revolving Loans that were made based on Leasehold Availability and Non-Leasehold Availability in accordance with Section 3.4(b) hereof, and any portion of such payment received by Agent that exceeds the Leasehold Availability and Non-Leasehold Availability shall be next deemed to be applied to Revolving Loans that were made based on the Supplemental Junior Availability.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1 LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Administrative Borrower and the Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 4.2 Deposits Unavailable; Market Disruptions. If the Agent shall have determined that

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;

then, upon notice from the Agent to the Administrative Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Agent shall notify the Administrative Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3 Increased LIBO Rate Loan Costs, etc. The Borrowers agree to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Agent and the Administrative Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise (and including without limitation any repayment or prepayment or assignment pursuant to Sections 2.8, 4.11 or 10.11.1(f)), or the Borrowers failing to make a prepayment after giving notice thereof);

(b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Administrative Borrower (with a copy to the Agent), the Administrative Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Administrative Borrower, the Borrowers shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and good faith discretion) shall deem applicable.

SECTION 4.6 Taxes. The Borrowers covenant and agree as follows with respect to Taxes.

(a) Any and all payments by the Borrowers under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent any such Taxes are imposed by applicable law. In the event that any Taxes are imposed and required by applicable law to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the applicable Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrowers shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrowers shall furnish to the Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Agent shall make copies thereof available to any Lender upon request therefor.

(d) Subject to clause (f), the Borrowers shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the applicable Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Secured Party shall be under any obligation to provide any such notice to the Borrowers). In addition, the Borrowers shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of any Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrowers acknowledge that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e) Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Administrative Borrower or the Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall deliver to the Administrative Borrower and the Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of Non-U.S. Lenders to the benefits of an income tax treaty to which the United States is party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

(f) The Borrowers shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to a Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrowers shall be obligated to gross up any payments to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of any Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of any Borrower.

SECTION 4.7 Payments, Computations, etc. Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. (New York time) on the date due in same day or immediately available funds to such account as the Agent shall specify from time to time by notice to the Administrative Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment. The Agent shall apply amounts contained in the accounts of the Borrowers maintained with the Agent to amounts due to the Agent and the Lenders under the Loan Documents when due.

SECTION 4.8 Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrowers agree that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the applicable Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9 Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in Section 8.1.10 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrowers hereby grant to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Administrative Borrower and the Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

SECTION 4.10 Defaulting Lenders. Notwithstanding anything in this Agreement to the contrary, as to any Lender which (a) has refused (which refusal has not been retracted) to make available its portion of any Borrowing or to fund its portion of any unreimbursed (or disgorged) payment under Section 2.6.1 or (b) has given notice to the Agent and/or the Administrative Borrower that it does not intend to comply with its obligations under Section 2.1 or under Section 2.6.1:

(i) such Lender shall not be deemed a Required Lender hereunder and such Lender’s (A) Revolving Loan Commitments, (B) Loans and (C) Letter of Credit Outstandings shall be excluded from the calculations set forth in the definition of Required Lenders above;

(ii) such Lender shall not be entitled to receive any portion of (A) Subfacility Letter of Credit fees, (B) Standby Letter of Credit Fees, (C) interest payable with respect to any Disbursements or (D) amounts received in respect of Disbursements; and

(iii) such Lender shall not be entitled to receive any unused line fee.

In addition to the foregoing, and notwithstanding Section 2.1.2, if any Lender shall fall within the description set forth in clause (a) or (b) above, the Issuer shall not be required to issue any Letter of Credit, unless arrangements reasonably satisfactory to the Issuer have been entered into to eliminate the Issuer’s risk with respect to the participation in Letters of Credit by such Lender, including cash collateralizing such Lender’s Subfacility Letter of Credit Commitment or such Lender’s Standby Letter of Credit Commitment, as the case may be.

SECTION 4.11 Replacement of Lenders. If (a) the Administrative Borrower receives notice from any Lender requesting increased costs or additional amounts under Sections 4.3, 4.5 or 4.6 not being requested generally by other Lenders, (b) any Lender is affected in the manner described in Section 4.1, or (c) a Lender becomes a Defaulting Lender, then, in each case, the Borrowers shall have the right, so long as no Default shall have occurred and be continuing, and unless, in the case of clause (a), such Lender has removed or cured the conditions which resulted in the obligation to pay such increased costs or additional amounts or agreed to waive and otherwise forego any right it may have to any payments provided for under Sections 4.3, 4.5 or 4.6 in respect of such conditions, to replace in its entirety such Lender (the “Replaced Lender”), upon prior written notice to the Agent and such Replaced Lender, with one or more Eligible Assignees designated by Winn-Dixie and acceptable to the Agent, such acceptance not to be unreasonably withheld, that agree to accept all of the rights and obligations of the Replaced Lender (each a “Replacement Lender”); provided, however, that, at the time of any replacement pursuant to this Section 4.11, the Replaced Lender and the Replacement Lenders shall enter into (and each Replaced Lender hereby unconditionally agreeing to enter into) one or more Lender Assignment Agreement(s) (appropriately completed), pursuant to which (i) the Replacement Lender shall acquire all of the Commitments and outstanding Revolving Loans of the Replaced Lender and, in connection therewith, shall pay (x) to the Replaced Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (b) an amount equal to all accrued but theretofore unpaid fees owing to the Replaced Lender pursuant to Sections 3.3.1 and 3.3.3, and (y) to the Issuer, an amount equal to any portion of the Replaced Lender’s funding of an unpaid drawing under a Letter of Credit as to which the Replaced Lender is then in default; and (ii) the Borrowers shall pay to the Replaced Lender any other amounts payable to the Replaced Lender under this Agreement (including amounts payable under Sections 4.1, 4.3, 4.4, 4.5 and 4.6 which have accrued to the date of such replacement). Upon the execution of the Lender Assignment Agreement(s), the payment of the amounts referred to in the preceding sentence and, if so requested by the Replacement Lenders, delivery to the Replacement Lenders of the applicable Note(s) executed by the Borrower, the Replacement Lenders shall automatically become Lenders hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. It is understood and agreed that if any Replaced Lender shall fail to enter into a Lender Assignment Agreement in accordance with the foregoing, it shall be deemed to have entered into such a Lender Assignment Agreement.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND INITIAL CREDIT EXTENSIONS

SECTION 5.1 Effectiveness and Initial Credit Extension. The effectiveness of this Agreement, and the obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension hereunder, shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION 5.1.1 Termination of Existing Financing Arrangements. Agent shall have received, in form and substance satisfactory to Agent, all agreements and other documents (including a payoff letter providing for payment in full of the Indebtedness owing to the Existing Lenders, terminating the Existing Credit Agreement and all other applicable agreements, and providing for the release and termination of the security interest and liens of or for the benefit of the Existing Lenders upon the Existing Lenders Lien Release Date) as Agent may request to evidence and effectuate the termination (and/or assignment to the extent provided in the Interim Financing Order) by the Existing Lenders of their respective financing arrangements with the Borrowers and the Guarantors (other than the Existing Letters of Credit and the release of Liens which shall be subject to Section 7.1.18 hereof,). All Indebtedness outstanding under the Existing Credit Agreement together with all interest, all prepayment premiums and other amounts due and payable with respect thereto to the Existing Lenders shall have been refinanced in full from the proceeds of Revolving Loans made by the Lenders party hereto, or with respect to any Existing Letters of Credit, the Agent, on behalf of the Lenders, has agreed to indemnify the Issuer or guaranteed the Issuer the performance by the Borrowers of such Indebtedness to the Issuer.

SECTION 5.1.2 Resolutions, etc. The Agent shall have received from each Borrower and each Guarantor that is a Material Subsidiary which is not a natural Person, as applicable, (a) a copy of a good standing (or the equivalent) certificate, dated a date reasonably close to the Closing Date, for each such Person and (b) a certificate, dated the Closing Date with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(i) resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by each Person and the transactions contemplated hereby and thereby;

(ii) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.1.3 [Intentionally Omitted]

SECTION 5.1.4 Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, to the extent invoiced, 10.3.

SECTION 5.1.5 [Intentionally Omitted].

SECTION 5.1.6 Wachovia Blocked Account Agreements. The Agent shall have received, in form and substance satisfactory to the Agent, a Blocked Account Agreement with respect to each Majority Account held by Wachovia Bank, duly authorized executed and delivered by Wachovia Bank and each applicable Borrower and Guarantor

SECTION 5.1.7 Opinions of Counsel. The Agent shall have received opinions, dated the Closing Date and addressed to the Agent and all Lenders, from Skadden Arps, Slate, Meagher & Flom LLP, and Kirschner & Legler, P.A., counsel for the Obligors, in form and substance satisfactory to the Agent.

SECTION 5.1.8 Filings. All Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) termination statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to a filing service company acceptable to the Agent, including “in lieu” financing statements in accordance with the revised Uniform Commercial Code.

SECTION 5.1.9 Pledge Agreements. The Agent shall have received each Pledge Agreement, in form and substance satisfactory to Agent, duly authorized executed and delivered by the applicable Borrower or Guarantor, and Agent shall be satisfied that the Lien granted to the Agent, for the benefit of the Secured Parties, in the Collateral described in each Pledge Agreement has the rights, priorities and privileges as set forth in the Financing Order.

SECTION 5.1.10 Foreign Pledge Agreements. The Agent shall have received each Foreign Pledge Agreement, in form and substance satisfactory to Agent, duly authorized executed and delivered by the applicable Borrower or Guarantor, and shall be satisfied that all Liens granted to the Agent pursuant to the Foreign Pledge Agreements providing for the rights, priorities and privileges as set forth in the Financing Order.

SECTION 5.1.11 UCC Searches and Filings. The Agent shall have received certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements, tax liens and judgment liens which name such Obligor (under its present names and any previous names) as the debtor and which are filed in any applicable jurisdictions, together with copies of such financing statements (none of which (other than (A) those described in Section 5.1.8, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in Section 5.1.8, (B) those which name the Agent as the secured party and describe a security interest granted to the Agent in the interests of such Obligor in collateral pledged pursuant to a Security Document and (C) financing statements evidencing Liens permitted pursuant to clause (b) of Section 7.2.3) shall cover any collateral described in any Loan Document).

SECTION 5.1.12 Delivery of Notes. The Agent shall have received, for the account of each Lender, such Lender’s Notes dated the Closing Date and duly executed and delivered by Authorized Officers of the Borrowers.

SECTION 5.1.13 [Intentionally Omitted].

SECTION 5.1.14 Excess Availability. On the Closing Date, the Excess Availability as determined by the Agent shall be not less than $300,000,000 after giving effect to the initial Loans made or to be made and the Letters of Credit issued or to be issued on the Closing Date.

SECTION 5.1.15 No Material Adverse Change. Except to the extent reflected in the Quarterly Reports on Form 10-Q filed with the SEC prior to the Closing Date by Winn-Dixie since the end of Fiscal Year 2004 and in Item 6.6 of the Disclosure Schedule, no material adverse change shall have occurred in the operations, assets, business, revenues, financial conditions, profits or prospects of Borrowers and their Subsidiaries on a consolidated basis or in the condition of the assets of the Borrowers and their Subsidiaries on a consolidated basis since Winn-Dixie’s most recent audited financial statements nor since the date of the Agent’s latest field examination, and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Loan Documents to which it is a party or of the Agent or any Lender to enforce the Obligations; provided, that, neither the commencement of the Chapter 11 Cases nor the default under any agreement to which any Borrower or Guarantor resulting solely from the commencement of the Chapter 11 Cases nor the reduction in payment terms by suppliers, increase in PACA claims and reclamation claims shall be deemed a material adverse change for purposes of this Section.

SECTION 5.1.16 [Intentionally Omitted]

SECTION 5.1.17 [Intentionally Omitted]

SECTION 5.1.18 Security Agreement. The Agent shall have received the Security Agreement, duly authorized executed and delivered by each Borrower and Guarantor in favor of the Agent, and the Agent shall be satisfied that the Lien granted to the Agent, for the benefit of the Secured Parties in the Collateral has the rights, privileges and priorities as set forth in the Financing Order.

SECTION 5.1.19 Bankruptcy Matters.

(a) The Borrowers and the Guarantors (other than Dixon Realty Trust 1999-1) shall have commenced voluntary cases under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York;

(b) No trustee or examiner with expanded powers relating to the operation of the business of the Borrowers and the Guarantors shall have been appointed with respect to any Borrower or Guarantor or their respective business, properties or assets, including, without limitation, the Collateral and any other property which is security for the Obligations;

(c) The Borrowers and the Guarantors (other than Dixon Realty Trust 1999-1) shall have complied in full with the notice and all other requirements as provided for under the Interim Financing Order; and

(d) The Interim Financing Order shall have been entered by the Bankruptcy Court and such Interim Financing Order shall be in form and substance satisfactory to the Agent, shall be in full force and effect and shall not have been reversed, stayed, modified or amended without the express written consent of the Agent, and except as otherwise consented to by the Agent at any time, no application or motion shall have been made to the Bankruptcy Court for any stay, modification or amendment of such Interim Financing Order and no stay or motion for a stay with respect to same shall have been entered or made.

SECTION 5.2 All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to and the satisfaction of each of the conditions precedent set forth below.

SECTION 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof), the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b) no Default shall have then occurred and be continuing.

SECTION 5.2.2 Credit Extension Request, etc. Subject to Section 2.3.2, the Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by any Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.

SECTION 5.2.3 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Agent and its counsel, and the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent and its counsel may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to each Secured Party as set forth in this Article.

SECTION 6.1 Organization, etc. Such Borrower and each other Obligor is validly organized and existing and in good standing or has active status under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and, upon the entry of the Financing Order, has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to be so qualified or in good standing or to have such power or authority as to licenses, permits or approvals would not be reasonably expected to have a Material Adverse Effect.

SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by such Borrower of each Loan Document executed or to be executed by it, the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it, such Borrower’s and each such Obligor’s participation in the consummation of all aspects of the transactions contemplated herein, and the execution, delivery and performance by such Borrower or (if applicable) any other Obligor of the agreements executed and delivered by it in connection with the transactions contemplated herein are in each case within such Person’s powers, upon the entry of the Financing Order, have been duly authorized by all necessary action, and do not

(a) contravene or result in a default under (i) such Borrower’s or any other Obligor’s Organic Documents, (ii) any contractual restriction (including the Senior Unsecured Notes Documents) binding on or affecting such Borrower or any other Obligor, (iii) any court decree or order binding on or affecting such Borrower or any other Obligor or (iv) any law or governmental regulation binding on or affecting such Borrower or any other Obligor; or

(b) result in, or require the creation or imposition of, any Lien on such Borrower’s or any other Obligor’s properties (except as permitted by this Agreement and the Financing Orders).

SECTION 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, regulatory body or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the consummation of the transactions contemplated herein or the due execution, delivery or performance by such Borrower or any other Obligor of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of the documents evidencing the transactions contemplated herein, in each case by the parties thereto. No Borrower nor any of their respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.4 Validity, etc. Subject to the entry of the Financing Order, this Agreement and the other documents which evidence the transactions contemplated herein have been duly executed and delivered and constitute, and each other Loan Document executed by each Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms and the Financing Order; and subject to the entry of the Financing Order, each Loan Document executed by each other Obligor will, on the due execution and delivery thereof by such Obligor, constitute the legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms and the Financing Order (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditors’ rights generally and by general principles of equity).

SECTION 6.5 Financial Information. The consolidated financial statements of Winn-Dixie and its Subsidiaries furnished to the Agent and each Lender hereunder have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All consolidated balance sheets, all statements of income and of cash flow and all other financial information of each of Winn-Dixie and its Subsidiaries furnished pursuant to Section 7.1.1(a) and (b) have been and will for periods following the Closing Date be prepared in accordance with GAAP (except as disclosed therein and except, with respect to unaudited financial information, for the absence of footnotes, normal year-end audit adjustment and goodwill or other asset impairment adjustments), and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6 No Material Adverse Change. Except to the extent reflected in the financial projections of Winn-Dixie and its Subsidiaries delivered pursuant to this Agreement, in the Quarterly Reports on Form 10-Q filed with the SEC prior to the Closing Date by Winn-Dixie since the end of Fiscal Year 2004 and in Item 6.6 of the Disclosure Schedule, there has been no material adverse change in the business, assets, revenues, financial condition, operations or prospects of Winn-Dixie and its Subsidiaries taken as a whole since September 22, 2004, other than the commencement of the Chapter 11 Cases (it being agreed that the default under any agreement to which any Borrower or Guarantor resulting solely from the commencement of the Chapter 11 Cases, or the reduction in payment terms by suppliers, increase in PACA claims and reclamation claims shall not be deemed a material adverse change).

SECTION 6.7 Litigation. There is no pending or, to the best knowledge of any Borrower or any of their Subsidiaries, threatened litigation, action, proceeding or labor controversy

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, the Quarterly Reports on Form 10-Q filed with the SEC prior to the Closing Date by Winn-Dixie since the end of Fiscal Year 2004 or in Winn-Dixie’s most recent public filings, affecting Winn-Dixie, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect; or

(b) which purports to affect the legality, validity or enforceability of any Loan Document, the other documents evidencing the transactions contemplated herein and the other transactions contemplated herein (including the Credit Extensions).

SECTION 6.8 Subsidiaries. Winn-Dixie has (a) no Subsidiaries, except those Subsidiaries (i) which are U.S. Subsidiaries and are identified in Item 6.8(a)(i) of the Disclosure Schedule (including those identified thereon as “Inactive Subsidiaries” which conduct no material business and own no material property or assets), (ii) which are Subsidiaries organized under the laws of the Bahamas and are identified in Item 6.8(a)(ii) of the Disclosure Schedule, or (iii) which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.10, and (b) as of the Closing Date, no Material Subsidiaries, except those Material Subsidiaries which are identified in Item 6.8(b) of the Disclosure Schedule.

SECTION 6.9 Ownership of Properties. Such Borrower and each of its Subsidiaries owns (a) in the case of owned Real Property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased Real Property or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except (x) the Carve-Out, (y) in the case of the Properties, Designated Permitted Liens and (z) in the case of any other Real Property, Permitted Liens.

SECTION 6.10 Taxes. Except as set forth in Item 6.10 of the Disclosure Schedule, such Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP shall have been set aside on its books and except to the extent that such Borrower or such Subsidiary is not required to make such payments as a result of the commencement of the Chapter 11 Cases.

SECTION 6.11 Pension and Welfare Plans. During the twelve (12) consecutive-month period prior to the date hereof and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by Winn-Dixie or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither Winn-Dixie nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.12 Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule and except to the extent that the failure to comply with any of the requirements listed below could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a) all facilities and property (including underlying groundwater) owned or leased by any Borrower or any of their Subsidiaries have been, and continue to be, owned or leased by such Borrower and such Subsidiaries in compliance with all Environmental Laws;

(b) there have been no past, and there are no pending or, to the best of the Borrowers’ knowledge, threatened (i) claims, complaints, notices or requests for information received by any Borrower or any of their Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to any Borrower or any of their Subsidiaries regarding potential liability under any Environmental Law;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by any Borrower or any of their Subsidiaries;

(d) each Borrower and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;

(e) no property now or previously owned or leased by any Borrower or any of their Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by any Borrower or any of their Subsidiaries;

(g) neither any Borrower nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by any such Borrower or any Subsidiary; and

(i) no conditions exist at, on or under any property now or previously owned or leased by any Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

SECTION 6.13 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby or contained in the Restructuring Plan contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

SECTION 6.14 Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15 [Intentionally Omitted]

SECTION 6.16 [Intentionally Omitted]

SECTION 6.17 Capitalization. Attached as Schedule III hereto is a true, complete and accurate description as of the Closing Date of the equity capital structure of Winn-Dixie showing accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Capital Securities for Winn-Dixie as of the date hereof. Except as set forth on Schedule III hereto, there are no (a) preemptive rights, outstanding subscriptions, warrants or options to purchase any Capital Securities, (b) obligations of any Person to redeem or repurchase any of its securities and (c) other agreements, arrangements or plans to which any Person is a party or of which Winn-Dixie has knowledge that could directly or indirectly affect the capital structure of Winn-Dixie. All such Capital Securities (i) are validly issued and fully paid and non-assessable and (ii) are owned of record and beneficially as set forth on Schedule III hereto or as otherwise disclosed in writing to the Agent, free of any Lien, except for Liens granted to the Secured Parties or otherwise permitted under this Agreement or the Financing Orders.

SECTION 6.18 Compliance with Laws; Authorizations. Except as disclosed in Item 6.18 of the Disclosure Schedule, each Borrower and its Subsidiaries have complied in all respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of its businesses or the ownership of its properties, including, without limitation, the Patriot

Act and those relating to public health and safety and those relating to sales of Inventory comprising tobacco, alcohol and pharmaceuticals, except to the extent such compliance could not reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of their respective Subsidiaries has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state and local health and safety statutes and regulations which non-compliance could be reasonably expected to have a Material Adverse Effect. Each Borrower and its Subsidiaries have obtained all authorizations necessary and appropriate to own and operate their businesses (including those relating to sales of Inventory comprising tobacco, alcohol and pharmaceuticals) and all such authorizations are in full force and effect, except where the failure to so obtain such authorizations or to so keep such authorizations in full force and effect could not be reasonably expected to have a Material Adverse Effect.

SECTION 6.19 No Contractual or Other Restrictions. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the Closing Date, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries (other than the Insurance Captive) or (ii) between any Subsidiaries of any Borrower or Guarantor (other than the Insurance Captive) or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries (other than the Insurance Captive) to incur Indebtedness or grant security interests to the Agent or any Lender in the Collateral.

SECTION 6.20 Absence of Any Undisclosed Liabilities. There are no liabilities of any Borrower or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances, which could reasonably be expected to result in a Material Adverse Effect, other than those liabilities provided for or disclosed in the most recently delivered financial statements.

SECTION 6.21 Intellectual Property. Each of the Borrowers and their respective Subsidiaries owns and possesses or licenses (as the case may be) all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as the Borrowers consider necessary for the conduct of the businesses of the Borrowers and their respective Subsidiaries as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to result in a Material Adverse Effect, and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which could reasonably be expected to result in a Material Adverse Effect, except as may be disclosed in Item 6.21 of the Disclosure Schedule.

SECTION 6.22 Priority of Security Interests. The Liens granted to the Agent in the Collateral (as defined in the applicable Pledge Agreement and the Security Agreement) are, subject to the entry of the Financing Order, first (subject to, on the Closing Date, Designated Permitted Liens, and thereafter, Permitted Liens and the Carve-Out, and other than motor vehicles, motor vehicle trailers, fixtures, and Deposit Accounts (as defined in the Security Agreement) that are not Majority Accounts) priority (or the local equivalent thereof) security interests and no Liens exist on any of the collateral described above other than the Liens created in favor of the Agent pursuant to a Loan Document and the Permitted Liens and the Carve-Out.

SECTION 6.23 Material Contracts. Except as set forth on Item 6.23 of the Disclosure Schedule, as of the Closing Date, neither the Borrowers nor any of their respective Subsidiaries is party to any Material Contract. Neither the Borrowers nor any of their respective Subsidiaries are in breach or in default in any material respect of or under any Material Contract except (a) as a result of the commencement of the Chapter 11 Cases, and (b) to the extent that the other party’s right to exercise any remedies, terminate such agreement, cease to perform or take any other action thereunder are at all times subject to the automatic stay or otherwise not permitted under the Bankruptcy Code. Except as set forth on Item 6.23 of the Disclosure Schedule, as of the date hereof, no notice of the intention of any other party thereto to terminate any Material Contract has been received by or on behalf of any Borrower or any of its Subsidiaries.

SECTION 6.24 Subsidiary Guarantors. The Borrowers and the Subsidiary Guarantors will at all times account for no less than 90% of (a) the consolidated gross revenues of Winn-Dixie and its Subsidiaries (excluding, for purposes of this calculation, the gross revenues of the Insurance Captive), (b) Net Income (excluding, for purposes of this calculation, the Net Income of any Bahamian Subsidiaries and of the Insurance Captive), and (c) the consolidated assets of Winn-Dixie and its Subsidiaries (excluding, for the purposes of this calculation, the consolidated assets of the Insurance Captive).

SECTION 6.25 Accounts.

(a) By the close of business on each day, substantially all of the cash of the Borrowers and their Subsidiaries (other than In Store Cash) will be held in, or wired to and expected to be received on the next Business Day in, Bank Accounts maintained with the Agent.

(b) As of the Closing Date, set forth in Item 6.25(b) of the Disclosure Schedule is a true and correct list of Majority Account Banks. A majority of the cash of the Borrowers and Guarantors is held in Bank Accounts with Majority Account Banks.

(c) As of the Closing Date, none of the Borrowers or Guarantors own any investment property (as defined in the UCC) other than securities pledged pursuant to the Borrower Pledge Agreement and Subsidiary Pledge Agreement and the securities accounts and uncertificated securities listed in Item 6.25(c) of the Disclosure Schedule.

SECTION 6.26 Labor Disputes.

(a) Set forth in Item 6.26 of the Disclosure Schedule is a true and correct list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of our under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no material strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

SECTION 6.27 Distribution Centers. Set forth in Item 6.27 of the Disclosure Schedule is a true and correct list of all distribution centers leased by the Obligors as of the Closing Date.

SECTION 6.28 Credit Card Issuers and Credit Card Processors. Set forth in Item 6.28 of the Disclosure Schedule is a true and correct list of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among any Borrower, any of its Affiliates, the Credit Card Issuers, the Credit Card Processors and any of their Affiliates as of the Closing Date. The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of any Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers or Credit Card Processors to whom such Borrower has sent a Processor Letter. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower that is party thereto and, to the best of each Borrower’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing other than those occurring as a result of the commencement of the Chapter 11 Cases. Each Borrower and the other parties thereto have complied in all material respects with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder. The Borrowers have delivered, or caused to be delivered to the Agent, true, correct and complete copies of all of the Credit Card Agreements in effect as of the date hereof.

SECTION 6.29 Payable Practices. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the Closing Date.

SECTION 6.30 Direction Banks. Set forth in Item 6.30 of the Disclosure Schedule is a true and correct list of all Bank Accounts held with each Direction Bank as of the Closing Date. A majority of the cash of the Borrowers and Guarantors that is not held with Majority Account Banks is held with Direction Banks.

SECTION 6.31 Borrowing Base Assets. All Borrowing Base Assets included in the Borrowing Base at any time are owned or leased by Borrowers at such time under this Agreement, except for the Baldwin Facility which is owned by either a Borrower or a Guarantor.

SECTION 6.32 [Intentionally Omitted]

SECTION 6.33 Anti-Terrorism Laws. None of the Borrowers, nor any of their respective Subsidiaries, is in material violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

SECTION 6.34 HIPAA Compliance.

(a) To the extent that and for so long as any Borrower is a “covered entity” within the meaning of HIPAA, such Borrower (i) has undertaken or will promptly undertake all appropriate surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed or will promptly develop an appropriate plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Borrower is or becomes HIPAA Compliant.

(b) For purposes hereof, “HIPAA Compliant” shall mean that a Borrower (i) is or will be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that has or could reasonably be expected to have a Material Adverse Effect.

SECTION 6.35 Compliance with Health Care Laws. Without limiting the generality of or any other representation or warranty made herein or in any of the other Loan Documents:

(a) Each Borrower is in compliance in all material respects with all applicable Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to them. Without limiting the generality of the foregoing, no Borrower has received notice by a Governmental Authority of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b) Each Borrower has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs and each Borrower and has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under applicable Health Care Laws.

SECTION 6.36 Notices from Farm Products Sellers, etc.

(a) Each Borrower has not, within the two (2) year period prior to the date hereof, received any written notice in respect of any claim greater than $100,000 individually or written notices in respect of claims greater than $250,000 in the aggregate pursuant to the applicable provisions of the PSA, PACA, the Food Security Act, the UCC or any other applicable local laws from (i) any Farm Products Seller or (ii) any lender to any Farm Products Seller or any other Person with a security interest in the assets of any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any Farm Products purchased by such Borrower are produced, in any case advising or notifying such Borrower of the intention of such Farm Products Seller or other Person to preserve the benefits of any trust applicable to any assets of any Borrower established in favor of such Farm Products Seller or other Person under the provisions of any law or claiming a security interest in or lien upon or other claim or encumbrance with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by a Borrower or any related or other assets of such Borrower (all of the foregoing, together with any such notices as any Borrower may at any time hereafter receive, collectively, the “Food Security Act Notices”).

(b) No Borrower is a “live poultry dealer” (as such term is defined in the PSA) or otherwise purchases or deals in live poultry of any type whatsoever. Borrowers do not purchase livestock pursuant to cash sales as such term is defined in the PSA. Borrowers are not subject to the trust provisions of PSA because Borrowers have written agreements providing for the extension of credit to them for all purchases of meat, poultry, meat products, poultry products and livestock products by Borrowers. Each Borrower is not engaged in, and shall not engage in, raising, cultivating, propagating, fattening, grazing or any other farming, livestock or aquacultural operations.

SECTION 6.37 Financing Order. The Interim Financing Order has been duly entered, is valid, subsisting and continuing and except as otherwise expressly consented to by the Agent and the Lenders, has not been vacated, modified, reversed on appeal, or vacated or modified by any Bankruptcy Judge or District Court Judge and is not subject to any pending stay and on and after the date any other Financing Order is entered by the Bankruptcy Court, such other Financing Order shall have been duly entered, valid, subsisting and continuing and shall not have been vacated, modified, reversed on appeal, or vacated or modified by any Bankruptcy Judge or District Court Judge and shall not be subject to any pending stay.

SECTION 6.38 Super-Priority Administrative Expense. All Obligations incurred during the pendency of the Chapter 11 Cases or thereafter shall, in addition to being secured by the Collateral, constitute claims entitled to super-priority under Section 364(c)(1) of the Bankruptcy Code, as more fully set forth in the Financing Orders, with the priority of such super-priority subject to the Carve-Out to the extent set forth in the Financing Orders.

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants. Each Borrower agrees with each Lender, each Issuer and the Agent that until the Termination Date has occurred, each Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1.1 Financial Information, Reports, Notices, etc. Winn-Dixie will furnish or cause to be furnished to the Agent (with sufficient copies for each Lender) copies of the following financial statements, reports, notices and information (all in form reasonably satisfactory to the Agent):

(a) (i) promptly after becoming available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of Winn-Dixie and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of Winn-Dixie and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct in accordance with GAAP as described in Section 1.4 by the chief financial or accounting Authorized Officer of Winn-Dixie and (ii) promptly after becoming available and in any event within twenty-five (25) days after the end of each Fiscal Month that is not an end of a Fiscal Quarter or the end of a Fiscal Year, an unaudited consolidated balance sheet of Winn-Dixie and its Subsidiaries as of the end of such Fiscal Month and consolidated statements of income and cash flow of Winn-Dixie and its Subsidiaries for the Fiscal Month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Month, and including (in each case) in comparative form the figures for the corresponding Fiscal Month of, and year to date portion of, the preceding Fiscal Year, certified as complete and correct in accordance with GAAP as described in Section 1.4 by the chief financial or accounting Authorized Officer of Winn-Dixie;

(b) promptly after becoming available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of Winn-Dixie and its Subsidiaries, and the related consolidated statements of income and cash flow of Winn-Dixie and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Agent and as prepared in accordance with GAAP, which shall be accompanied by a calculation of the financial covenants set forth in Section 7.2.4 in accordance with GAAP as described in Section 1.4 and stating that, in performing the examination necessary to deliver the audited financial statements of Winn-Dixie, either no knowledge was obtained of any Event of Default or, if such knowledge was obtained, the nature thereof;

(c) concurrently with the delivery of the financial information pursuant to clauses (a) or (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of Winn-Dixie, showing compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that Winn-Dixie or an Obligor has taken or proposes to take with respect thereto);

(d) the Borrowers and the Guarantors shall furnish or cause to be furnished to the Agent, as soon as available, but in no event later than March 31, 2005 (the “Initial Weekly Projections”) and shall furnish or cause to be furnished every four (4) weeks thereafter, projected statements of cash flow of the Borrowers and the Guarantors, including forecasted cash flow statements (collectively, all of the foregoing being referred to herein as the “Weekly Projections”), all in form and substance satisfactory to Agent, together with such supporting information as Agent may request in good faith. All of the Weekly Projections shall be prepared on a weekly basis for the applicable twelve (12) week period. The Weekly Projections shall represent the reasonable estimate of the Borrowers and the Guarantors of the future financial performance of the Borrowers and the Guarantors for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which the Borrowers and the Guarantors believe are fair and reasonable as of the date of preparation, in light of then current and reasonably foreseeable business conditions. Commencing four (4) weeks after the receipt by the Agent of the Initial Weekly Projections, and on a weekly basis thereafter, determined on a trailing four (4) week basis, the actual cash receipts, cash disbursements and inventory levels for such period shall not be less than eighty percent (80%) of the projected cash receipts and inventory levels, or more than one hundred twenty percent (120%) of the projected cash disbursements, in each case, for such periods as set forth in the applicable Weekly Projection (the “Weekly Reporting Covenants”). The breach of the Weekly Reporting Covenants shall constitute an Event of Default;

(e) the Borrowers and the Guarantors shall furnish or cause to be furnished to the Agent, as soon as available, but in no event later than May 31, 2005 for the period ending January 11, 2006 (the “Initial Monthly Projections”) and thirty (30) days prior to the end of each calendar year thereafter, projected consolidated financial statements (including in each case, balance sheets and statements of operations and statements of cash flow) of the Borrowers and the Guarantors for each applicable period, including forecasted income statements, cash flow statements and balance sheets and statements of operations income and loss (collectively, all of the foregoing being referred to herein as the “Monthly Projections”), all in form and substance satisfactory to the Agent, together with such supporting information as the Agent may request in good faith. All of the Monthly Projections shall be prepared on a fiscal monthly basis for the next applicable period. The Monthly Projections shall represent the reasonable estimate of the Borrowers and the Guarantors of the future financial performance of the Borrowers and the Guarantors for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which the Borrowers and the Guarantors believe are fair and reasonable as of the date of preparation, in light of then current and reasonably foreseeable business conditions.

(f) promptly after becoming available and in any event within ten (10) days after the end of each Fiscal Month, in each case certified as true and correct by the chief financial or accounting Authorized Officer of Winn-Dixie: (i) a statement confirming the payment of rent and other amounts due to owners and lessors of Eligible Leasehold Property used by the Borrowers and Guarantors in the immediately preceding Fiscal Month, subject to year-end or monthly percentage rent payment adjustments, and (ii) the addresses of all new retail store locations and distribution centers of the Borrowers and the Guarantors opened and existing retail store locations and distribution centers closed or sold, in each case since the date of the most recent certificate delivered to Agent containing the information required under this clause;

(g) as soon as possible and in any event within three Business Days after a Designated Officer of Winn-Dixie or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of Winn-Dixie setting forth details of such Default and the action which Winn-Dixie or such Obligor has taken and proposes to take with respect thereto;

(h) as soon as possible and in any event within three Business Days after a Designated Officer of Winn-Dixie or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and thereafter, to the extent the Agent requests, copies of all documentation relating thereto;

(i) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(j) promptly but, in any event, within three Business Days after a Designated Officer becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(k) promptly after receipt thereof, copies of all “management letters” submitted to Winn-Dixie or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(l) promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt or the Senior Unsecured Notes Documents, copies of such notice or report;

(m) promptly following any Subsidiary becoming a Material Subsidiary, the name and any other information reasonably requested by the Agent in respect of any such Subsidiary which has become a Material Subsidiary;

(n) promptly as required, the reports and documents specified in Section 7.3.1;

(o) promptly following the end of each Fiscal Month period (but in any event within ten (10) Business Days after the end thereof) (i) a certificate executed by the chief financial or accounting Authorized Officer of Winn-Dixie, setting forth the consolidated EBITDA and Capital Expenditures of Winn-Dixie and its Subsidiaries for the most recently ended trailing thirteen Fiscal Month period and (ii) a report as to the Dispositions made during such Fiscal Month in connection with the Restructuring Plan including, without limitation, a description of each asset Disposed of, such asset’s book value, and the consideration received for such asset;

(p) Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of the Borrowers and the Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to the Agent, at the Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to the Agent and the Lenders such information as they may have regarding the business of any Borrower and Guarantor. Any documents, schedules, invoices or other papers delivered to the Agent or any Lender may be destroyed or otherwise disposed of by the Agent or such Lender one (1) year after the same are delivered to the Agent or such Lender, except as otherwise designated by the Administrative Borrower to the Agent or such Lender in writing; and

(q) such budgets, forecasts, projections and other financial or other information respecting the Collateral and the business of the Borrowers and Guarantors as any Lender or Issuer through the Agent may from time to time reasonably request (including information and reports in such detail as the Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.1.2 Maintenance of Existence; Compliance with Laws, etc. Winn-Dixie will, and will cause each of its Subsidiaries to (a) preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.10), and (b) comply in all respects with all applicable laws, rules, regulations and orders, including (i) any such applicable laws, rules, regulations and orders with respect to any Pension Plan, and (ii) the payment (before the same become delinquent), of (A) all Taxes, imposed upon Winn-Dixie or its Subsidiaries or upon their property, except to the extent (x) being diligently contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been set aside on the books of Winn-Dixie or its Subsidiaries, as applicable, or (y) such payment is not required to be made as a result of the commencement of the Chapter 11 Cases, and (B) at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice (subject, where applicable, to specified grace periods), all their payment obligations of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceeding and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of Winn-Dixie or its Subsidiaries, as the case may be, except where the failure to comply with the requirements of this clause (b) could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.1.3 Maintenance of Properties. Winn-Dixie will, and will cause each of its Subsidiaries to, generally maintain, preserve (including remodeling or retrofitting), protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear and Casualty Events excepted), and make necessary repairs, renewals and replacements (except insofar as such is the obligation of a landlord under a lease of Real Property) so that the business carried on by Winn-Dixie and its Subsidiaries may be properly conducted at all times, unless Winn-Dixie or such Subsidiary determines in good faith that the continued preservation or maintenance of such property is no longer desirable.

SECTION 7.1.4 Insurance. Winn-Dixie will, and will cause each of its Subsidiaries to:

(a) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles and self-insurance amounts) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as Winn-Dixie and its Subsidiaries, it being understood that Winn-Dixie and its Subsidiaries may be self-insured in substantial amounts with respect to various insurable risks, with deductibles on property insurance of $10 million per year and deductibles on wind and rain damage of $20 million per year; and

(b) maintain all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents (including hazard insurance and business interruption insurance).

SECTION 7.1.5 Books and Records. Winn-Dixie will, and will cause each of its Subsidiaries to, keep books, records and accounts in accordance with GAAP which accurately reflect in all material respects all of its business affairs and transactions and permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to Winn-Dixie, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and Winn-Dixie hereby authorizes such independent public accountant to discuss Winn-Dixie’s and each other Obligor’s financial matters with each Secured Party or their representatives whether or not any representative of Winn-Dixie or such other Obligor is present) and to examine (and photocopy extracts from) any of its books, records and accounts including any “management letters” prepared by independent accountants. The Borrowers shall pay any fees of such independent public accountant incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section.

SECTION 7.1.6 Environmental Law Covenant. Except to the extent the failure to comply with any of the requirements listed below could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, Winn-Dixie will, and will cause each of its Subsidiaries to,

(a) use and operate all of its and their facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws; and

(b) promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall diligently resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law.

SECTION 7.1.7 Use of Proceeds. The Borrowers will (a) apply the proceeds of the Revolving Loans (i) to repay the Indebtedness under the Existing Credit Agreement, (ii) for general corporate and working capital purposes of the Borrowers and their Subsidiaries (including Permitted Acquisitions), (iii) to pay any fees and expenses incurred in connection with the transactions contemplated hereby and in connection with the Chapter 11 Cases, (iv) for issuing Letters of Credit for the account of the Borrowers and the Subsidiary Guarantors in the ordinary course of their business, and (v) for any other payments permitted to be made in the Financing Orders or any other Order of the Bankruptcy Court, and (b) use the Standby Letter of Credit Facility and the Standby Letters of Credit only in a manner consistent with the requirements of Section 7.1.10. None of the proceeds of the Revolving Loans will be used, directly or indirectly, for the purpose of payment of pre-petition claims (other than under the Existing Credit Agreement) without the prior consent of the Agent or as otherwise provided in the Financing Orders.

SECTION 7.1.8 Future Guarantors, Security, etc.. Winn-Dixie will, and will cause each U.S. Subsidiary (other than the Insurance Captive) to, execute any documents, Filing Statements, agreements and instruments (including, without limitation, Collateral Access Agreements, Blocked Account Agreements, Securities Account Control Agreements, Processor Letters and Direction Letters), and take all further action (including filing Mortgages and/or Mortgage Amendments) that may be required under applicable law, or that the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents. Winn-Dixie will promptly cause any subsequently acquired or organized Material Subsidiary which is a U.S. Subsidiary (other than the Insurance Captive) or any U.S. Subsidiary which becomes a Material Subsidiary to execute a Guarantee Agreement (or a supplement thereto) and each applicable Loan Document in favor of the Secured Parties. In addition, from time to time, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its and its U.S. Subsidiaries’ (other than the Insurance Captive) assets and properties (other than (i) Real Property owned and located in Florida, Retail Store number 2701 in Stockbridge, Georgia, any Real Property acquired after the Closing Date elsewhere for a purchase price of less than $7,500,000 for a single piece of Real Property or less than $25,000,000 in the aggregate for a purchase of related properties or series of related properties (including the purchase of a chain of stores or a portion of a chain of stores), any Real Property Leases, fixtures, and aircraft; and (ii) in respect of the perfection of Liens only, motor vehicles, motor vehicle trailers, Florida liquor licenses and, in each case except as set forth in the Security Agreement, Deposit Accounts (as defined in the Security Agreement) that are not Majority Accounts as the Agent or the Required Lenders shall designate), provided that neither the Borrowers nor their Subsidiaries shall be required to pledge more than 65% of the Voting Securities of any Foreign Subsidiary or to grant a Lien that would cause a breach by any Borrower or any of their Subsidiaries of any obligation to any Person the incurrence of which is permitted by this Agreement (including under Sections 7.2.2 and 7.2.14 hereof). Such Liens will be created under the Loan Documents in form and substance satisfactory to the Agent, and the Borrowers shall deliver or cause to be delivered to the Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Agent shall reasonably request in connection with the deliveries required under, or to evidence compliance with this Section.

SECTION 7.1.9 Conduct of Business; Separate Existence; Maintenance of Authorizations. Winn-Dixie will, and will cause each of its Material Subsidiaries to (a) carry on and conduct its business in the same manner as it is currently conducted; (b) do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; and (c) do all things reasonably necessary to renew, extend and continue in effect all authorizations which may at any time and from time to time be necessary to operate and own the business and assets of Winn-Dixie and its Subsidiaries in compliance with all applicable laws and regulations, except in each case where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.1.10 Standby Letters of Credit. Winn-Dixie will, and will cause each of its applicable Subsidiaries to, ensure that all Standby Letters of Credit are issued only to support workers’ compensation obligations and bankers’ acceptances and performance bonds, surety bonds, appeal bonds and performance guarantees of Winn-Dixie or any Restricted Subsidiary, in each case, in the ordinary course of business consistent with past practice, and for no other purpose.

SECTION 7.1.11 Offsite Books and Records. Winn-Dixie will, and will cause its applicable Subsidiaries to, maintain and update copies of substantially all electronic records or reports of Collateral and copies of substantially all electronic books and records of each Borrower and Guarantor in a backup data storage system housed at the existing distribution facility in Baldwin, Florida, or other premises owned by any Borrower.

SECTION 7.1.12 Eligible Borrowing Base Assets. Winn-Dixie will, and will cause its applicable Subsidiaries to, ensure at all times that all Borrowing Base Assets included in the Borrowing Base are owned by a Borrower under this Agreement at the time of such inclusion, except that the parcel of the Baldwin Facility owned as of the Closing Date by Dixon Realty Trust 1999-1 may be owned by such trust, so long as such trust is a Guarantor under this Agreement.

SECTION 7.1.13 Agricultural Products.

(a) Each Borrower shall at all times comply in all material respects with all existing and future Food Security Act Notices during their periods of effectiveness under the Food Security Act, including, without limitation, directions to make payments to the Farm Products Seller by issuing payment instruments directly to the secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Food Security Act Notice, so as to promptly terminate or release the security interest in any Farm Products maintained by such Farm Products Seller or any secured party with respect to the assets of such Farm Products Seller under the Food Security Act.

(b) Each Borrower shall take all other actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) or other Farm Products are purchased free and clear of any security interest, lien or other claims in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller.

(c) Each Borrower shall promptly notify the Agent in writing after receipt by or on behalf of such Borrower of any Food Security Act Notice or amendment to a previous Food Security Act Notice, and including any notice in respect of any claim greater than $100,000 individually or notices in respect to claims greater than $250,000 in the aggregate from any Farm Products Seller of the intention of such Farm Products Seller to preserve the benefits of any trust applicable to any assets of any Borrower or Guarantor under the provisions of the PSA, PACA or any other statute and such Borrower shall promptly provide Agent with a true, correct and complete copy of such Food Security Act Notice or amendment, as the case may be, and other information delivered to or on behalf of such Borrower pursuant to the Food Security Act.

(d) In the event any Borrower receives a Food Security Act Notice, such Borrower shall pay the related invoice within the payment terms specified therein and notify the Agent of such receipt; provided, that, such invoice may remain unpaid if, and only so long as (i) appropriate legal or administrative action has been commenced in good faith and is being diligently pursued or defended by such Borrower, (ii) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP, (iii) the Agent shall have established a Reserve in an amount at least equal to the amount claimed to be due by such vendor under the relevant invoice, (iv) such Borrower shall promptly pay or discharge such contested invoice and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such payment, if such contest is terminated or discontinued adversely to such Borrower or the conditions set forth in this Section 7.1.13(d) are no longer met.

(e) If any Borrower purchases any Farm Products from a Person who produces such Farm Products in a state with a central filing system certified by the United States Secretary of Agriculture, such Borrower shall immediately register as a buyer with the Secretary of State of such state (or the designated system operator). Each Borrower shall promptly forward to the Agent a copy of such registration as well as a copy of all relevant portions of the master list periodically distributed by any such Secretary of State (or the designated system operator). Each Borrower shall comply with any payment obligations in connection with the purchase of any Farm Products imposed by a secured party as a condition of the waiver or release of a security interest effective under the Food Security Act or other applicable law whether or not as a result of direct notice or the filing under any applicable central filing system. Each Borrower shall also provide to the Agent not later than the fifth (5th) day of each month, true and correct copies of all state filings recorded in any such central filing system in respect of a Person from whom a Borrower has purchased Farm Products within the preceding twelve (12) months.

SECTION 7.1.14 Credit Card Agreements. Each Borrower and Guarantor shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing, except that any Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such Borrower shall have given the Agent not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (c) give the Agent immediate written notice of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as the Agent may request; (d) each Borrower and Guarantor shall notify the Agent promptly of (i) any notice of a material default by any Borrower under any of the Credit Card Agreements or of any default which might result in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to any Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such Person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to any Borrower from such Person, or that such Person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of any Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which might result in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to any Borrower; and (e) furnish to the Agent, promptly upon the request of the Agent, such information and evidence as the Agent may require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

SECTION 7.1.15 Post-Closing Deliveries. Winn-Dixie will, and will cause each of its U.S. Subsidiaries (other than the Insurance Captive) to:

(a) no later than 10 days following the Closing Date, deliver to the Agent evidence of insurance (including, without limitation, property insurance) satisfactory to the Agent, including endorsements naming the Agent as additional insured and loss payee with financially sound and reputable insurance companies;

(b) no later than 60 days following the Closing Date, or at such later date as Agent, in its sole discretion, may elect, deliver to the Agent the following:

(i) a title search for each Property showing that the applicable mortgagor is the current record title holder and showing no liens of record other than Designated Permitted Liens and any matters an accurate survey of such Property would disclose subsequent to the date of the survey referenced in the title insurance policies delivered pursuant to this Agreement;

(ii) Mortgages (with such changes as may be required by the Agent and its counsel in order to comply with matters of local law) and otherwise in form and substance satisfactory to the Agent and in a form suitable for recording or filing, each duly executed and acknowledged by the applicable Obligor;

(iii) mortgagee title insurance policies delivered with respect to the Mortgages under this Agreement in form and substance satisfactory to the Agent; and

(iv) such other approvals, opinions, or documents as the Agent may request in form and substance satisfactory to the Agent, including, with respect to those Properties located in states that assess a mortgage recordation tax or similar tax, a Mortgage Tax Endorsement to the applicable mortgagee’s title insurance policy or an opinion of local counsel with respect to the proper payment of any applicable mortgage recordation taxes as the Agent may require in its reasonable discretional;

(c) no later than 60 days following the Closing Date, or at such later date as Agent, in its sole discretion, may elect, deliver to the Agent:

(i) counterparts of two mortgages (the “Baldwin Facility Mortgages”) for the Baldwin Facility for filing in the state in which such property is located, dated as of the Closing Date, duly executed by the applicable Obligors, together with

(ii) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Baldwin Facility Mortgages as may be necessary or, in the opinion of the Agent, desirable to create a valid, perfected first (subject to Designated Permitted Liens) priority Lien against the properties purported to be covered thereby;

(iii) mortgagee’s title insurance policy in favor of the Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers, satisfactory to the Agent, with respect to the properties purported to be covered by the Baldwin Facility Mortgages, insuring that title to such property is marketable and that the interests created by the Baldwin Facility Mortgages constitute valid first Liens (subject to Designated Permitted Liens) thereon free and clear of all material defects and encumbrances (other than Designated Permitted Liens) other than as approved by the Agent, and, if required by the Agent and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic’s lien endorsement and such other endorsements as the Agent shall reasonably request and accompanied by evidence of the payment in full of all premiums thereon;

(iv) American Land Title Association/American Congress on Surveying and Mapping form survey for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the Closing Date, certified to the Agent and issuer of the mortgagees’ title insurance policy in a manner satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the Property described in such survey is located and acceptable to the Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Agent; and

(v) such other approvals, opinions, or documents as the Agent may request in form and substance satisfactory to the Agent, including an opinion of local counsel;

(d) no later than 30 days following the Closing Date, or at such later date as Agent,

in its sole discretion, may elect, deliver to the Agent, in form and substance satisfactory to the Agent, a Blocked Account Agreement with respect to each Majority Account (other than those held by Wachovia Bank), duly authorized executed and delivered by each Majority Bank (other than Wachovia Bank) and the applicable Borrower or Guarantor;

(e) no later than 30 days following the Closing Date, deliver to the Agent in form and substance satisfactory to the Agent Processor Letters duly executed and delivered by the applicable Obligor, to each Credit Card Issuer and Credit Card Processor listed in Item 6.28 of the Disclosure Schedule, pursuant to the terms of this Agreement;

(f) no later than 30 days following the Closing Date, or at such later date as Agent, in its sole discretion, may elect, deliver to the Agent, in form and substance satisfactory to Agent, Direction Letters, duly executed and delivered by each applicable Borrower or Subsidiary with respect to each Bank Account listed in Item 6.30 of the Disclosure Schedule, to each Direction Bank advising such Direction Bank, among other things, of the existence of this Agreement;

(g) on or prior to May 31, 2005, or at such later date as Agent, in its sole discretion, may elect, Winn-Dixie shall engage, at it own expense, a Financial Advisor, and such Financial Advisor shall deliver to the Agent and the Lenders a report describing in reasonable detail the projections, financial and operating plans of the Borrowers in scope, form and substance satisfactory to the Agent.

(h) no later than 30 days following the Closing Date, or at such later date as Agent, in its sole discretion, may elect, deliver to the Agent, in form and substance satisfactory to the Agent, Securities Control Agreements with respect to each of the securities accounts and uncertificated securities listed in Item 6.25(c) of the Disclosure Schedule, duly executed by the applicable Obligor, the applicable securities intermediary and the Agent or, to the extent that any such Securities Control Agreements is not delivered on or prior to such date, the Borrowers and the Guarantors shall not hold any financial assets in any securities account, or hold any uncertificated securities (other than of direct wholly owned subsidiaries), in respect of which such Securities Control Agreement has not been delivered to the Agent; and

(i) no later than 60 days following the Closing Date, or at such later date as Agent, in its sole discretion, may elect, deliver to the Agent, in form and substance satisfactory to Agent, (i) from each Borrower and Guarantor, a certificate of foreign qualification (or the equivalent) from all appropriate jurisdictions, and (ii) from each Guarantor that is not a Material Subsidiary, (A) a copy of a good standing (or the equivalent) certificate, dated a date reasonably close to the Closing Date, for each such Person, and (B) from each Guarantor that is not a Material Subsidiary, a certificate, dated the Closing Date with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

(1) resolutions of each such Person’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by each Person and the transactions contemplated hereby and thereby;

(2) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(3) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 7.1.16 Leasehold Mortgages. On or prior to March 31, 2005, or at such later date as Agent, in its sole discretion, may elect, the Agent, shall have received, upon Agent’s request, duly executed counterparts of mortgages, in form and substance reasonably satisfactory to the Agent (the “Leasehold Mortgages”) with respect to each Eligible Leasehold Property for filing in the county in which each such Leasehold Property is located, in each case duly executed and delivered by the applicable Obligor, together with:

(a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Leasehold Mortgages as may be necessary or, in the opinion of the Agent, desirable to create a valid, perfected first (subject to Designated Permitted Liens and the Carve-Out) priority Lien against each Leasehold Property purported to be covered thereby; and

(b) such other consents, approvals, opinions, or documents as the Agent may request, in form and substance satisfactory to the Agent, including (without limitation) (i) an opinion of local counsel to the applicable Obligor, in form and substance reasonably satisfactory to the Agent, (ii) a memorandum of lease in recordable form with respect to a leasehold interest, executed and acknowledged by the owner of the affected Leasehold Property as lessor, (iii) evidence that the applicable lease or a memorandum thereof has been recorded in all locations necessary or desirable, in the Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (iv) if a leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Agent.

SECTION 7.1.17 Final Financing Order. On or before the expiration of the Interim Financing Orders but in any event no later than the date which is sixty (60) days following the date of the commencement of the Chapter 11 Cases, the Final Financing Order shall have been entered by the Bankruptcy Court and such Final Financing Order shall be in form and substance satisfactory to the Agent, and as provided in the definition thereof shall be a Final Order, except as otherwise consented to by the Agent.

SECTION 7.1.18 Release of Liens by Existing Lenders.

(a) (i) Within five (5) days from the Existing Lenders Lien Release Date, or at such later date as Agent, in its sole discretion, may elect, Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents and instruments as Agent may request to evidence and effectuate the termination and release (and/or assignment to the extent provided in the Interim Financing Order) by Existing Lenders of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by one or all of them, including, but not limited to, or at such later date as Agent, in its sole discretion, may elect, UCC financing statement amendments providing for the termination of all UCC financing statements previously filed by any of them or their predecessors, as secured party, and any Borrower or Guarantor, as debtor; and (ii) within five (5) days from the Existing Lenders Lien Release Date, or at such later date as Agent, in its sole discretion, may elect, Agent shall have received, in form and substance satisfactory to Agent, satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority. In addition, Borrowers shall cause to be delivered to Agent any promissory notes executed and delivered by any Borrower in favor of the Existing Lenders or duly executed lost note affidavits in favor of the Agent in lieu thereof.

(b) As more particularly set forth in the Interim Financing Order, Existing Lenders shall retain a Lien on certain assets of the Borrowers and the Guarantors (the “Existing Lender Collateral”). The Existing Lenders’ Lien upon the Existing Lender Collateral, in accordance with the terms of the Interim Financing Order, shall be junior and subordinate to the Lien granted in favor of the Agent, for the benefit of the Lenders. Notwithstanding anything to the contrary contained herein, until the Existing Lenders Lien Release Date, the contingent Indebtedness of the Borrowers and the Guarantors to Existing Lenders as more particularly set forth in the Interim Financing Order shall be permitted Indebtedness hereunder and the Lien in favor of the Existing Lenders upon the Existing Lender Collateral shall be a Permitted Lien hereunder.

SECTION 7.2 Negative Covenants. Each Borrower covenants and agrees with each Lender, each Issuer and the Agent that until the Termination Date has occurred, each Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.2.1 Business Activities. Winn-Dixie will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably related or incidental thereto.

SECTION 7.2.2 Indebtedness. Winn-Dixie will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of (i) the Obligations (including with respect to the Existing Letters of Credit, as described in Item 7.2.2(a) of the Disclosure Schedule); (ii) the Existing Letters of Credit and (iii) any Hedging Obligations incurred in the ordinary course of business of Winn-Dixie and its Subsidiaries (which shall exclude Hedging Obligations incurred under agreements entered into for speculative purposes or as an arbitrage of rates);

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c) Indebtedness existing as of the Closing Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness; provided that (x) the principal amount (as such amount may have been reduced following the Closing Date) thereof is not increased, (y) the maturity date thereof is not shortened, and (z) the material terms thereof are not materially more onerous on any Borrower than the terms contained in the Indebtedness being refinanced;

(d) Indebtedness (i) incurred in the ordinary course of business of Winn-Dixie and its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and appropriate reserves in conformity with GAAP have been established on the books of Winn-Dixie or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of Winn-Dixie and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party), in each case used in the ordinary course of business of Winn-Dixie and its Subsidiaries (provided that such Indebtedness is incurred within 60 days of the acquisition of such property) and (iii) Capitalized Lease Liabilities (for the purposes of this clause (e)(iii), Capitalized Lease Liabilities shall not include any sale and leaseback transaction permitted under Section 7.2.15); provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $25,000,000; provided further that neither Winn-Dixie nor any Material Subsidiary may have any Contingent Liability in respect of such Indebtedness incurred by any Subsidiary which is not a Subsidiary Guarantor;

(f) (i) Indebtedness of any Borrower or Subsidiary Guarantor owing to any Borrower or any Subsidiary Guarantor, (ii) Indebtedness of any U.S. Subsidiary that is not a Subsidiary Guarantor (other than the Insurance Captive) and any Foreign Subsidiary (so long as at the time of the incurrence of such Indebtedness no Event of Default has occurred and is continuing and Average Excess Availability is greater than $150,000,000, and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and Excess Availability is greater than $150,000,000) owing to any Borrower in an aggregate amount outstanding at any time for all Borrowers collectively not to exceed $10,000,000 (which Indebtedness shall not (when aggregated with the amount of Investments made by the Borrowers in Foreign Subsidiaries or U.S. Subsidiaries (other than the Insurance Captive) that are not Subsidiary Guarantors under clause (d)(iii) of Section 7.2.5), exceed $10,000,000), (iii) Indebtedness of any Bahamian Subsidiary owing to any other Bahamian Subsidiary, (iv) so long as at the time of the incurrence of such Indebtedness no Event of Default has occurred and is continuing and Average Excess Availability is greater than $150,000,000, and so long as immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and Excess Availability is greater than $150,000,000, Indebtedness of the Insurance Captive owing to any Borrower or Subsidiary Guarantor in an aggregate amount for all such Indebtedness not to exceed $25,000,000 (which Indebtedness shall not, when aggregated with the amount of Investments made by the Borrowers and Subsidiary Guarantors under clause(d)(v) of Section 7.2.5, exceed $25,000,000), and (v) Indebtedness of any Borrower owing to the Insurance Captive in an aggregate amount for all such Indebtedness not to exceed $10,000,000, in each case

(x) which Indebtedness shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that only the amount repaid in part shall be discharged); and

(y) to the extent such Indebtedness is payable to any Borrower or a Subsidiary Guarantor and evidenced by one or more promissory notes, any such promissory notes shall be delivered in pledge to the Agent pursuant to a Loan Document;

(g) unsecured Indebtedness (not evidenced by a note or other instrument) of Winn-Dixie owing to a Subsidiary Guarantor that has previously executed and delivered to the Agent the Interco Subordination Agreement;

(h) Indebtedness evidenced by the Senior Unsecured Notes in an aggregate principal amount not exceeding $300,000,000, less any payments made thereon;

(i) unsecured Subordinated Debt of Winn-Dixie incurred pursuant to the terms of the Sub Debt Documents in a principal amount not to exceed $300,000,000, the proceeds of which are used to refinance in whole or in part the Senior Unsecured Notes, and unsecured subordinated Contingent Liabilities of the Subsidiary Borrowers and the Subsidiary Guarantors in respect of such Subordinated Debt, and (in each case), refinancings of such Subordinated Debt and subordinated Contingent Liabilities which continue to satisfy the terms of the definition of “Subordinated Debt”;

(j) Indebtedness of a Person existing at the time such Person became a Subsidiary of Winn-Dixie, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and the aggregate outstanding amount of all Indebtedness existing pursuant to this clause does not result in a Default (including under Section 7.2.4); provided that neither the Borrowers nor any Material Subsidiary may have any Contingent Liability in respect of such Indebtedness incurred by any Subsidiary which is not a Subsidiary Guarantor;

(k) Indebtedness incurred in connection with the relocation of personnel outstanding as of the date hereof, plus, from and after the date hereof, an aggregate amount at any time not to exceed $5,000,000;

(l) Indebtedness in respect of letters of credit that (i) are issued subsequent to the date 364 days before the Stated Maturity Date (as in effect at the time of issuance), (ii) are stated to expire one year from the date of initial issuance or extension and (iii) are issued to support workers compensation obligations and bankers acceptance and performance bonds, surety bonds, appeal bonds and performance guarantees in each case in the ordinary course of business, provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $25,000,000 (as such amount may be increased dollar-for-dollar to the extent that the Standby Letter of Credit Commitment Amount has been permanently reduced pursuant to Section 2.2);

(m) other Indebtedness of the Borrowers and their Subsidiaries (other than Indebtedness of the Foreign Subsidiaries and U.S. Subsidiaries that are not Subsidiary Guarantors owing to Winn-Dixie) in an aggregate amount at any time outstanding not to exceed $10,000,000, provided that none of the Indebtedness permitted by this clause (m) shall be for the purposes described in clause (l);

(n) from and after the Leasehold Availability Effective Date, Indebtedness of the Borrowers or Guarantors, on terms and conditions acceptable to Agent, in an amount equal to the difference between (i) $100,000,000 and (ii) the sum of the Leasehold Availability plus the Supplemental Junior Availability;

(o) the Indebtedness constituting the Carve-Out;

provided, however, that no Indebtedness otherwise permitted by clauses (c), (e), (f)(i), (f)(ii), f(iii), f(iv)(i), (j), (k), (l), (m), or (n) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 7.2.3 Liens. Winn-Dixie will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c) (i) Liens existing or contemplated as of the Closing Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2 and (ii) Liens securing any extension, renewal or replacement of any obligations secured by any such Lien; provided, that (x) in respect of Liens permitted pursuant to clause (c)(i) of this Section 7.2.3, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing Date), and (y) in respect of Liens permitted pursuant to clause (c)(ii) of this Section 7.2.3, such Lien shall only cover the same assets which originally secured the obligations being extended, renewed or replaced;

(d) Liens on property other than Borrowing Base Assets, investment property (as defined in the UCC) or Bank Accounts securing Indebtedness permitted under clause (e) of Section 7.2.2; provided that (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens on property securing Indebtedness permitted by clause (j) of Section 7.2.2; provided that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally) and provided further that no such property shall be included in the Borrowing Base;

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen, lessors of personal property and landlords granted or arising in the ordinary course of business or as a matter of law for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h) judgment Liens in existence for less than 60 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6 and other judgment Liens that do not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(i) easements, rights-of-way and zoning restrictions;

(j) minor defects or irregularities in title, and rights of licensees and concessionaires, and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(k) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP shall have been set aside on its books or that arose prior to the commencement of the Chapter 11 Cases so long as any action by any Governmental Authority or the person to whom such taxes are owed as to Winn-Dixie or such Subsidiaries or any of their respective assets is at all times effectively stayed pursuant to Section 362 of the Bankruptcy Code;

(l) non-consensual statutory liens (other than Liens for Taxes) arising in the ordinary course of Winn-Dixie’s or such Subsidiary’s business to the extent: (i) such liens secure Indebtedness or other obligations which arose prior to the commencement of the Chapter 11 Cases, so long as the rights and remedies of the Person that has such lien is at all times effectively stayed pursuant to Section 362 of the Bankruptcy Code (except with respect to the perfection of such Liens as permitted in Section 362(b)(3)

of the Bankruptcy Code), or which accrue after the commencement of the Chapter 11 Cases and which are not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Winn-Dixie or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(m) Liens constituting a property interest of a lessee, concessionaire or licensee in property leased or occupied by such Person from an Obligor;

(n) Liens on residential Real Property incurred in connection with Indebtedness permitted pursuant to Section 7.2.2(k);

(o) Liens on cash collateral (and not on Borrowing Base Assets or investment property, as defined in the UCC) that secure any Letters of Credit permitted to be incurred pursuant to Section 7.2.2(l); provided that at any time that the Agent has the right to direct the application of certain cash and other assets pursuant to Section 7.4.2, such cash collateral shall have been provided directly from the proceeds of Revolving Loans;

(p) other Liens on property other than Borrowing Base Assets securing Indebtedness in an aggregate amount not to exceed $10,000,000; and

(q) the claim to assets and properties of the Borrowers and Guarantors to the extent of the Carve-Out and including the pledge of cash collateral for the benefit of the Existing Lenders to the extent provided for in the Interim Financing Order.

SECTION 7.2.4 Financial Condition. The Borrowers shall not permit any of the events set forth below to occur (and all calculations of Excess Availability, EBITDA and Capital Expenditures for purposes hereof shall be accompanied by a certificate of the chief financial or other Authorized Officer of Winn-Dixie acceptable to the Agent, all in reasonable detail and reasonably satisfactory to the Agent):

(a) The Borrowers will not permit the Excess Availability to fall below $100,000,000 at any time, except that prior to (i) the receipt by the Agent of the Initial Weekly Projections, (ii) the receipt by the Agent of the weekly reports required to be delivered in accordance Section 7.3.2, which reports shall be in form and substance satisfactory to Agent, (iii) the establishment of the Weekly Reporting Covenants (as defined in Section 7.1.1(d)) and (iv) the entry of the Final Financing Order, Borrowers will not permit the Excess Availability to fall below $200,000,000 at any time; and

(b) After the receipt by the Agent of the Initial Monthly Projections, the Borrowers and the Guarantors will not permit the consolidated EBITDA of Winn-Dixie and its Subsidiaries for the most recently ended trailing six (6) Fiscal Month period, tested on the last day of each Fiscal Month, to be less than eighty percent (80%) of the EBITDA projected in such Monthly Projections for such period; and

(c) After the receipt of the Initial Monthly Projections, the Borrowers and the Guarantors will not make, and will not permit their Subsidiaries to make any Capital Expenditures that would cause the aggregate cumulative amount of all such Capital Expenditures made by Winn-Dixie and its Subsidiaries during the most recently ended trailing six (6) Fiscal Month period, tested on the last day of each Fiscal Month, to exceed twenty percent (20%) of the Capital Expenditures projected in such Monthly Projections for such period.

SECTION 7.2.5 Investments. Winn-Dixie will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person or acquire any business or all or substantially all of the assets or Capital Securities of any Person (or any division thereof), except:

(a) Investments existing on the Closing Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) Cash Equivalent Investments with respect to which the Lenders have a fully perfected first priority Lien pursuant to a Securities Account Control Agreement or other method satisfactory to the Agent;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments by way of contributions to capital, purchases of Capital Securities and extensions of credit (i) by Winn-Dixie in any other Borrower or Subsidiary Guarantor, by any Subsidiary Borrower or Subsidiary Guarantor in any wholly owned Subsidiary Borrower or Subsidiary Guarantor, (ii) by any Subsidiary Borrower or Subsidiary Guarantor in Winn-Dixie, (iii) with the prior written consent of Agent, by Winn-Dixie in any U.S. Subsidiary that is not a Subsidiary Borrower or a Subsidiary Guarantor (other than the Insurance Captive) and any Foreign Subsidiary (so long as at the time of making such Investment, no Event of Default has occurred and is continuing and Average Excess Availability is greater than $150,000,000, and immediately after giving effect to such Investment, no Event of Default shall have occurred and be continuing and Excess Availability is greater than $150,000,000) in an aggregate amount not to exceed (when aggregated with the amount of Indebtedness owed to the Borrowers by Foreign Subsidiaries and U.S. Subsidiaries that are not Subsidiary Guarantors (other than the Insurance Captive) under clause (f)(ii) of Section 7.2.2) $10,000,000 at any time outstanding, (iv) by W-D (Bahamas) Limited comprising a revolving credit facility extended by it to Bahamas Supermarkets Limited in a maximum amount of $7,000,000 or (v) with the prior written consent of Agent, so long as at the time of making such Investments, no Event of Default has occurred and is continuing and Excess Availability is greater than $150,000,000, and immediately after giving effect to such Investment, no Event of Default shall have occurred or be continuing and Excess Availability is greater than $150,000,000, by the Borrowers and the Subsidiary Guarantors in the Insurance Captive in an aggregate amount for all such Investments not to exceed $25,000,000 (which Investment shall not, when aggregated with the amount of Indebtedness incurred pursuant to clause (f)(iv) of Section 7.2.2, exceed $25,000,000);

(e) Investments constituting (i) accounts receivable arising, (ii) trade debt granted or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f) With the prior written consent of Agent, Investments by way of the acquisition of Capital Securities or assets in each case constituting Permitted Acquisitions (i) in an aggregate amount not to exceed $50,000,000 in any Fiscal Year, and (ii) in an aggregate amount not to exceed $150,000,000 over the term of this Agreement; provided that, in any event, (w) except with respect to Retail Store Acquisitions, immediately prior to such Investment, Average Excess Availability is greater than $150,000,000, and immediately after giving effect to such Investment, Excess Availability is greater than $150,000,000, (x) such Investments that comprise the acquisition of all of the Capital Securities of a Person shall result in the acquisition of a wholly owned Material Subsidiary that is a U.S. Subsidiary, (y) upon making such Investments, the provisions of Section 7.1.8 are complied with and (z) none of the

Inventory, Pharmacy Scripts or Pharmacy Receivables acquired in connection with such Permitted Acquisition shall be included in the Borrowing Base unless and until the Agent has conducted a collateral audit thereon satisfactory to it and has made appropriate adjustments, if any, to the Reserves and/or the definition of Eligible Inventory, Eligible Pharmacy Scripts or Eligible Pharmacy Receivables, as the case may be;

(g) Investments consisting of any deferred portion of the sales price received by any Borrower or any Subsidiary Guarantor in connection with any Disposition permitted under Section 7.2.11;

(h) Investments by the Insurance Captive that are “admitted assets” of the Insurance Captive under the applicable laws of the State of South Carolina; and

(i) Other Permitted Investments with respect to which the Lenders have a fully perfected first priority Lien pursuant to a Securities Control Agreement or other method satisfactory to the Agent.

(j) other Investments after the Closing Date in an aggregate amount not to exceed $5,000,000;

provided, however, that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

SECTION 7.2.6 Restricted Payments, etc. Winn-Dixie will not, and will not permit any of its Subsidiaries to make, declare or commit to make a Restricted Payment, or make or commit to make any deposit for any Restricted Payment, unless:

(a) such Restricted Payment is made by a Subsidiary to Winn-Dixie or a wholly owned Subsidiary, by any wholly owned Subsidiary of a partially owned subsidiary to its parent or by any partially owned Subsidiary pro rata to its stockholders;

(b) no Default has occurred and is continuing or would result from the payment thereof;

(c) such Restricted Payment is permitted under the Bankruptcy Code (including pursuant to an order of the Bankruptcy Court); and

(d) at the time of making, declaring or committing to make such Restricted Payment (or deposit), Average Excess Availability is greater than $150,000,000 and after giving effect to such Restricted Payment (or deposit), the Excess Availability will be greater than $150,000,000;

provided that any dividend which has been declared in accordance with the foregoing provisions of this Section 7.2.6 shall also be permitted to be made if (and only if) (i) (A) the Agent shall have established a Reserve in an amount equal to 100% of the amount of the declared dividend on the day such dividend was declared and (B) the aggregate amount of all such dividends shall not exceed $8,000,000 during any Fiscal Quarter or $32,000,000 during any Fiscal Year and (ii) at the time of payment of such dividend, no Default shall exist pursuant to Section 8.1.1 or under Section 7.2.4(a).

SECTION 7.2.7 Changes to Fiscal Year. Winn-Dixie will not, and will not permit any of its Subsidiaries to, change its Fiscal Year.

SECTION 7.2.8 No Prepayment of Debt. Winn-Dixie will not, and will not permit any of its Subsidiaries to,

(a) unless the Required Lenders otherwise agree in writing, make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt or the Indebtedness evidenced by the Senior Unsecured Notes (i) other than the stated, scheduled date for payment of interest set forth in the applicable Sub Debt Documents and Senior Unsecured Notes Documents, or (ii) which would violate the terms of this Agreement, the applicable Sub Debt Documents or the Senior Unsecured Notes Documents;

(b) redeem, retire, purchase, repurchase, defease or otherwise acquire any Subordinated Debt or any Senior Unsecured Notes; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

Furthermore, neither Winn-Dixie nor any Subsidiary will designate any Indebtedness other than the Obligations as “Designated Senior Debt” (or any analogous term) in any Sub Debt Document.

SECTION 7.2.9 Issuance of Capital Securities. Winn-Dixie will not, and will not permit any of its Subsidiaries to, (a) issue any Capital Securities (whether for value or otherwise) to any Person other than (in the case of Subsidiaries), to Winn-Dixie or another wholly owned Subsidiary or (b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Securities of Winn-Dixie or any Subsidiary or any option, warrant or other right to acquire any such Capital Securities.

SECTION 7.2.10 Consolidation, Merger, etc. Winn-Dixie will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except

(a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, Winn-Dixie or any other U.S. Subsidiary (other than the Insurance Captive) (provided, however, that (i) a Subsidiary Borrower may only liquidate or dissolve into, or merge with and into, Winn-Dixie or another Borrower and (ii) a Guarantor may only liquidate or dissolve into, or merge with and into, Winn-Dixie or another Borrower or Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by Winn-Dixie or any other U.S. Subsidiary (other than the Insurance Captive) (provided, however, that (i) the assets or Capital Securities of any Subsidiary Borrower may only be purchased or otherwise acquired by Winn-Dixie or another Borrower and (ii) the assets or Capital Securities of any Guarantor may only be purchased or otherwise acquired by Winn-Dixie or another Borrower or Guarantor); provided further that in no event shall any Pledged Subsidiary consolidate with or merge with and into any Subsidiary other than another Pledged Subsidiary (except the Insurance Captive) unless after giving effect thereto, the Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) of the surviving Person as the Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Agent to create, perfect or maintain the collateral position of the Secured Parties therein; and

(b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrowers or any of their Subsidiaries may (to the extent permitted by clause (f) of Section 7.2.5) purchase all or substantially all of the assets or Capital Securities of any Person (or any division thereof), or acquire such Person by merger.

SECTION 7.2.11 Permitted Dispositions. Winn-Dixie will not, and will not permit any of its U.S. Subsidiaries (other than the Insurance Captive) to, Dispose of any of Winn-Dixie’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition:

(a) (i) is in the ordinary course of its business and (A) consists of (1) the lease (or sublease) of a portion of any Real Property owned or leased by any Borrower or any Subsidiary or (2) the temporary license (or temporary sublicense) of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights or other intellectual property rights; provided that such lease (or sublease) or temporary license (or temporary sublicense) shall not interfere with the primary use of such Real Property or intellectual property right, or (B) constitutes Inventory or is, in the reasonable determination of Winn-Dixie, of obsolete or worn out assets or property or assets or properties no longer used in its business (it being understood that Dispositions made in connection with the Restructuring Plan or any other restructuring plan approved by the Agent in its discretion shall not be considered to be made in the ordinary course of business), (ii) is to a Borrower or any Subsidiary Guarantor, or (iii) is permitted by Section 7.2.10;

(b) is for fair market value to any Person other than an Affiliate or Subsidiary, and the following conditions are met:

(i) the aggregate fair market value, as well as the aggregate book value, of all such asset sales do not exceed $25,000,000 in any Fiscal Year and $75,000,000 in the aggregate for the term of this Agreement; provided that (A) any single asset sold for less than $1,000,000 shall not be treated as usage of either the $25,000,000 or $75,000,000 baskets contained in this clause (b)(i) unless such asset is sold as part of a group of assets for an amount in excess of $5,000,000 in the aggregate, (B) assets sold in connection with Dispositions or facility closings as part of the Restructuring Plan or any other restructuring plan approved by the Agent, in its discretion, up to an aggregate net book value amount not to exceed $75,000,000 in the case of assets other than Inventory and $175,000,000 in the case of Inventory shall not be treated as usage of either the $25,000,000 or $75,000,000 baskets contained in this clause (b)(i) and (C) Dispositions of assets that are not Borrowing Base Assets listed in Item 7.2.11(b)(i) of the Disclosure Schedule up to an aggregate net book value amount not to exceed $65,000,000 shall not be treated as usage of either the $25,000,000 or $75,000,000 baskets contained in this clause (b)(i);

(ii) immediately prior to and immediately after giving effect to such disposition, no Default shall have occurred or would result therefrom (including without limitation under Section 7.2.4);

(iii) any Net Disposition Proceeds have been applied pursuant to clause (b) of Section 3.1.1 to the extent required by the terms thereof;

(iv) all the consideration for such sale, transfer, lease, contribution or conveyance is cash (including cash held in escrow or otherwise subject to a holdback or similar arrangement in support of indemnification made by the disposing Person in connection with the Disposition) or, in the case of assets that are not Borrowing Base Assets, assumption of liabilities by the purchaser thereof;

(v) at least 10 Business Days prior to any such Disposition of Borrowing Base Assets having a book value of $10,000,000 or more, Winn-Dixie has provided the Agent with a pro forma Borrowing Base Certificate which shall be comprised of the most recently delivered Borrowing Base Certificate, adjusted to give pro forma affect to such Disposition as if such Disposition occurred on the last day of the period covered by the most recently delivered Borrowing Base Certificate; and

(vi) the Agent have received at least 5 Business Days prior written notice of such Disposition (to the extent a pro forma Borrowing Base Certificate has not previously been provided pursuant to Section 7.2.11(b)(v)) and, at the request of the Agent, any acquisition or purchase agreements or other documents relating to the Disposition have been provided to the Agent.

(c) constitutes a Permitted Sale and Leaseback Transaction;

(d) constitutes a Permitted Lien;

(e) constitutes a rejection of a lease or other executory contract to which Winn-Dixie or such Subsidiary is a party to the extent such rejection of a lease does not relate to any Eligible Leasehold Property and such rejection is part of the Restructuring Plan or any other restructuring plan approved by the Agent in its discretion, is permitted under, and in accordance with, the Bankruptcy Code where such rejection does not have a reasonable likelihood of having a Material Adverse Effect and will not otherwise adversely affect the right or ability of the Agent or the Lenders to exercise any of their respective rights or remedies with respect to any of the Collateral or reduce the value of the Collateral in any material respect; or

(f) occurs when no Default shall have occurred and be continuing, and comprises the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that such sale or discount shall be without recourse to Winn-Dixie or any Subsidiary of Winn-Dixie.

SECTION 7.2.12 [Intentionally Omitted]

SECTION 7.2.13 Transactions with Affiliates. Winn-Dixie will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (a) is on fair and reasonable terms no less favorable to Winn-Dixie or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (b) is of the kind which would be entered into by a prudent Person in the position of Winn-Dixie or such Subsidiary with a Person that is not one of its Affiliates and (c) is approved by the Bankruptcy Court.

SECTION 7.2.14 Restrictive Agreements, etc. Winn-Dixie will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting

(a) other than the Insurance Captive, the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to Winn-Dixie, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, or (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (f)(ii) of Section 7.2.2.

SECTION 7.2.15 Sale and Leaseback. Winn-Dixie will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person; provided that, Winn-Dixie or any Subsidiary may enter into any such sale and leaseback transaction if (a)(i) the aggregate net book value of the properties sold or transferred in any such transactions does not exceed $5,000,000 after the Closing Date, (ii) such sale and leaseback transaction is entered into in connection with a Disposition permitted to be made pursuant to Section 7.2.11(b)(i)(C), (b) the Borrower or such Subsidiary has applied any Net Sale and Leaseback Proceeds pursuant to clause (b) of Section 3.1.1 to the extent required by the terms thereof, and (c) immediately prior to and immediately after giving effect thereto, no Default shall have occurred or would result therefrom (including without limitation under Section 7.2.4).

SECTION 7.2.16 Collateral Access Agreements. The Borrowers will not, and will not permit the Subsidiary Guarantors to, enter into a new lease for a distribution center or Winn-Dixie’s headquarters with any landlord, other than renewals as to the existing headquarters and the existing distribution centers in Item 6.27 of the Disclosure Schedule, unless the Agent has received counterparts of a Collateral Access Agreement duly executed by such landlord and the applicable Obligor.

SECTION 7.2.17 Credit Card Issuers and Credit Card Processors. The Borrowers will not, and will not permit the Subsidiary Guarantors to, enter into a Credit Card Agreement with any Person or any other agreement, document or instrument with a Credit Card Issuer or Credit Card Processor other than those existing arrangements listed in Item 6.28 of the Disclosure Schedule, unless the Agent has received a copy of a Processor Letter duly executed by the applicable Obligor and delivered to such Person.

SECTION 7.2.18 Accounts; Investment Property.

(a) The Borrowers will not, and will not permit their Subsidiaries (other than the Insurance Captive) to, open any Bank Accounts with any Direction Bank other than those listed in Item 6.30 of the Disclosure Schedule, unless the applicable Borrower or Subsidiary shall have delivered a Direction Letter to such Direction Bank with respect to such Bank Account and a copy thereof to the Agent.

(b) The Borrowers will not, and will not permit their U.S. Subsidiaries (other than the Insurance Captive) to, open any securities account (as defined in the UCC), or hold any financial assets in an existing securities account, or acquire any other investment property (as defined in the UCC) unless the Agent has a perfected first priority Lien over such securities account or other investment property pursuant to a Securities Control Agreement or other method acceptable to the Agent.

SECTION 7.2.19 [Intentionally Omitted]

SECTION 7.2.20 Bankruptcy. The Borrowers and the Guarantors shall not seek or consent to, any of the following:

(a) without the prior written consent of the Agent, any modification, stay, vacation or amendment to any Financing Order;

(b) a priority claim or administrative expense or unsecured claim against any Borrower or Guarantor (now existing or hereafter arising of any kind or nature, including any administrative expense of the kind specified in Section 105, 326, 330, 331, 503(a), 503(b), 506(c), 507(b), 546(c), 546(d) or 1114 of the Bankruptcy Code) equal or superior to the priority claim of the Agent and the Lenders in respect of the Obligations, except for the Carve-Out to the extent such lien and Indebtedness are permitted hereunder;

(c) any security interest or lien on any Collateral having a priority equal or superior to the security interest or lien of the Agent other than as permitted hereunder;

(d) any order seeking authority to take any action prior to the effectiveness of a plan of reorganization that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents; or

(e) any plan of reorganization unless all of the Obligations are to be paid in full in cash or other immediately available funds and the arrangements provided for herein terminated pursuant thereto.

SECTION 7.3 Collateral Reporting and Covenants.

SECTION 7.3.1 Collateral Reporting.

(a) The Borrowers shall provide the Agent with the following documents in a form satisfactory to the Agent:

(i) promptly following the Agent’s request, schedules of sales made and cash received;

(ii) on a weekly basis, and, if an Event of Default shall have occurred and be continuing or if Excess Availability is less than $200,000,000, and at all times thereafter, more frequently, as the Agent may request, (A) perpetual inventory (in respect of distribution center inventory) and retail stock ledger reports, (B) summary inventory mix reports by distribution center and by retail stores in the aggregate (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) agings of accounts payable and accrued payables (and including information indicating the amounts owing to Farm Product Sellers and to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral), (D) rent payments and aging of rent payments, (E) inventory shrink reports in form and detail satisfactory to the Agent, (F) reports showing the total exposure and net obligations of each Borrower and Subsidiary under each Rate Protection Agreement, (G) a report of pharmacy sales, receivable collections and receivable credits during such period, (H) an aging of Pharmacy Receivables, (I) reports showing the number of prescriptions filled and average dollar amount of such prescriptions for each of the pharmacies of the Borrowers by store location, (J) a report of pharmacy closings during such period, and (K) a report of all invoices and other requests for payment received, and payments made, during the immediately preceding Fiscal Month with respect to claims of professionals and other fees and amounts entitled to the benefit of the Carve-Out;

(iii) promptly following the Agent’s request, copies of purchase orders, deposit slips and bank statements of any Borrower or any of its Subsidiaries;

(iv) promptly following the end of each Fiscal Month (but in any event within ten (10) Business Days after the end thereof), and, if an Event of Default shall have occurred and be continuing or if Excess Availability is less than $200,000,000, and at all times thereafter, more frequently as the Agent may request, a Borrowing Base certificate, substantially in the form of Exhibit G hereto, or with additional form and detail (including as to Eligible Inventory) as the Agent may require (each a “Borrowing Base Certificate”); provided that if a Borrowing Base Certificate is required to be delivered more frequently than at the end of each Fiscal Month, the Borrowers may use certain information from the most recently delivered Borrowing Base Certificate solely to the extent such information has not been made available any more recently than such most recently delivered Borrowing Base Certificate and is not required to be made so available pursuant to Section 7.3.1(a)(ii) above; and

(v) such other reports as to the Collateral as the Agent shall reasonably request from time to time.

(b) If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorized such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Agent and to follow the Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

(c) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of the Agent or Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by the Agent, the determination of the Agent shall govern. Without limiting the foregoing, the Borrowers shall furnish to the Agent any information which the Agent may request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate.

SECTION 7.3.2 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to the Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) the Borrowers and Guarantors shall continue their current practices for conducting physical counts of Inventory in the distribution centers and the retail stores but shall also conduct such physical counts of such Inventory at any time or times as the Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply the Agent with a report in the form and with such specificity as may be satisfactory to the Agent concerning such physical count; (c) the Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted in the Security Documents, without the prior written consent of the Agent, except for sales or other dispositions of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon the Agent’s request, the Borrowers shall, at their expense, no more than three (3) times in any twelve (12) month period, but at any time or times as the Agent may request on or after an Event of Default or at any time Excess Availability is less than $150,000,000, and in any event at any time at the expense of the Lenders, deliver or cause to be delivered to the Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to the Agent and by an appraiser acceptable to the Agent, addressed to the Agent and Lenders and upon which the Agent and Lenders are expressly permitted to rely; (e) the Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor

Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products (as defined in the UCC) or the proceeds thereof; (g) the Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis upon which the customer has a right to return or obligates any Borrower or Guarantor to repurchase such Inventory (it being acknowledged that this does not include discretionary decisions on the part of the Borrowers and Guarantors to repurchase Inventory); (h) the Borrowers and Guarantors shall maintain current rent payments (within applicable grace periods contained in the leases) at all locations that contain Inventory and (i) the Borrowers and the Guarantors shall provide Agent with a weekly report of new purchases of Inventory consisting of produce, dairy, meat and seafood or other categories or departments of Inventory as designated by the Agent; in the event that Agent determines Inventory turnover or the nature, quality, quantity, gross margin or mix of the Inventory has deteriorated, Agent shall, in its sole discretion, have the right to establish a Reserve.

SECTION 7.3.3 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints the Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (ii) settle, adjust, compromise, extend or renew an Account, (iii) settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances, (iv) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (v) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of proceeds of any Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (vi) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents, (b) at any time an Event of Default exists or Excess Availability is less than $100,000,000 (i) settle, adjust, compromise, extend or renew an Account and (ii) settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances, and (c) at any time (i) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of proceeds of Collateral are sent or received, (ii) endorse such Borrower’s or Guarantor’s name upon any items of payment constituting Collateral or otherwise received by the Agent and any Lender and deposit the same in the Agent’s account for application to the Obligations, (iii) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (iv) clear Inventory the purchase of which was financed with Letters of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, the Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or the Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof. Each Borrower and Guarantor hereby releases Agent, the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as to the Agent or any Lender, for Agent’s or Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 7.3.4 Right to Cure. The Agent (and all persons designated by Agent) may, at its option, upon notice to the Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of the

Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Agent and the Lenders with respect thereto. The Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. The Agent and the Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by the Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

SECTION 7.3.5 Access to Premises/Field Audits. From time to time as requested by the Agent (and all persons designated by the Agent), at the cost and expense of the Borrowers, (a) the Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Winn-Dixie, which right shall be reasonably exercised in a manner such as to minimize disruption to the Borrowers’ business, or at any time and without notice to the Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, and (b) each Borrower and Guarantor shall promptly furnish to the Agent such copies of such books and records or extracts therefrom as the Agent may request, and the Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing, for the realization of Collateral.

SECTION 7.3.6 Pharmacy Scripts Covenants. With respect to the Pharmacy Scripts: (a) each Borrower and Guarantor shall at all times maintain the Pharmacy Scripts in a manner consistent with the requirements of Federal, State and local laws and regulations in all material respects, including all Health Care Laws, which files and records related thereto shall be correct and accurate in all material respects to the best of the Borrower’s and Guarantors’ knowledge; (b) Borrowers and Guarantors shall not remove any Pharmacy Scripts from the locations set forth or permitted herein, without the prior written consent of the Agent, except for transfers of Pharmacy Scripts, (i) in the ordinary course of its business (including at the request of customers with respect to such customer’s own Pharmacy Scripts) and (ii) in connection with the closing or Disposition of any store or stores or the closing of any pharmacy; (c) upon the Agent’s request, Borrowers shall, at their expense, no more than three (3) times in any twelve (12) month period, but at any time or times as the Agent may request on or after an Event of Default or at any time Excess Availability is less than $150,000,000, deliver or cause to be delivered to the Agent written appraisals as to the Pharmacy Scripts in form, scope and methodology reasonably acceptable to the Agent and by an appraiser acceptable to the Agent, addressed to the Agent and Lenders and upon which the Agent and Lenders are expressly permitted to rely; (d) Borrowers and Guarantors shall use, store and maintain the Pharmacy Scripts with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the HIPAA, as amended and all rules, regulations and orders related thereto) in all material respects; (e) there are no limitations or restrictions on the rights of any Borrower or Guarantor to sell, transfer or otherwise assign the Pharmacy Scripts to any third party so long as such third party has the licenses required under applicable state law to operate a pharmacy and sell products subject to a prescription; (f) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use of prescriptions and the maintenance and use of the Pharmacy Scripts; and (g) Borrowers and Guarantors shall keep the Pharmacy Scripts in good and marketable condition.

SECTION 7.3.7 Pharmacy Receivables Covenants.

(a) With respect to the Pharmacy Receivables: (i) each Borrower and Guarantor shall notify the Agent promptly of: (A) any material delay in any Borrower’s performance of any of its material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (B) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any Account Debtor reasonably likely to adversely impact the collectability or enforceability of a Pharmacy Receivable or (C) any event or circumstance which, to the best of any Borrower’s or Guarantor’s knowledge, would cause the Agent to consider any then existing Accounts as no longer constituting Eligible Pharmacy Receivables, (ii) the amounts shown on any invoice delivered to the Agent or schedule thereof delivered to the Agent shall be materially true and complete, (iii) no payments shall be made thereon except payments promptly delivered to the Majority Accounts, (iv) there shall be no material setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to the Agent in accordance with the terms of this Agreement and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(b) No credit, discount, allowance or extension or agreement in excess of $250,000 individually or $1,000,000 in the aggregate for any of the foregoing shall be granted to any Account Debtor without the Agent’s consent, except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with its usual practices and policies and except as disclosed to the Agent in accordance with the provisions of this Agreement. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, the Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.

(c) The Agent shall have the right at any time or times, in the Agent’s name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to any Pharmacy Receivables, by mail, telephone, facsimile transmission or otherwise, except that no disclosure will be made of Protected Health Information (as contemplated by HIPAA) unless the Agent has executed a Business Associate Agreement (as contemplated by HIPAA), it being noted that the Agent executed such a Business Associate Agreement prior to the Closing Date.

SECTION 7.3.8 Real Property and Leasehold Property Covenants. With respect to the Eligible Real Property and Eligible Leasehold Property: (a) on or prior to March 18, 2005, or at such later date as Agent, in its sole discretion, may elect, Winn-Dixie shall, at the expense of the Borrowers, deliver or cause to be delivered to the Agent a final written report of a current appraisal as to the Eligible Leasehold Property in form, scope and methodology acceptable to the Agent and by an appraiser acceptable to the Agent, addressed to the Agent and the Lenders and upon which the Agent and the Lenders are expressly permitted to rely; (b) upon the Agent’s request, each Borrower and Guarantor shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as the Agent may request on or after an Event of Default, deliver or cause to be delivered to the Agent written appraisals as to the Eligible Real Property and Eligible Leasehold Property in form, scope and methodology acceptable to the Agent and by an appraiser acceptable to the Agent, addressed to the Agent and the Lenders and upon which the Agent and the Lenders are expressly permitted to rely; (c) each Borrower and Guarantor shall use the Eligible Real Property and the Eligible Leasehold Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; and (d) each Borrower and Guarantor shall assume all responsibility and liability arising from the use of the Eligible Real Property and the Eligible Leasehold Property.

SECTION 7.4 Majority Accounts.

SECTION 7.4.1 Maintaining Majority Accounts. The Borrowers will, and will cause each of the Subsidiaries to, limit the amount of In Store Cash such that the aggregate amount of such cash is not, by the close of business on any day prior to the first anniversary of the Closing Date, in excess of $30,000,000 and on any day on or after the first anniversary of the Closing Date, in excess of $25,000,000. By the close of business on each day, the Borrowers will, and will cause their U.S. Subsidiaries (other than the Insurance Captive) to, sweep substantially all the cash of the Borrowers and their U.S. Subsidiaries (other than the Insurance Captive) into accounts maintained with the Agent, in accordance with past practices.

SECTION 7.4.2 Disposition of Funds. If an Event of Default shall have occurred and be continuing or if Excess Availability is less than $200,000,000, and at all times thereafter, Agent, in its discretion, shall have the right to at any time and without notice to or consent from any Borrower or Guarantor, direct that any amounts in Majority Accounts or any assets in securities accounts (as defined in the UCC) in each case, of any Borrower or Guarantor, be applied to the payment of any Obligations.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

SECTION 8.1.1 Non-Payment of Obligations. Any Borrower shall default in the payment or prepayment when due of

(a) any principal of any Loan, any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.4; or

(b) any interest on any Loan, any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three days after such amount was due.

SECTION 8.1.2 Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. Any Borrower shall default in the due performance or observance of any of its obligations under Section 6.24, Section 6.25, Section 7.1.1, Section 7.1.7, Section 7.2, Section 7.3 or Section 7.4 or any Obligor shall default in the due performance or observance of its obligations under (a) Article 4 of the Guarantee Agreement (to the extent such Article incorporates Section 7.1.1, Section 7.1.7, Section 7.2, Section 7.3, Section 7.4 or Section 8.1.10 of this Agreement), (b) Section 4.1.5 of the Security Agreement, (c) the first sentence of Section 4.1 of a Pledge Agreement or (d) Article I of a Mortgage.

SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Administrative Borrower by the Agent or any Lender.

SECTION 8.1.5 Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1 or Indebtedness arising prior to the commencement of the Chapter 11 Cases and for which payments are not required to be made during the Chapter 11 Cases) of any Borrower or any of their Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION 8.1.6 Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $10,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Borrower or any of its Subsidiaries or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a) the institution of any steps by Winn-Dixie, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, Winn-Dixie or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

SECTION 8.1.8 Change in Control. Any Change in Control shall occur.

SECTION 8.1.9 Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION 8.1.10 Bankruptcy, Insolvency, etc. The occurrence of any of the following:

(a) any Financing Order shall be revoked, remanded, vacated, reversed, stayed, rescinded or, without the consent of the Agent, modified or amended on appeal or by any Bankruptcy Judge or District Court Judge or the Final Financing Order shall not be entered within fifty-five (55) days following the entry of the initial Interim Financing Order;

(b) the conversion of any of the Chapter 11 Cases to a Chapter 7 case under the Bankruptcy Code;

(c) dismissal of any of the Chapter 11 Cases or any subsequent Chapter 7 case of any Borrower or Guarantor, either voluntarily or involuntarily;

(d) any failure by any Borrower or Guarantor to observe or perform any of the material terms or conditions of any material order or approved stipulation entered by the Bankruptcy Court in the Chapter 11 Cases;

(e) the granting of a lien on or other interest in any property of any Borrower or Guarantor, or administrative expense claim, by any Bankruptcy Court or District Court Judge which is superior to or ranks in parity with the lien on the Collateral of the Agent granted in this Agreement, the Security Documents, the other Loan Documents or the Financing Orders other than the Carve-Out to the extent permitted hereunder;

(f) any plan of reorganization which does not contemplate the payment in full in immediately available funds of all Obligations on the date of the effectiveness of such plan is confirmed without the consent of the Agent and the Lenders;

(g) any administrative expense claim is allowed in the Chapter 11 Cases having priority over or ranking in parity with the Obligations, other than the Carve-Out (to the extent that the security interests of the Agent may be subordinate to the payment of the Carve-Out under the terms of any Financing Order); or

(h) a trustee or an examiner with expanded powers relating to the operations of the business of the Borrowers and the Guarantors is appointed in the Chapter 11 Cases pursuant to Section 1104 of the Bankruptcy Code or other applicable law.

SECTION 8.1.11 [Intentionally Omitted]

SECTION 8.1.12 Material Adverse Effect. Any Material Adverse Effect shall occur as determined by the Agent and the Required Lenders in good faith.

SECTION 8.1.13 Suspension under Credit Card Agreement, etc.

(a) Any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise holds as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $40,000,000; or

(b) any Credit Card Issuer or Credit Card Processor shall send written notice to any Borrower that it is ceasing to make or suspending payments to any Borrower of amounts due or to become due to any Borrower or shall cease or suspend such payments, or shall send written notice to any Borrower that it is terminating its arrangements with any Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within forty-five (45) days after the date of any such notice.

SECTION 8.2 Actions Related to Bankruptcy. If any Event of Default described in Section 8.1.10 with respect to any Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically and immediately terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations but excluding Hedging Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1.10 with respect to any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Administrative Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations but excluding Hedging Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION 8.4 Application of Proceeds. Any moneys received or collected from any Borrower or Subsidiary Guarantor after the occurrence of an Event of Default (including the monetary proceeds of collections or of realization upon any Collateral, except as to the proceeds of Collateral subject to the payment of the Carve-Out to the extent required under the Financing Orders) shall be applied as follows:

First, to pay any costs and expenses or other liabilities of any kind incurred by the Agent in connection with any actions relating to any Collateral (including without limitation, audit and monitoring expenses and any expenses and liabilities in connection with foreclosing upon any Collateral) or the enforcement of any Loan Document,

Second, to pay any other fees, indemnities or expense reimbursements then due to the Agent from any Borrower or Subsidiary Guarantor,

Third, ratably, to pay all accrued (a) interest in respect of any Loans (and including any Special Agent Advances), (b) Subfacility Letter of Credit Fees, (c) Standby Letter of Credit Fees and (d) Unused Line Fees,

Fourth, to pay or prepay principal in respect of Special Agent Advances and Loans made pursuant to (and to Cash Collateralize all Letters of Credit issued pursuant to) Section 10.20,

Fifth, ratably, to (a) pay principal due in respect of the Loans (other than Loans based on the Supplemental Junior Availability in accordance with Section 3.4 hereof), (b) pay Obligations outstanding under Rate Protection Agreements, (c) pay any reimbursement amounts outstanding with respect to, and Cash Collateralize all other obligations (including contingent obligations) in respect of, Subfacility Letters of Credit and (d) pay any reimbursement amounts outstanding with respect to, and Cash Collateralize all other obligations (including contingent obligations) in respect of, Standby Letters of Credit,

Sixth, to pay principal due in respect of the Loans based on the Supplemental Junior Availability in accordance with Section 3.4 hereof; and

Seventh, to pay or prepay any other Obligations whether or not then due, in such order and manner as the Agent determines.

ARTICLE IX

THE AGENT

SECTION 9.1 Actions. Each Lender hereby appoints Wachovia Bank as its administrative agent and as its collateral monitoring agent under and for purposes of each Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent and the Arranger, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent, or the Arranger, as the case may be, or in any way relating to or arising out of any Loan Document (including attorneys’ fees and expenditures to protect or preserve any collateral), and as to which the Agent or the Arranger, as the case may be, is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which (a) in the case of liabilities, obligations, losses, damages, claims, costs or expenses claimed by the Agent, are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent’s gross negligence or willful misconduct, and (b) in the case of liabilities, obligations, losses, damages, claims, costs or expenses claimed by the Arranger are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Arranger’s gross negligence or willful misconduct. The Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent’s determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2 Funding Reliance, etc. Unless the Agent shall have been notified in writing by any Lender by 3:00 p.m. (New York time) on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to any Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and such Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to such Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of a Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION 9.3 Exculpation. None of the Agent or the Arranger or any of their respective directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which Agent believes to be genuine and to have been presented by a proper Person. The Agent may discharge its responsibilities and actions hereunder and under the Loan Documents through affiliates and/or sub-agents selected by them.

SECTION 9.4 Successor. Agent may resign as such at any time upon at least 30 days’ prior notice to the Administrative Borrower and all Lenders. If the Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent, which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if, such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5 Loans by Wachovia Bank. Wachovia Bank shall have the same rights and powers with respect to (a) the Credit Extensions made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Agent. Wachovia Bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if Wachovia Bank were not the Agent hereunder or the Swing Line Lender hereunder.

SECTION 9.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrowers, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION 9.7 Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request given to the Agent by a Borrower pursuant to the terms of the Loan Documents for distribution to the Lenders (unless concurrently delivered to the Lenders by the Borrower). Agent will distribute to each Lender each document or instrument received by Agent for the account of such Lender and copies of all other communications received by Agent from a Borrower for distribution to the Lenders by Agent to the extent required to be so distributed in accordance with the terms of the Loan Documents.

SECTION 9.8 Reliance by Agents. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by the Loan Documents, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of either Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and Winn-Dixie to the contrary, Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION 9.9 Defaults. Neither Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless Agent has received a written notice from a Lender or Winn-Dixie specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

SECTION 9.10 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.11 Field Audit, Examination Reports and other Information. By signing this Agreement, each Lender:

(a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the

Borrowing Base prepared or received by the Agent (each field audit or examination report and report with respect to the borrowing base being referred to herein as a “Report” and collectively, “Reports”), appraisal and financial statements;

(b) expressly agrees and acknowledges that the Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Borrowers and Guarantors and will rely significantly upon the Borrowers’ and Guarantors’ books and records, as well as on representations of the Borrowers’ and Guarantors’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with customary banking practices, and not to distribute or use any Report in any other manner.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Waivers, Amendments, etc. The provisions of each Loan Document (not including, for any purposes of this Section 10.1, the Fee Letter or any Rate Protection Agreement, each of which shall be governed by the terms thereof) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

(a) modify this Section without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender directly affected thereby (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c) reduce the principal amount of or rate of interest on any Lender’s Loan or Reimbursement Obligation owing to it, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender directly affected thereby;

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by a specific percentage of Lenders (whether it be Required Lenders or all Lenders) without the consent of all Lenders;

(e) (i) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit, (ii) extend the Stated Expiry Date of any Subfacility Letter of Credit beyond the Commitment Termination Date without compliance with all requirements of the proviso to Section 2.1.2(a), without the consent of all of the Lenders deemed to participate in such Letter of Credit or (iii) extend the Stated Expiry Date of any Standby Letter of Credit beyond the Commitment Termination Date without compliance with all requirements of the proviso to Section 2.1.3(a), without the consent of all of the Lenders deemed to participate in such Letter of Credit;

(f) except as otherwise expressly provided in a Loan Document, (i) release the Borrowers from all of their Obligations under the Loan Documents, (ii) release parties from the Guarantee Agreement comprising all or substantially all of the value represented by the Guarantee Agreement or all or substantially all of the Collateral from the Liens under the Loan Documents, or all or substantially all of the Borrowing Base Assets (except as permitted in accordance with Section 7.2.11), or (iii) increase the five (5%) percent of the Borrowing Base cap on Special Agent Advances contained in Section 2.1.1 or Section 10.20, in each case, with respect to each of subclauses(i), (ii) and (iii), without the consent of all Lenders;

(g) (i) increase the advance percentage rates constituting part of the Borrowing Base, (ii) increase the Revolving Loan Commitment Amount or the Standby Letter of Credit Commitment Amount or (iii) decrease the amount of Excess Availability required under Section 7.2.4(a) below $75,000,000 (it being understood and agreed by the Lenders that notwithstanding anything to the contrary contained herein, the Agent, in its sole discretion, with the consent of Required Lenders, shall have the right to decrease the amount of Excess Availability required under Section 7.2.4(a) to $75,000,000), or (iv) increase the advance percentage rates constituting part of the Borrowing Base, in each case with respect to each of subclauses(i), (ii), (iii) and (iv) of this Section 10.1(g), without the consent of all Lenders;

(h) affect adversely the interests, rights or obligations of the Agent (in its capacity as the Agent) or the Issuer (in its capacity as Issuer), unless consented to by the Agent or the Issuer, as the case may be; or

(i) change the relative priority as set forth in Section 8.4,

in each case, without the consent of all Lenders.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. All rights and remedies provided for in this Agreement are cumulative, and not exclusive of rights and remedies provided by law. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2 Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to a Borrower or the Agent, at its address or facsimile number set forth below its signature in this Agreement, and if to a Lender or Issuer to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

SECTION 10.3 Payment of Costs and Expenses. The Borrowers jointly and severally agree to pay on demand all reasonable expenses of the Agent and the Arranger (including the fees, out-of-pocket expenses and other charges of Otterbourg, Steindler, Houston & Rosen, P.C. and of local counsel, if any, who may be retained by or on behalf of the Agent and the Arranger) together with such advance funds as may from time to time be requested, without duplication of any amounts paid under the Fee Letter, in connection with

(a) the negotiation, preparation, execution, delivery and ongoing administration (including analyzing and/or providing legal advice) of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby or thereby are consummated;

(b) the filing, recording, refiling and rerecording of any Loan Document and/or any Filing Statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed, recorded, refiled or rerecorded by the terms of any Loan Document;

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document;

(d) out-of-pocket appraisal fees and field examination expenses, plus a per diem field examination charge at the Agent’s then standard rate for the Agent’s examiners in the field and office (plus travel, hotel and other out-of-pocket expenses); and

(e) the syndication of the Loans.

The Borrowers further jointly and severally agree to pay, and to save each Secured Party and the Arranger harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrowers also jointly and severally agree to reimburse each Secured Party and the Arranger upon demand for all their reasonable out-of-pocket expenses (including their reasonable attorneys’ fees and legal expenses of counsel to each of them) in connection with (x) the negotiation of any restructuring or “work-out” with the Borrowers, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4 Indemnification. In consideration of the execution and delivery of this Agreement and the financing arrangements contemplated hereunder, each of the Borrowers hereby jointly and severally indemnifies, exonerates and holds each Secured Party, the Arranger, Agent and each of their respective officers, directors, employees, trustees, investment advisors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith or in connection with the preparation of a defense in relation thereto, as the case may be (irrespective of whether any such action for which indemnification hereunder is sought is brought by any Borrower, the equityholders or creditors of any Borrower or by an Indemnified Party or whether an Indemnified Party is otherwise a party to such action), including reasonable attorneys’ fees, disbursements and other charges, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the transactions contemplated herein;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrowers as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

(c) any investigation, litigation or proceeding or preparation of a defense in connection therewith related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d) any investigation, litigation or proceeding or preparation of a defense in connection therewith related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any Real Property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(f) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 10.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION 10.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION 10.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrowers, the Agent, the Arranger and each Lender (or notice thereof satisfactory to the Agent), shall have been received by the Agent and all of the conditions set forth in Section 5.1 have been fulfilled to the satisfaction of the Agent.

SECTION 10.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) BUT EXCLUDING ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK AND THE BANKRUPTCY CODE. EACH STANDBY LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE LAWS OF THE STATE OF NEW YORK. EACH IMPORT LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (UCP500—INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 500 (THE “UCP RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE UCP RULES, THE LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not assign or transfer their rights or obligations hereunder without the consent of all Lenders.

SECTION 10.11 Sale and Transfer of Credit Extensions; Participations in Credit Extensions Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with this the terms set forth below.

SECTION 10.11.1 Assignments. Any Lender (such Lender, the “Assignor Lender”), pursuant to a Lender Assignment Agreement,

(a) subject to clause (b) of this Section 10.11.1, with the consent of the Winn-Dixie and the Agent (which consents shall not be unreasonably delayed or withheld and, which consent, in the case of Winn-Dixie, shall not be required during the continuation of a Default or for any assignment to one or more Eligible Assignees; provided, however, that the Agent in any event may withhold such consent in its sole discretion to an assignment to a Person not satisfying the credit ratings set forth in clause (f)) may at any time assign and delegate to one or more Eligible Assignees and other Persons; and

(b) upon notice to Winn-Dixie and the Agent, upon the Agent’s acknowledgment on a Lender Assignment Agreement, may assign and delegate to any of its Affiliates, any Related Fund or to any other Lender;

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Assignor Lender’s Loans, Subfacility Letter of Credit Outstandings, Standby Letter of Credit Outstandings and Commitments in a minimum aggregate amount of $5,000,000 (or, if less, the entire remaining amount of such Assignor Lender’s Loans, Subfacility Letter of Credit Outstandings, Standby Letter of Credit Outstandings and Commitments), such minimum amount not to be applicable in the case of an assignment by such Assignor Lender to another Lender, any Related Fund or its Affiliates. Each Obligor and the Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned and delegated to an Assignee Lender until

(c) notice of such assignment and delegation, together with (i) payment instructions, (ii) the Internal Revenue Service forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, and (iii) addresses and related information with respect to such Assignee Lender, shall have been delivered to Winn-Dixie and the Agent by such Assignor Lender and such Assignee Lender;

(d) such Assignee Lender shall have executed and delivered to the Administrative Borrower and the Agent a Lender Assignment Agreement, accepted by the Agent; and

(e) the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Lender Assignment Agreement and such assignment is registered with Register pursuant to clause (b) of Section 2.7, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received and accepted an executed Lender Assignment Agreement (and if requested by the Assignee Lender), but subject to clause (c), each Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder (and if requested by such Lender), a replacement Note in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Note. The Assignor Lender shall mark each predecessor Note “exchanged” and deliver each of them to the applicable Borrower. Accrued interest on the assigned Loans and Commitments, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on the retained Loans and Commitments shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Such Assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Agent upon delivery of any Lender Assignment Agreement; provided that no such processing fee shall be required in connection with any such assignment and delegation (i) by a Lender to its Affiliate or to a Related Fund, (ii) by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee) or (iii) if the non-payment of the processing fee is otherwise consented to in writing by the Agent. Notwithstanding any other term of this Section, the agreement of Wachovia Bank to provide the Swing Line Loan Commitment shall not impair or otherwise restrict in any manner the ability of Wachovia Bank to make any assignment of its Loans or Commitments, it being understood and agreed that Wachovia Bank may terminate its Swing Line Loan Commitment, either in whole or in part, in connection with the making of any assignment. Any attempted assignment and delegation not made in accordance with this Section shall be null and void. Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of any Borrower or the Agent) pledge its Loans (a) to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (b) in the case of any Lender which is a fund that invests in loans, to any trustee or any other representative of holders of obligations owed or securities issued by such Lender as security for such obligations or securities; provided that no such pledge or assignment shall (x) release any Lender from any of its obligations hereunder or (y) substitute any such pledgee or assignee for such Lender as a party hereto.

(f) In the event that S&P or Moody’s, shall, after the date that any Person becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB- or Baa3, respectively, or the equivalent, then Winn-Dixie, the Swing Line Lender and each Issuer shall each have the right, but not the obligation, upon notice to such Lender and the Agent, to replace such Lender with a financial institution (a “Substitute Lender”) acceptable to Winn-Dixie and the Agent (such consents not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Substitute Lender is an existing Lender), and upon any such downgrading of any Lender’s long-term certificate of deposit rating, each such Lender hereby agrees to transfer and assign (in accordance with Section 10.11.1) all of its Commitments and other rights and obligations under the Loan Documents (including Reimbursement Obligations) to such Substitute Lender; provided, however, that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Substitute Lender shall be in the amount of such Lender’s Loans and its Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2, 4.3, 4.5 and 4.6, which shall be paid by the Borrowers), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.

SECTION 10.11.2 Participations. Any Lender may, without the consent of or notice to any Borrower or the Agent, sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

(a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations under any Loan Document;

(b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

(c) each Obligor and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under each Loan Document;

(d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (a), (b), (c) or (f) of Section 10.1 with respect to Obligations participated in by such Participant;

(e) no Borrower shall be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold;

(f) such Lender shall, as agent of the Borrowers solely for the purpose of this Section, record in book entries maintained by such Lender the name of its Participants and the amount such Participants are entitled to receive in respect of any participating interests sold pursuant to this Section; and

(g) each participation permitted pursuant to this Section shall be in a minimum aggregate amount of $5,000,000 (or, if less, the entire remaining amount of such Lender’s Loans, Subfacility Letter of Credit Outstandings, Standby Letter of Credit Outstandings and Commitments).

Each Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.1, 10.3 and 10.4, shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrowers for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall (x) as agent for the Borrowers solely for purposes of this Section 10.11.2, record in book entries maintained by such Lender, the name and amount of the participating interest of each Participant entitled to receive payments in respect of such participating interest, and (y) indemnify and hold harmless the Borrowers and the Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by any Borrower or the Agent as a result of the failure of any Borrower or the Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to any Borrower, the Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

SECTION 10.12 Other Transactions. Nothing contained herein shall preclude the Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with any Borrower or any of its Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.13 Certain Collateral and Other Matters; Rate Protection Agreements. The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any collateral security or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the collateral security granted pursuant to the Loan Documents.

(a) The Lenders irrevocably authorize the Agent to release any security interest or

Lien granted to or held by the Agent upon any real or personal collateral and satisfy of record any Mortgage and to terminate any Collateral Access Agreement, Processor Letter or Direction Letter (in which case the Lenders hereby authorize the Agent to execute, and the Agent agrees, if requested by the Borrowers in writing and at the Borrowers’ sole joint and several expense, to execute, reasonable releases, notices or terminations (including UCC-3 termination statements and satisfaction of the Mortgages, as may be applicable) in connection with this Agreement) (i) on the Termination Date; (ii) constituting real and personal property sold or to be sold or disposed of as part of or in connection with any Disposition (including any Permitted Disposition or a Permitted Sale and Leaseback Transaction) made in compliance with the terms of this Agreement; (iii) constituting property in which a Borrower or any Subsidiary of a Borrower owned no interest at the time the security interest and/or Lien was granted or at any time thereafter; (iv) constituting property leased to a Borrower or any Subsidiary of a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; (vi) if approved, authorized or ratified in writing by the Required Lenders or, if required by Section 10.1, each Lender; or (vii) in accordance with any restructuring plan approved by the Agent, the Required Lenders and the Bankruptcy Court. Upon request by the Agent at any time, each Lender will confirm in writing the Agent’s authority to release particular types or items of collateral pursuant to this Section 10.13.

(b) The Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to the Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner they may deem appropriate, in their discretion, given the Agent’s own interest in the Collateral as Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender.

(c) Each Lender which enters into arrangements with a Borrower in respect of Rate Protection Agreements hereby agrees to supply the Agent in writing on each Quarterly Payment Date with the amount of any termination obligations of such Borrower thereunder and any net payments owing by such Borrower thereunder.

SECTION 10.14 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS, ANY ISSUER OR ANY BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE BANKRUPTCY COURT (AND IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION OVER ANY MATTER OR IF IT HAS JURISDICTION BUT DOES NOT EXERCISE SUCH JURISDICTION FOR ANY REASON, THEN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK); PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION,

IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 10.15 Waiver of Jury Trial. AGENT, EACH LENDER, EACH ISSUER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF AGENT, SUCH LENDER, SUCH ISSUER OR ANY BORROWER IN CONNECTION THEREWITH. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS. EACH BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEMS (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, UNITED STATES, AS ITS AGENT TO RECEIVE, ON SUCH BORROWER’S BEHALF AND ON BEHALF OF SUCH BORROWER PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO EACH BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.

SECTION 10.16 Effect of this Agreement. Any reference in any other Loan Document to the “Credit Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to this Agreement shall mean and refer to this Agreement. Any reference in any other Loan Document to the “Obligations” or any similar term including or referencing obligations under this Agreement shall include and reference the Obligations as defined in this Agreement. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement shall govern.

SECTION 10.17 Appointment of the Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from the Agent or any Lender in the name or on behalf of such Borrower. The Agent and Lenders may disburse the Loans to such bank account of the Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor. Notwithstanding anything to the contrary contained herein, the Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) The Administrative Borrower hereby accepts the appointment by the other Borrowers to act as the agent of the Borrowers pursuant to this Section 10.17. The Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of, or the issuance of any Letters of Credit for a Borrower or Subsidiary Guarantor hereunder, shall be paid to or for the account of such Borrower or Subsidiary Guarantor.

(c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to receive statements on account and all other notices from the Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by the Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e) No purported termination of the appointment of the Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to the Agent.

SECTION 10.18 Waiver of Counterclaims, etc.. Each Borrower and Guarantor waives (a) all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto and (b) any rights to punitive or consequential damages.

SECTION 10.19 Patriot Act Notice, etc. Each Lender and the Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. The Borrowers will, and will cause each of their Subsidiaries to, provide, to the extent commercially reasonable or required by applicable law or regulation, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 10.20 Additional Loans. The Agent and the Issuer shall not make any Loans or issue any Letters of Credit on behalf of the Lenders intentionally and with actual knowledge that such Loans or

Letters of Credit would cause the aggregate outstanding principal amount of the Loans and Total Letter of Credit Outstandings to exceed the Borrowing Base, without the prior consent of all Lenders, except that, the Agent may make such additional Loans or the Issuer may issue such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letters of Credit will cause the aggregate outstanding principal amount of the Loans and Total Letter of Credit Outstandings to exceed the Borrowing Base, as the Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letters of Credit which the Agent or the Issuer may make or provide after obtaining such actual knowledge that the aggregate outstanding principal amount of the Loans and Total Letter of Credit Outstandings equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 2.1.1 hereof then outstanding, shall not exceed the aggregate amount equal to five (5%) percent of the Borrowing Base and shall not cause the aggregate outstanding principal amount of the Loans and Total Letter of Credit Outstandings to exceed the Total Commitment Amount, (b) the aggregate outstanding principal amount of the Loans made and Subfacility Letters of Credit issued in reliance upon this Section 10.20 may make or provide plus the aggregate principal amount of Revolving Loans, Swing Line Loans and Subfacility Letter of Credit Outstandings outstanding with respect to all the Borrowers at any one time shall not exceed the Revolving Loan Commitment Amount and (c) no such additional Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay the Agent the amount of its Percentage of any such additional Loans or Letters of Credit.

SECTION 10.21 Effect of Financing Orders.

(a) The liens and security interests referred to in this Agreement, any Security Document and any other Loan Documents with respect to the Borrowers and Guarantors shall be deemed valid and perfected by entry of the Initial Financing Order.

(b) The liens, security interests, lien priorities, administrative priorities and other rights and remedies granted to Agent, for itself and the benefit of the Lenders, pursuant to this Agreement, the Security Documents, the other Loan Documents and the Financing Orders (specifically including but not limited to the existence, perfection and priority of the liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrowers or Guarantors (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Cases, or by any other act or omission whatever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i) except (A) for the amounts included in the Carve-Out, including amounts payable to professional persons and costs of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto to the extent of the Carve-Out, and (B) valid, perfected and nonavoidable liens in existence at the commencement of the Chapter 11 Cases or valid liens in existence at the time of such commencement that are permitted to be perfected subsequent to such commencement pursuant to Section 546(b) of the Bankruptcy Code;

(ii) the liens and security interests in favor of the Agent, for itself and the benefit of the Lenders, set forth herein, in the Security Documents and in the other Loan Documents, shall constitute valid and perfected first priority liens and security interests and shall be prior to all other liens and interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatever (other than liens, security interests and encumbrances permitted hereunder to the extent that such liens, security interests and encumbrances have priority under applicable law and other than the Carve-Out), and

(iii) the security interests and liens upon the Collateral in favor of the Agent as set forth in this Agreement, the Security Documents and in the other Loan Documents shall constitute valid and perfected first priority security interests, without the necessity that the Agent file financing statements or otherwise perfect its liens and security interests in the Collateral under applicable nonbankruptcy law.

(c) The security interests of the Agent hereunder and under the Security Documents and the other Loan Documents shall be subordinate to the payment of the following: (i) (x) allowed and unpaid fees pursuant to Section 1930 of Title 28 of the United States Code and to the Clerk of the Bankruptcy Court and any fees payable to the Office of the United States Trustee, and (y) the allowed reasonable fees and expenses of any Chapter 7 Trustee appointed for any Borrower’s or Guarantor’s Chapter 7 case; provided, that such allowed fees and expenses shall not exceed $50,000 in the aggregate for purposes of constituting a part of the Carve Out, and (ii) allowed and unpaid claims of professionals whose retention is approved by the Bankruptcy Court during the Chapter 11 Cases pursuant to Sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses that are approved by order of the Bankruptcy Court pursuant to Sections 326, 328, 330, or 331 of the Bankruptcy Code after a Default Point in the aggregate amount not to exceed $12,000,000, and the Pre-Petition Lender Carve Out (such amounts under clauses (i) and (ii) of this Section 10.21(c) being the “Carve-Out); provided, that, (A) the Carve-Out shall not include, apply to, or be available for any fees or expenses incurred by any party, including any Borrower or Guarantor, any committee or any professional, in connection with (1) the initiation or prosecution of any claims or defenses against the Agent or any Lender, or preventing, hindering, or delaying the assertion of enforcement of any lien, claim, right or security interest or realization upon any Collateral by the Agent or any Lender, (2) a request to use cash collateral (as such term is defined in Section 363 of the Bankruptcy Code) without the prior written consent of the Agent and the Lenders, (3) a request, without the prior written consent of the Agent and the Lenders, for authorization to obtain debtor-in-possession financing or other financial accommodations pursuant to Section 364(c) or (d) of the Bankruptcy Code that does not indefeasibly repay in full in cash the Obligations on terms and conditions acceptable to the Agent and the Lenders, or (4) any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the Agent and the Lenders as set forth herein, in the other Loan Documents and in the Financing Orders, or which results in the occurrence of an Event of Default, (B) so long as no Event of Default shall exist or have occurred and be continuing, the Borrowers and the Guarantors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. Section 330 and 11 U.S.C. Section 331, as the same may be due and payable and any payments made to any professionals in respect of Allowed Professional Fees (as defined in the Financing Orders) at any time prior to the occurrence of Default Point shall not reduce the amount of the Carve-Out, and (C) in the event of any inconsistency in the definition of Carve-Out between the provisions of this Agreement and any Financing Order, such Financing Order shall govern. The foregoing shall not be construed as a consent to the allowance of any fees and expenses referred to above and shall not affect the right of the Agent and the Lenders to object to the allowance and payment of such amounts.

SECTION 10.22 Confidentiality.

(a) Agent, each Lender and Issuer shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower or Guarantor pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower or Guarantor to Agent, such Lender or Issuer, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants in connection with any litigation to which Agent, such Lender or Issuer is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuer or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuer or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 10.22, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuer.

(b) In the event that Agent, any Lender or Issuer receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuer, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuer determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuer, Agent or such Lender or Issuer will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuer’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuer determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuer.

(c) In no event shall this Section 10.22 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuer on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent, any Lender or Issuer to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuer or prevent Agent, a Lender or Issuer from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Lenders and Issuer under this Section 10.22 shall supersede and replace the obligations of Agent, Lenders and Issuer under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender. In addition, Agent and Lenders may disclose information relating to the this Agreement and the transactions hereunder to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS:

WINN-DIXIE STORES, INC., Debtor and Debtor-in-Possession, as the Administrative Borrower and a Borrower

By:	/s/ Bennett Nussbaum
Title:	Senior Vice President and Chief Financial Officer

Address:	5050 Edgewood Court
Jacksonville, Florida 32254-3699
Attention:	Bennett L. Nussbaum
Facsimile No.:	(904) 783-5059
Attention:	Laurence B. Appel
Facsimile No.:	(904) 783-5651

WINN-DIXIE SUPERMARKETS, INC., Debtor and Debtor-in-Possession, as a Borrower

By:	/s/ Bennett Nussbaum
Title:	Vice President and Treasurer

Address:	5050 Edgewood Court
Jacksonville, Florida 32254-3699
Attention:	Bennett L. Nussbaum
Facsimile No.:	(904) 783-5059
Attention:	Laurence B. Appel
Facsimile No.:	(904) 783-5651

WINN-DIXIE MONTGOMERY, INC., Debtor and Debtor-in-Possession, as a Borrower

By:	/s/ Bennett Nussbaum
Title:	Vice President

Address:	5050 Edgewood Court
Jacksonville, Florida 32254-3699
Attention:	Bennett L. Nussbaum
Facsimile No.:	(904) 783-5059
Attention:	Laurence B. Appel
Facsimile No.:	(904) 783-5651

WINN-DIXIE PROCUREMENT, INC., Debtor and Debtor-in-Possession, as a Borrower

By:	/s/ Bennett Nussbaum
Title:	Vice President

Address:	5050 Edgewood Court
Jacksonville, Florida 32254-3699
Attention:	Bennett L. Nussbaum
Facsimile No.:	(904) 783-5059
Attention:	Laurence B. Appel
Facsimile No.:	(904) 783-5651

WINN-DIXIE RALEIGH, INC., Debtor and Debtor-in-Possession, as a Borrower

By:	/s/ Bennett Nussbaum
Title:	Vice President

Address:	5050 Edgewood Court
Jacksonville, Florida 32254-3699
Attention:	Bennett L. Nussbaum
Facsimile No.:	(904) 783-5059
Attention:	Laurence B. Appel
Facsimile No.:	(904) 783-5651

DIXIE STORES, INC., Debtor and Debtor-in-Possession, as a Borrower

By:	/s/ Bennett Nussbaum
Title:	Vice President and Co-Treasurer

Address:	5050 Edgewood Court
Jacksonville, Florida 32254-3699
Attention:	Bennett L. Nussbaum
Facsimile No.:	(904) 783-5059
Attention:	Laurence B. Appel
Facsimile No.:	(904) 783-5651

AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Administrative Agent, the Collateral Monitoring Agent, the Issuer, a Lender and the Swing Line Lender

By:	/s/ Darryl Kuriger
Title:	1st Vice President

Address:	110 East Broward Boulevard
Fort Lauderdale, Florida 33301
Facsimile No.:	(954) 467-5520
Attention:	Kerry Maxwell

WACHOVIA CAPITAL MARKETS, LLC, as the Sole Lead Arranger and Sole Bookrunner

By:	/s/ Kimberly A. Quinn
Title:	Managing Director

Address:	One Wachovia Bank Center
301 South College Street, DC-5
Charlotte, North Carolina 28288
Facsimile No:	(704) 383-7611
Attention:	Kim Quinn